Filed Pursuant to Rule 424(b)(5)
Registration No. 333-165558

PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 24, 2010)

10,500,000 Shares

Common Stock
$6.25 per share

We are selling 10,500,000 shares of our common stock.

We have granted the underwriters an option to purchase up to 1,575,000 additional shares to cover over-allotments.

Our common stock is listed on the New York Stock Exchange under the symbol “FSS.” The last reported sale price of our common stock on the New York Stock Exchange on May 6, 2010 was $6.46 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$6.25	$65,625,000
Underwriting Discount	$0.3125	$3,281,250
Proceeds to Federal Signal (before expenses)	$5.9375	$62,343,750

The underwriters expect to deliver the shares to purchasers on or about May 12, 2010 through the book-entry facilities of The Depository Trust Company.

Sole Book-Running Manager
Citi

Co-Managers
BMO Capital Markets
Credit Suisse
HSBC
Loop Capital Markets, LLC

May 7, 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the common stock we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

Unless the context requires otherwise, the terms “Federal Signal,” “Company,” “we,” “our” and “us” refer to Federal Signal Corporation and its consolidated subsidiaries.

MARKET AND INDUSTRY DATA

The market share, ranking and other data contained in this prospectus supplement are based either on management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, such data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data and the voluntary nature of reporting such data. In addition, in some cases we have not verified the assumptions underlying such data. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable

S-ii

SUMMARY

This summary highlights selected information about us and this offering of our shares of common stock. It may not contain all the information that may be important to you in deciding whether to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section and the financial data and related notes included elsewhere in this prospectus supplement, together with the information incorporated by reference, before making an investment decision.

Overview

Federal Signal is a leading global manufacturer and supplier of (i) safety, security and communication equipment, (ii) street sweepers and other environmental vehicles and equipment and (iii) vehicle-mounted, aerial platforms for fire fighting, rescue, electric utility and industrial uses. We also are a designer and supplier of technology-based products and services for the public safety and Intelligent Transportation Systems markets. In addition, we sell parts and tooling and provide service and repair, equipment rentals and training as part of a comprehensive offering to our customer base. We operate 19 manufacturing facilities in 7 countries and provide our products and integrated solutions to municipal, governmental, industrial and commercial customers throughout the world.

We have historically operated our business in three operating segments: Safety and Security Systems, Environmental Solutions and Fire Rescue.

•	Our Safety and Security Systems Group is a leading manufacturer and supplier of comprehensive systems and products that law enforcement, fire rescue, emergency medical services, campuses, military facilities and industrial sites use to protect people and property. Our key products include light bars, sirens, mass alert warning systems and industrial safety products. In 2009, this group had net sales of $293 million.

•	Our Environmental Solutions Group is a leading manufacturer and supplier of a full range of street sweeper and vacuum loader vehicles and high-performance water blasting equipment for municipal and industrial customers. We also manufacture products for the newer markets of hydro-excavation, glycol recovery and surface cleaning for utility and industrial customers. In 2009, this group had net sales of $300 million.

•	Our Fire Rescue Group is a leading manufacturer and supplier of sophisticated, vehicle-mounted, aerial platforms for fire fighting, rescue, electric utility and industrial uses. In 2009, this group had net sales of $160 million.

Recent Developments

In March 2010, we acquired Sirit Inc., which designs, develops and manufactures radio frequency identification device technology for applications such as tolling, electronic vehicle registration, parking and access control, cashless payments, supply chain management and asset tracking solutions. Also in March 2010, we acquired VESystems LLC, which designs, develops and deploys advanced software applications and customer management systems and services for the electronic toll collection and port industries. We reported each of these acquisitions in the Other segment for the first quarter of 2010.

During the second quarter of 2010, we expect to form Federal Signal Technologies Group (FSTech), a new operating segment that will focus on automated solutions for the Intelligent Transportation Systems and public safety markets and other applications that will leverage our technologies and process and service expertise. FSTech will provide technology platforms and services to customers in the areas of electronic toll collection, automated license plate recognition, electronic vehicle registration, parking and access control, cashless payment solutions, congestion charging, traffic management, site security solutions and supply chain systems.

According to an industry report by Global Industry Analysts, the global market for Intelligent Transportation Systems is estimated to reach over $12 billion in 2010, with the U.S. representing the largest market. The electronic toll collection market, which represents approximately $3 billion by 2010, is the fastest growing product segment, estimated to have grown in excess of 17% per year over the past decade. We believe that trends in the transportation and safety markets will provide FSTech significant global growth opportunities.

We expect FSTech to consist of the following businesses:

•	Sirit: a leading designer and supplier of radio frequency identification device products used in electronic toll collection, electronic vehicle registration, parking and access control, cashless payment, supply chain management and asset tracking solutions;

•	VESystems: a leading designer and integrator of transaction processing and account management software and services that process high volume transactions occurring in electronic toll and port congestion management environments;

•	PIPS Technologies: a leading designer and manufacturer of automated license plate recognition technology that is used in public safety and transportation environments. PIPStm cameras are used to automate and increase the efficiency of open road tolling, parking revenue collection, stolen vehicle recovery and criminal identification, among other uses (previously part of our Safety and Security Systems Group);

•	Diamond Consulting: a leading designer and integrator of sensors and software for open road tolling and traffic flow detection, which we acquired in December 2009. We believe Diamond’s Idris® brand software is the premier technology for classifying vehicles for electronic toll collection (previously part of our Safety and Security Systems Group); and

•	Federal Automatic Parking Devices (FAPD): a leading designer and integrator of parking, access and revenue control systems. FAPD is a pioneer of integrated facility management systems for the parking industry, including software that enables variable-rate self-parking (previously part of our Safety and Security Systems Group).

The businesses that we expect will be part of FSTech have a history of working together to jointly deliver integrated client solutions. We believe our integrated solutions differentiate our products and services from our competitors’ offerings.

Our Competitive Strengths

Premier Brands. We have widely recognized brands of safety and security, street sweeper and environmental vehicle, fire rescue and intelligent transportation products and offerings. We believe these brands enhance our credibility with potential customers and promote confidence in the on-going quality of our products, thereby strengthening product recognition and customer relationships. We believe there is an increasing trend among our customers to consolidate their global supplier base and turn to established brands and vendors. Select premier brands include Federal Signaltm light bars, sirens and warning systems, Elgin® street sweepers, Vactor® sewer cleaners, Guzzler® industrial vacuum trucks, Jetstreamtm water blasters, Brontotm aerial platforms, PIPStm automated license plate recognition cameras, Idris® vehicle classification software, Sirit® radio frequency identification device technologies and VESystemstm transaction processing software and services. We generated approximately 83% of our 2009 net sales from products that we believe have either a #1 or #2 share of their markets.

Comprehensive Offering of Products and Services. We offer a wide range of high quality products with the flexibility to meet our customers’ diverse and growing needs. In addition, we sell parts and tooling and provide service and repair, equipment rentals and training as part of a comprehensive offering to our customer base. We believe that our breadth of products and services and differentiated capabilities enhance our customer relationships and provide opportunities for future growth with existing and new customers.

Established Distribution Networks with Long Standing Customer Relationships. We have been in business for over 100 years and have developed strong sales and distribution networks. We sell our products through our direct sales force, our exclusive dealerships and a network of wholesalers and independent representatives. Our extensive product and customer base encourages our dealers and independent representatives to continue to sell and service our products, while providing us with opportunities to increase recurring revenue through sales of parts and services. Additionally, our distribution networks have fostered long standing relationships that allow us to partner with our municipal, governmental and industrial customers and understand their current and future needs.

Innovative Technology, Design and Engineering Capabilities. We believe our strong design and engineering capabilities enable us to use our technologies and processes to develop innovative products that meet our customers’ evolving needs. For example, our technologies are used in a variety of applications designed to reduce traffic congestion and, in turn, vehicle emissions. Our PIPS technology is used in the London congestion charging project and technologies from PIPS, Sirit and Diamond are combined in an integrated solution for one of the first all-electronic toll collection systems in the U.S. Our FAPD technologies are deployed as part of the web-based parking management system at the new Yankee Stadium in New York as well as the parking management systems at the New York City metropolitan area airports. In addition, our Federal Signal technologies are used in warning systems that provide detailed, localized and timely notification of emergency situations on campuses, military facilities and industrial sites. These technology-based solutions deliver increased efficiencies and lower costs for our customers.

Our Growth Strategy

Focus on Growth Opportunities in Higher Margin Businesses. Since 2008, we have implemented a strategy of capitalizing on growth opportunities in higher margin, less asset intensive businesses that leverage our technology capabilities. As part of this strategy, our new management team, which joined us in 2008, has divested slower growth, non-core businesses in order to focus on higher margin businesses that we believe provide more attractive growth opportunities. In 2008 and 2009, we divested non-core businesses for over $100 million as well as, our municipal leasing portfolio for $94 million. In 2009 and 2010, we completed three strategic acquisitions that have broadened the portfolio of technology-based products and services that we expect to offer through our FSTech segment. Due to increasing growth opportunities in Intelligent Transportation Systems and safety and security, we believe that FSTech and our Safety and Security Systems Group will represent an increasing portion of our business over time.

Expand Product and Service Offerings. We intend to leverage our customer relationships and understanding of their markets and businesses to expand our portfolio of products and services. We continue to invest in research and development to create new products and services for our customers’ evolving needs. Our technology, design and process expertise enables us to adapt our solutions for customers, which we believe will allow us to capture a larger share of our customers’ business and the overall market. For example, we have incorporated compressed natural gas and liquefied natural gas capabilities into the Elgin® and Vactor® product lines in response to increasing municipal customer demands for alternative fuel vehicles.

Leverage Global Capabilities. Our global brands and customer relationships provide us with opportunities to increase our market share and benefit from international economic growth. Our significant global footprint is demonstrated by the fact that we generated 44% of our net sales in 2009 outside the U.S. We believe we are well positioned to realize growth from both developed and developing economies. For example, we recently entered the Chinese market for water blasters by adapting our Jetstreamtm product line for local customer requirements.

Increase Operating Margins and Improve Cash Flow. We continue to pursue cost reductions and operating efficiencies through numerous initiatives. We continually seek ways to increase our productivity, reduce our fixed cost structure, rationalize capacity and efficiently manage working capital and capital spending. During 2009, these initiatives resulted in annual cost savings of approximately $30 million and reduced working capital by $28 million. We believe our improved cost structure will enable us to realize higher margins in an improving revenue environment.

Capitalize on FSTech Growth Opportunities. We believe that the businesses that we expect will be part of the FSTech segment are well positioned to deliver growth by offering innovative products and solutions to the Intelligent Transportation Systems and public safety markets. We believe FSTech will have significant growth opportunities for a variety of reasons, including:

•	the increasing focus of governments, municipalities and private operators on technology-based solutions that address transportation and safety needs;

•	the global growth in electronic toll collection and electronic vehicle registration resulting from an increased focus on traffic congestion and related environmental concerns, vehicle registration and associated revenues. For example, Brazil and Mexico have recently mandated deployment of electronic vehicle registration systems in those countries;

•	our comprehensive and integrated product and service offerings. For example, we offer electronic toll collection systems that include the technologies used from the time the toll is reported in the lane to the time the transaction is processed and the vehicle owner’s account is charged; and

•	our proven capabilities in Intelligent Transportation Systems and public safety applications as demonstrated by successful deployments in numerous domestic and international locations. A history of specific system installations is a key criteria for the qualification and selection processes for many potential customers and projects.

Corporate Information

Our company was founded in 1901 and was reincorporated as a Delaware corporation in 1969. Our principal executive office is located at 1415 West 22nd Street, Oak Brook, Illinois 60523. Our telephone number is (630) 954-2000. Our website is located at www.federalsignal.com. Other than as described in “Where You Can Find More Information” below, the information on, or that can be accessed through, our website is not incorporated by reference in this prospectus supplement, and you should not consider it to be a part of this prospectus supplement.

The Offering

Issuer	Federal Signal Corporation

Common stock offered	10,500,000 shares

Over-allotment option	1,575,000 shares

Shares outstanding after this offering(1)	60,673,223 shares

Use of proceeds	We estimate that our net proceeds from this offering, without exercise of the over-allotment option, will be approximately $61.7 million after deducting underwriting discounts and our estimated expenses related to this offering. We intend to use these net proceeds to repay amounts outstanding under our revolving credit facility.

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “FSS.”

Risk factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Conflicts of Interest	We intend to use the net proceeds of this offering to repay amounts outstanding under our revolving credit facility. See “Use of Proceeds.” Affiliates of BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc. are lenders under our revolving credit facility, and each will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, in connection with the repayment of amounts outstanding under our revolving credit facility. Accordingly, this offering is being conducted in compliance with NASD Rule 2720, as administered by the Financial Industry Regulatory Authority. Pursuant to such rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities having a bona fide public market as contemplated by such rule. In addition, Bank of Montreal, an affiliate of BMO Capital Markets Corp., is the administrative agent under our revolving credit facility. See “Underwriting — Conflicts of Interest.”

(1)	The number of shares of common stock outstanding after this offering is based on the number of shares outstanding at April 27, 2010 and the issuance of 10,500,000 shares in this offering. This number excludes 1,575,000 shares of common stock that may be sold by us if the underwriters exercise their over-allotment option in full, 1,857,466 shares of common stock underlying awards outstanding as of April 27, 2010 granted under our stock option, equity incentive and executive performance plans, and 4,660,537 shares of common stock reserved and available for future issuance as of April 27, 2010 under our stock option, equity incentive and executive performance plans.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data. You should read the following summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes included elsewhere in this prospectus supplement.

Our summary historical consolidated financial data as of and for the years ended December 31, 2007, 2008 and 2009, has been derived from our audited historical consolidated financial statements. Our summary unaudited historical consolidated financial data as of and for the three months ended March 31, 2009 and 2010 has been derived from our unaudited historical consolidated financial statements.

	Three Months
	Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)

Operating Results ($ in millions):
Net sales(a)	$166.6	$184.7	$752.5	$879.0	$854.8
Income (loss) before income taxes(a)	(4.6)	—	22.3	20.7	47.1
Income (loss) from continuing operations(a)	(3.2)	0.2	17.7	27.2	35.1
Operating margin(a)	(0.5)%	2.3%	4.4%	5.7%	8.0%
Return on average common shareholders’ equity	(1.1)%	0.3%	7.5%	(25.9)%	13.1%
Common Stock Data (per share):
Income (loss) from continuing operations — diluted	$(0.06)	$—	$0.36	$0.57	$0.73
Cash dividends per share	0.06	0.06	0.24	0.24	0.24
Market price range:
High	$9.50	$9.28	$9.30	$17.50	$17.00
Low	6.02	3.73	3.73	5.10	10.82
Average common shares outstanding (in millions)	49.2	47.9	48.6	47.7	47.9
Financial Position at Period-End (dollars in millions):
Working capital(a)(b)	97.4	143.7	$113.0	$148.0	$83.4
Current ratio(a)(b)	1.5	1.9	1.7	1.9	1.4
Total assets	846.5	819.5	744.9	839.0	1,172.9
Long-term debt, net of current portion	252.5	239.8	159.7	241.2	240.7
Shareholders’ equity	327.8	288.8	328.7	287.1	447.3
Debt-to-capitalization ratio(c)	48.0%	48.1%	38.0%	49.3%	39.2%
Net debt-to-capitalization ratio(d)	47.0%	46.1%	35.4%	46.1%	38.2%
Other (dollars in millions):
Orders(a)	$198.3	$159.4	$639.7	$860.9	$920.1
Backlog(a)	222.7	261.5	170.5	290.2	319.9
Net cash provided by operating activities	(9.6)	7.8	62.4	123.7	65.4
Net cash provided by (used for) investing activities	(99.8)	(0.9)	31.0	54.6	(106.6)
Net cash (used for) provided by financing activities	97.8	(20.6)	(96.5)	(166.7)	36.8
Capital expenditures(a)	3.2	3.9	14.6	28.0	19.5
Depreciation and amortization(a)	4.2	3.8	15.3	14.9	13.3
Employees(a)	2,892	2,827	2,614	3,034	3,198

(a)	Continuing operations only, prior year amounts have been reclassified for discontinued operations as discussed in Note 13 to the audited consolidated financial statements and Note 15 to the unaudited consolidated financial statements included elsewhere in this prospectus supplement.

(b)	Working capital: current assets less current liabilities; current ratio: current assets divided by current liabilities.

(c)	Total debt divided by the sum of total debt plus equity.

(d)	Net debt to capitalization ratio: debt less cash and cash equivalents and short-term investments divided by equity plus debt less cash and cash equivalents and short-term investments.

The 2009 and 2008 income before income taxes includes restructuring costs of $1.5 million and $2.7 million, respectively. The 2008 income before income taxes was impacted by a $6.5 million loss incurred to settle a dispute and write off assets associated with a large parking systems contract and a $13.0 million loss associated with our decision to terminate funding of a joint venture in China. 2009 operating income benefitted from $5.8 million in lower legal and trial costs associated with our ongoing firefighter hearing loss litigation.

RISK FACTORS

An investment in our common stock involves various material risks. You should carefully consider the risks set forth below, as well as all of the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. The occurrence of any of the following risks could materially and adversely affect our business, financial condition, prospects, results of operations and cash flows. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, prospects, results of operations and cash flows.

Risks Related to Our Business

Our financial results are subject to considerable cyclicality.

Our ability to be profitable depends heavily on varying conditions in the United States government and municipal markets and the overall United States economy. The industrial markets in which we compete are subject to considerable cyclicality and move in response to cycles in the overall business environment. Many of our customers are municipal governmental agencies, and as a result, we are dependent on municipal government spending. Spending by our municipal customers can be affected by local political circumstances, budgetary constraints, and other factors. The United States government and municipalities depend heavily on tax revenues as a source of their spending, and accordingly, there is a historical correlation, of a one or two year lag between the overall strength of the United States economy and our sales to the United States government and municipalities. Therefore, downturns in the United States economy are likely to result in decreases in demand for our products. During previous economic downturns, we experienced decreases in sales and profitability, and we expect our business to remain subject to similar economic fluctuations in the future.

The execution of our growth strategy is dependent upon the continued availability of credit and third-party financing arrangements for our customers.

The economic downturn has resulted in tighter credit markets, which could adversely affect our customers’ ability to secure the financing necessary to proceed or continue with purchases of our products and services. Our customers’ or potential customers’ inability to secure financing for projects could result in the delay, cancellation or down-sizing of new purchases or the suspension of purchases already under contract, which could cause a decline in the demand for our products and services and negatively impact our revenues and earnings.

Failure to keep pace with technological developments may adversely affect our operations.

We are engaged in an industry which will be affected by future technological developments. The introduction of products or processes utilizing new technologies could render our existing products or processes obsolete or unmarketable. Our success will depend upon our ability to develop and introduce on a timely and cost-effective basis new products, applications and processes that keep pace with technological developments and address increasingly sophisticated customer requirements. We may not be successful in identifying, developing and marketing new products, applications and processes and product or process enhancements. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of product or process enhancements or new products, applications or processes. Our products, applications or processes may not adequately meet the requirements of the marketplace and achieve market acceptance. Our business, operating results and financial condition could be materially and adversely affected if we were to incur delays in developing new products, applications or processes or product or process enhancements or if our products do not gain market acceptance.

Our efforts to develop new products and services or enhance existing products and services involve substantial research, development and marketing expenses, and the resulting new or enhanced products or services may not generate sufficient revenues to justify the expense.

We place a high priority on developing new products and services, as well as enhancing our existing products and services. As a result of these efforts, we may be required to expend substantial research, development and marketing resources, and the time and expense required to develop a new product or service or enhance an existing product or service are difficult to predict. We cannot be certain that any new or enhanced product or service will generate sufficient revenue to justify the expense and resources devoted to this product diversification effort.

We have international operations that are subject to foreign economic and political uncertainties.

Our business is subject to fluctuations in demand and changing international economic and political conditions which are beyond our control. During 2009, approximately 44% of our net sales were to customers outside the United States, with approximately 31% of our net sales being supplied from overseas operations. We expect a significant and increasing portion of our revenues and profits to come from international sales for the foreseeable future. Operating in the international marketplace exposes us to a number of risks, including abrupt changes in foreign government policies and regulations, restrictive domestic and international trade regulations, U.S. laws applicable to foreign operations, such as the Foreign Corrupt Practices Act (FCPA), political, religious and economic instability, local labor market conditions, the imposition of foreign tariffs and other trade barriers and, in some cases, international hostilities. To the extent that our international operations are affected by unexpected and adverse foreign economic and political conditions, we may experience project disruptions and losses which could significantly reduce our revenues and profits. Additionally, penalties for non-compliance with laws applicable to international business and trade, such as FCPA, could negatively impact our business.

Some of our contracts are denominated in foreign currencies, which result in additional risk of fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. Although currency exposure is hedged in the short term, over the longer term changes in the value of foreign currencies could increase our U.S. dollar costs for, or reduce our U.S. dollar revenues from, our foreign operations. Any increased costs or reduced revenues as a result of foreign currency fluctuations could adversely affect our profits.

We operate in highly competitive markets.

The markets in which we operate are highly competitive. The intensity of this competition, which is expected to continue, can result in price discounting and margin pressures throughout the industry and adversely affects our ability to increase or maintain prices for our products. In addition, certain of our competitors may have lower overall labor or material costs. In addition, our contracts with municipal and other governmental customers are in some cases awarded and renewed through competitive bidding. We may not be successful in obtaining or renewing these contracts, which could be harmful to our business and financial performance.

Our ability to operate effectively could be impaired if we fail to attract and retain key personnel.

Our ability to operate our businesses and implement our strategies depends, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract and retain qualified personnel, including finance personnel, research professionals, technical sales professionals and engineers. The loss of the services of any key employee or the failure to attract or retain other qualified personnel could have a material adverse effect on our business or business prospects.

We rely on access to financial markets to finance a portion of our working capital requirements and support our liquidity needs. Access to these markets may be adversely affected by factors beyond our control, including turmoil in the financial services industry, volatility in securities trading markets and general economic downturns.

We draw upon our revolving credit facility and our operating cash flow to fund working capital needs, capital expenditures, strategic acquisitions, pension contributions, debt repayments, share repurchases and dividends. Market disruptions such as those recently experienced in the United States and abroad have materially impacted liquidity in the credit and debt markets, making financing terms for borrowers less attractive and in certain cases resulting in the unavailability of certain types of financing. Continued uncertainty in the financial markets may negatively impact our ability to access additional financing or to refinance our revolving credit facility or existing debt arrangements on favorable terms or at all, which could negatively affect our ability to fund current and future operations as well as future acquisitions and development. These disruptions may include turmoil in the financial services industry, unprecedented volatility in the markets where our outstanding securities trade, and general economic downturns in the areas where we do business. If we are unable to access financing at competitive rates, or if our short-term or long-term borrowings costs dramatically increase, our ability to finance our operations, meet our short-term debt obligations and implement our operating strategy could be adversely affected.

We are subject to a number of restrictive debt covenants.

Our revolving credit facility and other debt instruments contain certain restrictive debt covenants and other customary events of default that may hinder our ability to continue operating or to take advantage of attractive business opportunities. These restrictive covenants include, among other things, an interest coverage ratio of 3.0:1.0 in all quarters and a maximum debt-to-total-capitalization ratio of 0.5:1.0. Our ability to comply with these restrictive covenants may be affected by the other factors described in this “Risk Factors” section and other factors outside our control. Failure to comply with one or more of these restrictive covenants may result in an event of default. Upon an event of default, if not waived by our lenders, our lenders may declare all amounts outstanding as due and payable. If we are unable to comply with the restrictive covenants in the future, we would be required to obtain further modifications from our lenders or secure another source of financing. If our current lenders accelerate the maturity of our indebtedness, we may not have sufficient capital available at that time to pay the amounts due to our lenders on a timely basis. In addition, these restrictive covenants may prevent us from engaging in transactions that benefit us, including responding to changing business and economic conditions and taking advantage of attractive business opportunities.

We may incur material losses and costs as a result of product liability, warranty, recall claims or other lawsuits or claims that may be brought against us.

We are exposed to product liability and warranty claims in the normal course of business in the event that our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. Accordingly, we could experience material warranty or product liability costs in the future and incur significant costs to defend against these claims. We carry insurance and maintain reserves for product liability claims. However, we cannot assure you that our insurance coverage will be adequate if such claims do arise, and any liability not covered by insurance could have a material adverse impact on our results of operations and financial position. A future claim could involve the imposition of punitive damages, the award of which, pursuant to state laws, may not be covered by insurance. In addition, warranty or other claims are not typically covered by insurance coverage. Any product liability or warranty issues may adversely impact our reputation as a manufacturer of high quality, safe products and may have a material adverse effect on our business.

We have been sued by firefighters seeking damages claiming that exposure to our sirens has impaired their hearing and that the sirens are therefore defective. Currently, there are 94 cases pending against us involving a total of over 2,000 plaintiffs. The trial of the first of these plaintiffs’ claims occurred in 2008 and the jury returned a unanimous verdict in our favor. However, in two trials occurring in 2009 and 2010, verdicts were returned against us and for the plaintiffs in varying amounts totaling approximately $520,000. Plaintiffs’

attorneys have threatened to file additional lawsuits. We are appealing the unfavorable verdicts and intend to vigorously defend all of these lawsuits. We are engaged in ongoing negotiations with our insurance carrier over insurance coverage on these claims. Our negotiations have resulted in reimbursement of a portion, but not all, of our defense costs. In addition, we are subject to other claims and litigation from time to time as further described in the notes to our consolidated financial statements.

We may be unsuccessful in our future acquisitions, if any, which may have an adverse effect on our business.

Our long-term strategy includes expanding into adjacent markets through selective acquisitions of companies, complementary technologies and organic growth in order to enhance our global market position and broaden our product offerings. This strategy may involve the acquisition of companies that, among other things, enable us to build on our existing strength in a market or that give us access to proprietary technologies that are strategically valuable or allows us to leverage our distribution channels. In connection with this strategy, we could face certain risks and uncertainties in addition to those we face in the day-to-day operations of our business. We also may be unable to identify suitable targets for acquisition or make acquisitions at favorable prices. If we identify a suitable acquisition candidate, our ability to successfully implement the acquisition would depend on a variety of factors, including our ability to obtain financing on acceptable terms. In addition, our acquisition activities could be disrupted by overtures from competitors for the targeted companies, governmental regulation and rapid developments in our industry that decrease the value of a target’s products or services.

Acquisitions involve risks, including those associated with the following:

•	integrating the operations, financial reporting, disparate technologies and personnel of acquired companies;

•	managing geographically dispersed operations;

•	diverting management’s attention from other business concerns;

•	entering markets or lines of business in which we have either limited or no direct experience; and

•	potentially losing key employees, customers and strategic partners of acquired companies.

We also may not achieve anticipated revenue and cost benefits. Acquisitions may not be accretive to our earnings and may negatively impact our results of operations as a result of, among other things, the incurrence of debt, one time write-offs of goodwill and amortization expenses of other intangible assets. In addition, future acquisitions could result in dilutive issuances of equity securities.

We may not realize the expected benefits of our recent acquisitions because of integration difficulties and other challenges.

The success of our recent acquisitions of Sirit, Inc., VESystems, LLC and Diamond Consulting Services, Ltd. will depend, in part, on our ability to timely and efficiently realize the anticipated benefits from integrating those businesses with our existing businesses. Factors that could affect our ability to achieve the anticipated benefits from our recent acquisitions include:

•	failure to implement our business plan for the combined businesses;

•	unanticipated issues in integrating manufacturing, logistics, information, communications and other systems;

•	failure of the acquired businesses to perform in accordance with our expectations;

•	failure to achieve anticipated synergies between our existing businesses and the acquired businesses;

•	unanticipated changes in applicable laws and regulations;

•	increased risk of litigation involving patents and other intellectual property rights;

•	failure to retain key employees;

•	operating risks inherent in the respective businesses of Sirit, VESystems and Diamond;

•	the impact on our internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002;

•	liabilities of the acquired businesses that were not known at the time of the acquisition; and

•	other unanticipated issues, expenses and liabilities.

If we cannot successfully integrate the acquired businesses on a reasonable timeframe, we may not be able to realize the potential benefits anticipated from the acquisitions, and our financial condition, results of operations, and cash flows could be materially and adversely affected.

We have substantially increased our leverage in order to finance our recent acquisitions, and we are subject to restrictive covenants that will affect our ability to engage in business transactions.

To finance our recent acquisitions of Sirit and VESystems, we borrowed $84.6 million of additional money and had $304.6 million of indebtedness as of March 31, 2010. Increased indebtedness may reduce our flexibility to respond to changing business and economic conditions or fund capital expenditures or working capital needs because we will require additional funds to service our indebtedness. In addition, financial and other covenants we have with our lenders will limit our ability to incur additional indebtedness, make investments, pay dividends and engage in other transactions, and the leverage may cause potential lenders to be less willing to loan funds to us in the future. Our failure to comply with these covenants could result in an event of default that, if not waived or cured, could result in the acceleration of all our indebtedness.

Our recently acquired businesses may have liabilities which are not known to us.

As a result of our recent acquisitions, we have assumed liabilities associated with the acquired businesses. There may be liabilities that we failed, or were unable, to discover in the course of performing due diligence investigations on the acquired businesses. We cannot assure you that our rights to indemnification from sellers of the acquired businesses to us will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with the businesses or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

We may be required to recognize impairment charges for our goodwill and other indefinite lived intangible assets.

In accordance with generally accepted accounting principles, we periodically assess our goodwill and other indefinite lived intangible assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to our business, unexpected significant changes or planned changes in the use of our assets and market capitalization declines may result in impairments to goodwill and other long lived assets. Future impairment charges could significantly affect our results of operations in the periods recognized. Impairment charges would also reduce our consolidated shareholders’ equity and increase our debt-to-total-capitalization ratio, which may result in an event of default under our revolving credit facility and other debt instruments. Upon an event of default, if not waived by our lenders, our lenders may declare all amounts outstanding as due and payable.

The costs associated with complying with environmental and safety regulations could lower our margins.

We, like other manufacturers, continue to face heavy governmental regulation of our products, especially in the areas of the environment and employee health and safety. Complying with environmental and safety requirements has added and will continue to add to the cost of our products, and could increase the capital required. While we believe that we are in compliance in all material respects with these laws and regulations, we may be adversely impacted by costs, liabilities or claims with respect to our operations under existing laws or those that may be adopted. These requirements are complex, change frequently and have tended to become more stringent over time. Therefore, we could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions as a result of violation of, or liabilities under, environmental laws and safety regulations.

The inability to obtain raw materials, component parts, and/or finished goods in a timely and cost-effective manner from suppliers would adversely affect our ability to manufacture and market our products.

We purchase raw materials and component parts from suppliers to be used in the manufacturing of our products. In addition, we purchase certain finished goods from suppliers. Changes in our relationships with suppliers, shortages, production delays or work stoppages by the employees of such suppliers could have a material adverse effect on our ability to timely manufacture and market products. In addition, increases in the costs of purchased raw materials, component parts or finished goods could result in manufacturing interruptions, delays, inefficiencies or our inability to market products. In addition, our profit margins would decrease if prices of purchased raw materials, component parts or finished goods increase and we are unable to pass on those increases to our customers.

Disruptions within our dealer network could adversely affect our business.

We rely on a national and global dealer network to market certain of our products and services. A disruption in our dealer network within a specific local market could temporarily have an adverse impact on our business within the affected market. In addition, the loss or termination of a significant number of dealers could cause difficulties in marketing and distributing our products and have an adverse effect on our business, operating results or financial condition.

Risks Related to Our Common Stock and this Offering

The market price of our common stock is highly volatile and may result in investors selling shares of our common stock at a loss.

The trading price of our common stock is highly volatile and subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by securities analysts that cover our stock or our failure to meet these estimates;

•	reduction of municipal or other governmental spending due to a decreasing tax base or inability to access capital;

•	changes in market valuations of other companies operating in our industry;

•	announcements by us or our competitors of a significant acquisition or divestiture; and

•	additions or departures of key personnel.

In addition, the stock market in general has experienced extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of listed companies. Industry factors may seriously harm the market price of our common stock, regardless of our operating performance. Such stock price volatility could result in investors selling shares of our common stock at a loss.

Future sales of our common stock or equity-linked securities in the public market could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

We may issue equity securities in the future, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Sales of a substantial number of shares of our common stock or other equity securities, including sales of shares in connection with any future acquisitions, could be substantially dilutive to shareholders of our common stock. These sales may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options, or warrants to purchase our common stock in the future and those stock appreciation rights, options, or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase a pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy obligations upon exercise of outstanding warrants or options or for other reasons. Our restated certificate of incorporation, as amended, provides that we have authority to issue 90,000,000 shares of common stock and 800,000 shares of preferred stock. As of April 27, 2010, 50,173,223 shares of common stock and no shares of preferred or other capital stock were issued and outstanding.

We may reduce or eliminate the dividend you receive on our common stock.

Although we have during 2005 through 2009 paid an annual dividend of $0.24 per share, the payment of future dividends is at the discretion of our board of directors and will depend upon, among other things, our future earnings, cash flows, capital requirements, general financial condition, general business condition and other factors that our board of directors may deem relevant. Accordingly, our board of directors may at any time reduce or eliminate our annual dividend. See “Dividend Policy.”

Provisions in our restated certificate of incorporation, as amended, could make it more difficult for a third party to acquire us or could adversely affect the rights of holders of our common stock or the market price of our common stock.

Our restated certificate of incorporation, as amended, provides that our board of directors has the authority, without any action of our stockholders, to issue up to 800,000 shares of preferred stock. Preferred stock may be issued upon such terms and with such designations as our Board of Directors may fix in its discretion, including with respect to: the rights of the shares of preferred stock upon our liquidation, dissolution or winding up; voting rights that dilute the voting power of our common stock; dividend rates; or redemption or conversion rights.

Our restated certificate of incorporation, as amended, also provides that approval of at least two-thirds of the outstanding shares entitled to vote is required for the approval of certain business combinations, such as a merger, consolidation or a sale of substantially all of our assets, with a stockholder who owns or controls more than 5% of the voting power of our common stock. This requirement does not apply, however, if our Board of Directors approved the business combination prior to the stockholder’s acquisition of the ownership of control of more than 5% of the voting power of our common stock.

Finally, our restated certificate of incorporation, as amended, provides that approval of our board of Directors is required for our stockholders to take action without a meeting or vote of stockholders (i.e., by written consent).

These provisions could potentially be used to discourage attempts by others to obtain control of us through merger, tender offer, proxy, consent or otherwise by making such attempts more difficult or more costly, even if the offer may be considered beneficial by our stockholders. These provisions also may make it more difficult for our stockholders to take action opposed by our Board of Directors or otherwise adversely affect the rights of holders of our common stock or the market price of our common stock.

Our deferred tax assets and other tax attributes could be significantly limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code.

We have significant deferred tax assets that are generally available to offset future taxable income or income tax. In the event that we experience an “ownership change” for federal income tax purposes under Internal Revenue Code (the “Code”) Section 382 (“Section 382”), we may be restricted annually in our ability to use our tax attributes to offset future taxable income or income tax, including any deferred tax assets and losses that are subsequently recognized with respect to assets that had a built-in-loss on the date of the ownership change. In general, we would be deemed to have an “ownership change” under Section 382 if, immediately after any owner shift involving a 5% shareholder or any equity structure shift, the percentage of ownership by one or more 5% shareholders has increased by more than 50% over the lowest percentage of ownership of our company owned by such shareholders at any time during the three-year testing period. While the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly traded stock make it difficult to determine whether an ownership change has occurred, as of April 27, 2010, we do not believe that an ownership change has occurred that would restrict our ability to use our current deferred tax assets under Section 382. However, we believe that as a result of this offering, it is more likely that an ownership change could occur in the future, including as a result of trading in our stock or otherwise. If an ownership change were to occur, our ability to use these tax assets and other tax attributes would likely be limited, which would have a significant negative impact on our financial position and results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “anticipate,” “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may,” “will,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference, particularly in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Prospectus Summary,” and include statements regarding the intent, belief or current expectations of us and our management that are subject to known and unknown risks, uncertainties and assumptions.

These risks and uncertainties, some of which are beyond our control, include the cyclical nature of our industrial, municipal, government and commercial markets; the availability of credit and third-party financing for customers; technological advances by competitors; our ability to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; domestic and foreign governmental policy change; changes in cost competitiveness including those resulting from foreign currency movements; general changes in the competitive environment; retention of key employees; restrictive debt covenants; increased warranty and product liability expenses; unforeseen developments in contingencies such as litigation; our ability to achieve expected savings from integration, synergy and other cost-control initiatives; compliance with environmental and safety regulations; risks associated with suppliers, dealers and other partner alliances; disruptions in the supply of parts or components from sole source suppliers and subcontractors; protection and validity of patent and other intellectual property rights; volatility in securities trading markets; and economic downturns.

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein also contain statements that are based on the current expectations of us and our management. These statements are forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus supplement and the accompanying prospectus, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $61.7 million ($71.0 million if the underwriters exercise their over-allotment option), after deducting underwriting discounts and our estimated expenses related to this offering. We intend to use the net proceeds from this offering to repay amounts outstanding under our revolving credit facility.

MARKET PRICE OF OUR COMMON STOCK

The following table shows the high and low sales prices of our common stock as reported on the New York Stock Exchange for the periods indicated. Shares of our common stock are traded on the New York Stock Exchange under the symbol “FSS.”

			Dividends
2008	High	Low	Declared

First Quarter	$14.37	$9.10	$0.06
Second Quarter	$14.70	$11.53	$0.06
Third Quarter	$17.50	$10.91	$0.06
Fourth Quarter	$13.48	$5.10	$0.06

			Dividends
2009	High	Low	Declared

First Quarter	$9.28	$3.73	$0.06
Second Quarter	$9.17	$4.93	$0.06
Third Quarter	$9.30	$6.76	$0.06
Fourth Quarter	$7.55	$5.43	$0.06

			Dividends
2010	High	Low	Declared

First Quarter	$9.50	$6.02	$0.06
Second Quarter (through May 6, 2010)	$10.30	$6.20	$0.06

DIVIDENDS

During 2005 through 2009, we have paid an annual dividend of $0.24 per share, payable in four equal installments. The payment of cash dividends in the future will be at the discretion of our board of directors and will depend, among other things, upon future earnings and cash flows, capital requirements, our general financial condition, general business conditions and other factors as our board of directors may deem relevant. Accordingly, our board of directors may at any time reduce or eliminate our quarterly dividend based on these factors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, long-term debt and shareholders’ equity as of March 31, 2010:

•	on an actual basis; and

•	on an as adjusted basis to reflect the issuance of 10,500,000 shares of common stock in this offering and the use of the net proceeds therefrom, as described under “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2010
	Actual	As Adjusted(1)
	(Dollars in millions)

Cash and cash equivalents	$12.3	$12.3

Long-term debt:
Current maturities of long-term debt	$42.1	$42.1
Long-term debt, less current maturities	252.5	190.8

Total long-term debt	$294.6	$232.9

Shareholders’ equity
Common stock, $1.00 par — shares authorized 90,000,000; shares issued and outstanding 50.8 million (actual) and 61.3 million (as adjusted)	$50.8	$61.3
Capital in excess of par value	104.4	155.6
Retained earnings	233.8	233.8
Treasury stock, 0.9 million shares at cost	(15.8)	(15.8)
Accumulated other comprehensive loss	(45.4)	(45.4)

Total shareholders’ equity	$327.8	$389.5

(1)	Assumes no exercise of the underwriters’ option to purchase up to 1,575,000 additional shares of our common stock to cover over-allotments.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial data. You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus supplement.

Our selected consolidated financial data as of for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the three months ended March 31, 2009 and 2010 has been derived from our unaudited consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements. In the opinion of our management, our unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position. Our historical results do not necessarily indicate results that may be expected for any future period.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)

Operating Results ($ in millions):
Net sales(a)	$166.6	$184.7	$752.5	$879.0	$854.8	$720.8	$636.2
Income (loss) before income taxes(a)	(4.6)	—	22.3	20.7	47.1	34.9	36.0
Income (loss) from continuing operations(a)	(3.2)	0.2	17.7	27.2	35.1	26.8	38.6
Operating margin(a)	(0.5)%	2.3%	4.4%	5.7%	8.0%	6.8%	8.0%
Return on average common shareholders’ equity	(1.1)%	0.3%	7.5%	(25.9)%	13.1%	5.7%	(1.2)%
Common Stock Data (per share):
Income (loss) from continuing operations — diluted	$(0.06)	$—	$0.36	$0.57	$0.73	$0.56	$0.80
Cash dividends per share	0.06	0.06	0.24	0.24	0.24	0.24	0.24
Market price range:
High	$9.50	$9.28	$9.30	$17.50	$17.00	$19.75	$17.95
Low	6.02	3.73	3.73	5.10	10.82	12.69	13.80
Average common shares outstanding (in millions)	49.2	47.9	48.6	47.7	47.9	48.0	48.2
Financial Position at Period-End (dollars in millions):
Working capital(a)(b)	97.4	143.7	$113.0	$148.0	$83.4	$42.9	$52.0
Current ratio(a)(b)	1.5	1.9	1.7	1.9	1.4	1.2	1.2
Total assets	846.5	819.5	744.9	839.0	1,172.9	1,054.3	1,122.8
Long-term debt, net of current portion	252.5	239.8	159.7	241.2	240.7	160.3	203.7
Shareholders’ equity	327.8	288.8	328.7	287.1	447.3	388.6	378.4
Debt-to-capitalization ratio(c)	48.0%	48.1%	38.0%	49.3%	39.2%	36.7%	42.2%
Net debt-to-capitalization ratio(d)	47.0%	46.1%	35.4%	46.1%	38.2%	35.0%	32.8%
Other (dollars in millions):
Orders(a)	$198.3	$159.4	$639.7	$860.9	$920.1	$782.5	$632.2
Backlog(a)	222.7	261.5	170.5	290.2	319.9	237.2	168.8
Net cash provided by (used for) operating activities	(9.6)	7.8	62.4	123.7	65.4	29.7	70.6
Net cash provided by (used for) investing activities	(99.8)	(0.9)	31.0	54.6	(106.6)	(19.3)	(0.7)
Net cash (used for) provided by financing activities	97.8	(20.6)	(96.5)	(166.7)	36.8	(83.0)	7.1
Capital expenditures(a)	3.2	3.9	14.6	28.0	19.5	11.7	7.5
Depreciation and amortization(a)	4.2	3.8	15.3	14.9	13.3	8.8	9.0
Employees(a)	2,892	2,827	2,614	3,034	3,198	2,915	2,737

(a)	Continuing operations only, prior year amounts have been reclassified for discontinued operations as discussed in Note 13 to the audited consolidated financial statements and Note 15 to the unaudited consolidated financial statements included elsewhere in this prospectus supplement.

(b)	Working capital: current assets less current liabilities; current ratio: current assets divided by current liabilities.

(c)	Total debt divided by the sum of total debt plus equity.

(d)	Net debt to capitalization ratio: debt less cash and cash equivalents and short-term investments divided by equity plus debt less cash and cash equivalents and short-term investments.

The 2009 and 2008 income before income taxes includes restructuring costs of $1.5 million and $2.7 million, respectively. The 2008 income before income taxes was impacted by a $6.5 million loss incurred to settle a dispute and write off assets associated with a large parking systems contract and a $13.0 million loss associated with our decision to terminate funding of a joint venture in China (“China Joint Venture”). 2009 operating income benefitted from $5.8 million in lower legal and trial costs associated with our ongoing firefighter hearing loss litigation. The 2005 loss before income taxes was impacted by a $6.7 million gain on the sale of two industrial lighting product lines.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of certain significant factors that have affected our financial condition, results of operations and cash flows during the periods included in the audited and unaudited consolidated financial statements included elsewhere in this prospectus supplement. This discussion should be read in conjunction with those consolidated financial statements and the related notes.

Federal Signal is a leading global manufacturer and supplier of (i) safety, security and communication equipment, (ii) street sweepers and other environmental vehicles and equipment and (iii) vehicle-mounted, aerial platforms for fire fighting, rescue, electric utility and industrial uses. The Company also designs and supplies technology-based products and services for the public safety and Intelligent Transportation Systems markets. In addition, the Company sells parts and tooling and provides service and repair, equipment rentals and training as part of a comprehensive offering to its customer base. The Company operates 19 manufacturing facilities in 7 countries and provides its products and integrated solutions to municipal, governmental, industrial and commercial customers throughout the world.

Due to technology, marketing, distribution and product application synergies, the Company’s business units have historically been organized and managed in three operating segments: Safety and Security Systems, Fire Rescue and Environmental Solutions. For the first quarter of 2010, the Company reported its acquired businesses Sirit and VESystems in a new Other segment.

The information concerning the Company’s manufacturing businesses included in Item 1 of the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2010 and Note 16 of the audited consolidated financial statements are incorporated herein by reference.

Results of Operations

Operating results for the year ended December 31, 2009 have been restated to exclude the following operations discontinued during 2009: all RAVO businesses formerly reported within the Environmental Solutions Group segment, and all Pauluhn businesses formerly reported within the Safety and Security Systems Group segment. Information relating to each of these discontinued operations is presented in Note 13 of the audited consolidated financial statements included elsewhere in this prospectus supplement.

Orders and Backlog

Three months ended March 31, 2010 and 2009

Orders in 2010 increased 25% from the first quarter of 2009 as the U.S. and global markets continue their recovery from the recession. U.S. and non-U.S. orders increased from March 31, 2010 to March 31, 2009 by 22% and 29%, respectively.

U.S. municipal and government orders in the first quarter of 2010 increased 9% from the prior year’s quarter primarily as a result of the increase in sewer cleaner trucks of $4.9 million, street sweepers of $2.6 million and ALPR cameras of $0.8 million.

U.S. industrial orders are up 44% or $14.7 million over the prior year as markets begin to recover from the recession. The primary drivers of the year over year increase were vacuum trucks of $5.6 million, waterblasters of $2.7 million, street sweepers of $1.6 million and the addition of $2.2 million from the Sirit and VESystems acquisitions. Safety and Security Systems Group orders were up $1.6 million with amber and industrial products driving the year over year increase.

Non-U.S. orders increased $19.1 million over the prior year. Fire Rescue Group orders were up $10.9 million with strength in the fire-lift market. Safety and Security Group orders were up $6.1 million primarily as a result of a large European police order. Environmental Solutions Group orders were up $2.1 million.

Backlog of $222.7 million at March 31, 2010 (including backlog associated with the 2010 acquisitions) decreased 15% and increased 31% from March 31, 2009 and December 31, 2009, respectively.

Years ended December 31, 2009, 2008 and 2007

	2009	2008	2007

Analysis of orders:
Total orders ($ in millions):	$639.7	$860.9	$920.1
Change in orders year over year	(25.7)%	(6.4)%	17.6%
Change in U.S. municipal and government orders year over year	(13.6)%	(12.2)%	5.4%
Change in U.S. industrial and commercial orders year over year	(37.9)%	(8.0)%	11.4%
Change in non-U.S. orders year over year	(27.6)%	(0.7)%	35.1%

Orders in 2009 fell 26% compared to 2008 reflecting weakness across all segments and most markets due to the global economic recession. U.S. municipal and government orders decreased 14% in 2009 primarily as a result of decreased orders of sewer cleaners of $16.8 million, first responder products of $9.5 million, sweepers of $5.2 million, and a $5.5 million decline in outdoor warning systems. U.S. industrial and commercial orders decreased 38% driven by a $51.5 million reduction in orders for vacuum trucks and a $12.8 million reduction in orders for Safety and Security Systems products. Non-U.S. orders decreased 28% as compared to prior year primarily due to a decrease in Bronto aerial platforms of approximately $63.1 million and a $26.0 million decline in Safety and Security Systems products. Non-U.S. orders declined 26% when excluding the effect of unfavorable foreign currency translation.

U.S. municipal and government orders decreased 12% in 2008 primarily as a result of decreased orders of sweepers of $22.3 million, sewer cleaners of $13.1 million and a $12.3 million decline in police products offset by an increase in automated license plate recognition (“ALPR”) cameras of $6.1 million. U.S. industrial and commercial orders decreased 8% driven by lower orders for sweepers and vacuum trucks of $21.2 million and a reduction in parking system orders of $6.1 million, offset by an increase in Bronto aerial platforms of $4.7 million. Non-U.S. orders remained relatively flat as compared to prior year with increases in ALPR cameras of $15.1 million and European sweeper orders and water blasters of $1.3 million, offset by a decrease in Bronto aerial platforms of $16.6 million.

Consolidated Results of Operations

Three months ended March 31, 2010 and 2009

The following information summarizes our consolidated statements of operations and illustrates the key financial indicators used to assess our consolidated financial results ($ in millions, except per share data):

	Three Months Ended
	March 31,
	2010	2009	Change

Net sales	$166.6	$184.7	$(18.1)
Cost of sales	(124.9)	(138.1)	13.2

Gross profit	41.7	46.6	(4.9)
Operating expenses	(39.6)	(42.3)	2.7
Acquisition related costs	(2.6)	—	(2.6)
Restructuring charges	(0.3)	—	(0.3)

Operating (loss) income	(0.8)	4.3	(5.1)
Interest expense	(2.9)	(3.3)	0.4
Other expense, net	(0.9)	(1.0)	0.1
Income tax benefit	1.4	0.2	1.2

(Loss) income from continuing operations	(3.2)	0.2	(3.4)
(Loss) gain from discontinued operations and disposal, net of tax	(0.4)	0.8	(1.2)

Net (loss) income	$(3.6)	$1.0	$(4.6)

Other data:
Operating margin	(0.5)%	2.3%	(2.8)%
Loss per share — continuing operations	$(0.06)	$—	$(0.06)
Orders	$198.3	$159.4	$38.9

Net sales decreased 10% or $18.1 million in the first quarter of 2010 compared to the same quarter of 2009 as a direct result of a decrease in volume related to a low order backlog at the end of 2009, which resulted from the global economic recession which reduced overall demand for the Company’s products across most market segments. Despite the significant drop in volume, gross profit margins were virtually flat at 25.0% in 2010 versus 25.2% in 2009 due to the impact of favorable product mix as well as cost reduction and other initiatives.

Operating income in the first three months of 2010 declined by $5.1 million compared to the same period in 2009. The decline is primarily due to lower sales volume, direct acquisition related costs of $2.6 million and restructuring costs of $0.3 million, partially offset by lower spending in manufacturing costs and operating expenses, as well as favorable product mix.

Interest expense decreased $0.4 million in the first quarter of 2010 compared to $3.3 million in the same quarter of last year due to lower interest rates and lower average borrowing levels in 2010.

The Company’s effective tax rate on the loss from continuing operations was a 30.4% benefit for the three month period ended March 31, 2010. The 30.4% rate includes benefits for foreign tax effects. In the comparable three month period ended March 31, 2009, the Company recorded a $0.2 million tax benefit primarily related to the resolution of an IRS audit of the 2006 tax year and the benefit of research and development tax credits.

The Company’s unrecognized tax benefits were $4.9 million at January 1, 2010 of which $4.7 million are tax benefits that if recognized, would reduce the annual effective tax rate. The Company’s continuing practice is to recognize interest and penalties related to income tax matters in income tax expense. Interest and penalties amounting to $0.8 million and $0.1 million, respectively, are included in the consolidated balance sheet at March 31, 2010. The Company expects the unrecognized tax benefits to decrease by $0.8 million over the next 12 months. In the three months ended March 31, 2010, the Companies unrecognized tax benefits did not change.

Loss from continuing operations was $3.2 million for the first quarter of 2010 versus income of $0.2 million for the comparable period in 2009 due to lower operating income as described above offset by the benefits of lower interest expense, a higher tax benefit and slightly lower other expense, net.

For the quarter ended March 31, 2010, a loss on discontinued operations and disposals of $0.4 million was recorded primarily relating to an additional expense from the sale of Pauluhn. For the three month period ended March 31, 2009 a gain on discontinued operations and disposals of $0.8 million was recorded which relates to income from the Ravo and Pauluhn operations.

For the quarter ended March 31, 2010, diluted (loss) earnings per share from continuing operations was $(0.06) compared to $(0.00) for the first quarter of 2009. Diluted (loss) earnings per share from discontinued operations decreased to $(0.01) for the quarter ended March 31, 2010 from $0.02 in the comparable period in 2009.

Years ended December 31, 2009, 2008 and 2007

The following table summarizes the Company’s results of operations and selected operating metrics for each of the three years in the period ended December 31 ($ in millions, except per share amounts):

	2009	2008	2007

Net sales	$752.5	$879.0	$854.8
Cost of sales	(558.9)	(643.6)	(623.8)

Gross profit	193.6	235.4	231.0
Operating expenses	(159.1)	(182.9)	(162.3)
Restructuring charges	(1.5)	(2.7)	—

Operating income	33.0	49.8	68.7
Interest expense	(11.4)	(15.3)	(18.5)
Gain (loss) on investment in joint venture	1.2	(13.0)	(3.3)
Other (expense) income	(0.5)	(0.8)	0.2
Income tax (expense) benefit	(4.6)	6.5	(12.0)

Income from continuing operations	17.7	27.2	35.1
Gain (loss) from discontinued operations and disposal, net of tax	5.4	(122.2)	19.6

Net income (loss)	$23.1	$(95.0)	$54.7

Other data:
Operating margin	4.4%	5.7%	8.0%
Earnings per share — continuing operations	$0.36	$0.57	$0.73

Year ended December 31, 2009 vs. December 31, 2008

Net sales decreased 14% or $126.5 million over 2008 as a direct result of a decrease in volume as the global economic recession reduced demand for the Company’s products across most market segments. Unfavorable foreign currency movement, most notably a stronger U.S. dollar versus European currencies in the comparable prior year periods reduced sales by 1%. Gross profit margins fell in 2009 to 25.7% from 26.7%. Operating income decreased by 34% in 2009 due to lower sales volumes offset in part by lower spending in both fixed manufacturing and SG&A of $29.9 million. Included in operating expenses in 2009 is a $0.7 million charge related to an environmental remediation issue at the Company’s Pearland, Texas site. Operating income also benefitted from the absence of $6.5 million in charges to settle a dispute and write off assets associated with a parking systems contract and $5.8 million in lower legal and trial costs associated with the Company’s ongoing firefighter hearing loss litigation.

Interest expense decreased 25% from 2008, primarily due to lower interest rates and lower average borrowings in 2009 from a reduction in net debt of $64.9 million. The Company paid down debt using net proceeds of $11.9 million from the sale of RAVO and $34.0 million from the sale of its Pauluhn business. For further discussion of the discontinued operations, see Note 13 to the audited consolidated financial statements included elsewhere in this prospectus supplement.

In 2009, the Company recorded a gain of $1.2 million associated with the shutdown of the China Joint Venture which is related to the sale of the remaining assets of the business. In 2008, losses on the Company’s investment in the China Joint Venture totaled $13.0 million. The Company’s share of operating losses was $0 in 2009 and $2.6 million in 2008. A charge of $10.4 million was taken in 2008 to reflect the Company’s contingent obligations to guarantee the debt of the joint venture and to guarantee the investment of one of its joint venture partners. A review of the market and forecasts of the joint venture’s cash flows indicated its bank debt was unlikely to be repaid and it was unlikely to provide a return to the joint venture partners. In 2009, the partners agreed to voluntarily liquidate the China Joint Venture.

Other expenses of $0.5 million include realized losses from foreign currency transactions and on derivatives contracts.

The 2009 effective tax rate on income from continuing operations increased to 20.6% from (31.4)% in the prior year. The 2008 rate benefited from a capital loss utilization tax strategy on a sale/leaseback of real estate properties, the China Joint Venture shutdown tax benefits, and a higher mix of profits in lower taxed countries.

The Company’s 2009 effective rate of 20.6% reflects a benefit for the reduction in FIN 48 reserves primarily due to the completion of an audit of the Company’s 2006 U.S. tax return in accordance with Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes” (FIN 48). The Company’s effective rate also reflects benefits for the R&D tax credit and foreign tax rate effects.

Income from continuing operations decreased 35% from 2008 due to lower operating income as described above and a higher effective tax rate, offset by the benefits of lower interest expense of $3.9 million and other expense of $0.3 million.

Net income was $23.1 million in 2009 versus a net loss of $95.0 million in 2008. In 2009, there was an after-tax gain from discontinued operations of $5.4 million relating to the sale of the Company’s RAVO and Pauluhn businesses. Net losses from discontinued operations totaled $122.2 million in 2008 relating primarily to the impairment of assets and sale of the Company’s Die and Mold Operations and E-ONE. The Company also discontinued its financial services activities during 2008 which generated income of $0.3 million. For further discussion of the discontinued operations, see Note 13 to the audited consolidated financial statements included elsewhere in this prospectus supplement.

Year ended December 31, 2008 vs. December 31, 2007

Net sales in 2008 increased 3% over 2007, or 2% after removing the favorable effects of currency translation from a weaker U.S. dollar. Sales volume increases at Fire Rescue were largely offset by reductions at Environmental Solutions, Safety and Security Systems were relatively flat (see segment discussions below). Gross profit margins fell slightly in 2008 to 26.7% from 27.0% due largely to the absence of a favorable $1.7 million excise tax settlement which occurred in 2007. Operating income decreased by 28% in 2008 as the gross profit increase of $4.4 million was more than offset by an increase of $20.6 million of operating expenses due to $9.9 million of higher legal costs associated with the Company’s ongoing firefighter hearing loss litigation, $6.2 million of increased charges to settle a dispute and write off assets associated with a parking systems contract and $2.7 million of restructuring costs largely due to severance associated with streamlining the management structure.

Interest expense decreased 17% from 2007 primarily due to lower average borrowings in 2008 from a reduction in net debt of $30.7 million. The Company paid down debt mostly by using net proceeds of $59.9 million from the sale of its Tool Group businesses and $35.8 million from the sale-leaseback of its Elgin and University Park, Illinois plants. For further discussion of the discontinued operations, see Note 13 to the audited consolidated financial statements included elsewhere in this prospectus supplement.

Losses on the Company’s China Joint Venture totaled $13.0 million in 2008. The Company’s share of operating losses was $2.6 million in 2008 versus $3.3 million in 2007. A charge of $10.4 million was taken in 2008 to reflect the Company’s contingent obligations to guaranty the debt of the joint venture and to guaranty the investment of one of its joint venture partners.

Other expenses of $0.8 million include realized losses from foreign currency transactions and on derivatives contracts.

The 2008 effective tax rate on income from continuing operations decreased to (31.4)% from 25.4% in the prior year. The 2008 rate benefited from a capital loss utilization tax strategy on a sale/leaseback of real estate properties, the China Joint Venture shutdown tax benefits, and a higher mix of profits in lower taxed countries.

Income from continuing operations decreased 23% from 2007 primarily as a result of the aforementioned changes in operating expenses, loss on joint venture and offsetting tax benefits.

Net loss was $95.0 million in 2008 versus net income of $54.7 million in 2007. Net losses from discontinued operations totaled $122.2 million in 2008 relating primarily to the impairment of assets and sale of the Company’s Die and Mold Operations and E-ONE. The Company also discontinued its financial services activities during 2008 which generated income of $0.3 million. A net gain of $19.6 million on discontinued operations in 2007 resulted primarily from the sale of the Cutting Tool Operations in that year. For further discussion of the discontinued operations, see Note 13 to the audited consolidated financial statements included elsewhere in this prospectus supplement.

Safety and Security Systems Operations

Three months ended March 31, 2010 and 2009

The following table summarizes the Safety and Security Systems Group operating results for the three month period ended March 31, 2010 and 2009, respectively ($ in millions):

	Three Months Ended March 31,
	2010	2009	Change

Orders	$76.9	$71.2	$5.7
Net sales	68.3	70.8	(2.5)
Operating income	4.1	4.9	(0.8)
Operating margin	6.0%	6.9%	(0.9%)

Orders increased 8% from the first quarter of 2009 as the U.S. and global markets continue their recovery from the recession. Non-U.S. orders increased 19% mainly attributed to a large European police order. U.S. orders were essentially flat year over year, with strong ALPR and industrial orders partially offset by lower municipal orders

Net sales decreased 4% or $2.5 million compared to the first quarter of 2009 resulting from a lower backlog at the end of 2009 which was partially offset by a favorable foreign currency translation of $1.2 million and strong ALPR demand.

Operating income and margins decreased in the first quarter of 2010 from the comparable period in 2009 primarily as a result of lower sales volume and restructuring charges.

Years ended December 31, 2009, 2008 and 2007

The following table presents the Safety and Security Systems Group’s results of operations for each of the three years in the period ended December 31 ($ in millions):

	2009	2008	2007

Total orders	$277.7	$341.3	$339.8
Net sales	292.7	345.9	340.4
Operating income	27.5	35.2	44.0
Operating margin	9.4%	10.2%	12.9%

Orders declined 19% as compared to the prior year period with declines in most market segments with the exception of automated license plate recognition (“ALPR”) cameras in the U.S., primarily as a result of the economic recession. U.S. orders decreased 15% due to softness in oil and gas markets and decline in municipal spending due to the global economic recession. 2009 orders in the U.S. decreased $10.5 million for warning systems, $8.6 million for police products, $8.3 million for industrial signal and communication systems, and $4.5 million for parking systems, offset by an increase of $5.4 million in ALPR cameras. Non-U.S. orders decreased 23% compared to 2008 primarily due to a decline in vehicular lighting and siren sales of $21.0 million.

Net sales decreased 15% as compared to 2008 with decreases across all businesses except warning systems, which increased $1.6 million driven by international and military segments, and ALPR cameras in the U.S. Operating income in 2009 declined 22% as a result of lower sales volumes and a charge of $0.7 million related to an environmental remediation issue at the Company’s Pearland, Texas site. Operating expenses were lower than the prior year by $15.3 million driven by cost management initiatives implemented in 2009 and the absence of $5.3 million in charges in 2008 to settle a dispute and write-off assets associated with a parking system contract. Operating margins declined 8% compared to the prior year as a result of the lower sales volumes.

Orders remained relatively flat in 2008 as compared to 2007. U.S. orders decreased 6% due to weak municipal spending and a relative softening in the industrial economy compared to 2007. For 2008, orders in the U.S. fell $12.3 million for police products, $6.1 million for parking systems, and $0.7 million for hazardous area lighting products. Partly offsetting these declines was an increase in orders of $6.1 million for ALPR cameras made by PIPS Technologies, which was acquired in the third quarter of 2007. Non-U.S. orders in 2008 increased 9% over the prior year or 6% when excluding the favorable effects of currency translation due to strength in outdoor warning systems and the addition of PIPS Technologies acquired in 2007.

Net sales increased 2% in 2008. An increase in shipments of ALPR cameras during 2008 of $19.2 million and industrial communications systems of $2.4 million was offset by a $17.7 million decrease in global vehicular lighting and siren sales. Operating income in 2008 declined 20% and operating margins fell, primarily due to $6.2 million of increased charges to settle a dispute and write off assets associated with a parking system contract, $1.8 million of employee severance costs associated with restructuring initiatives, and $0.8 million associated with other cost reduction initiatives.

Fire Rescue Operations

Three months ended March 31, 2010 and 2009

The following table summarizes the Fire Rescue Group’s operating results for the three month periods ended March 31, 2010 and 2009, respectively ($ in millions):

	Three Months Ended March 31,
	2010	2009	Change

Orders	$31.7	$20.8	$10.9
Net sales	24.8	32.5	(7.7)
Operating income	0.8	2.4	(1.6)
Operating margin	3.2%	7.4%	(4.2%)

Orders increased 52% from the first quarter of 2009 with increased demand in the Company’s fire-lift market. Market demand for the Company’s products was recovering in all regions. Demand for the industrial market continues to lag as a result of the global economic recession.

Net sales decreased by 24% in the first quarter with declines in both fire-lift and industrial products compared to the prior year due to the combination of strong 2009 fourth quarter shipments and weak backlog as of December 31, 2009. Additionally, a Finnish port workers’ strike in March 2010 affected receiving of materials and delivery of units and disrupted operations.

Operating income decreased $1.6 million from the first quarter of 2009 as result of lower volumes and less favorable mix offset by reduced operating expenses. The port workers’ strike had approximately a $0.5 million negative effect on operating income.

Years ended December 31, 2009, 2008 and 2007

The following table presents the Fire Rescue Group’s results of operations for each of the three years in the period ended December 31 ($ in millions):

	2009	2008	2007

Total orders	$96.6	$162.3	$174.1
Net sales	160.0	145.5	117.9
Operating income	19.2	10.4	7.9
Operating margin	12.0%	7.1%	6.7%

Orders in 2009 decreased 40% from the prior year as the global economic recession reduced demand for the Company’s products in both fire-lift and industrial markets was weak in all regions.

Net sales in 2009 increased 10% and 14% excluding currency translation, compared to the prior year. Unusually high backlog at the end of 2008 and the recent plant expansion enabled strong shipment levels especially during the fourth quarter despite the reduction in orders. Operating income and margin increased 85% and 70% respectively, due to the increase in sales volumes and also due to margin improvements related to the plant expansion and process improvements.

Orders in 2008 decreased 7% compared to 2007 or 15% when excluding the favorable effects of currency translation. Bronto’s entire order decline existed within its industrial markets, primarily with weakness in Europe.

Net sales in 2008 increased 23% from 2007 or 19% when excluding the favorable effects of currency translation. Bronto’s large backlog, which exceeded 12 months of shipments at the end of 2007, allowed for strong shipments in 2008 despite a reduction in orders during the year.

Operating income rose 32% in 2008 and operating margins improved as a result of the increased sales volumes. Higher product costs for steel and other components and inefficiencies caused by the plant expansion offset some of the sales volume impact.

Environmental Solutions Operations

Three months ended March 31, 2010 and 2009

The following table summarizes the Environmental Solutions Group’s operating results for the three month periods ended March 31, 2010 and 2009, respectively ($ in millions):

	Three Months Ended March 31,
	2010	2009	Change

Total orders	$87.7	$67.4	$20.3
Net sales	70.1	81.4	(11.3)
Operating income	3.7	3.0	0.7
Operating margin	5.3%	3.7%	1.6%

Orders of $87.7 million in the first quarter of 2010 were 30% above the prior year quarter driven by increased demand in all markets and regions. Industrial orders were up 71%, or $10.8 million driven primarily by an increase in vacuum trucks of $5.6 million and waterblasters of $2.7 million. Municipal and government orders were up $7.3 million with sewer cleaner trucks up $4.9 million and street sweepers up $2.6 million. Non-U.S. orders were up $2.1 million for the quarter.

Net sales decreased 14% compared to the first quarter in 2009. The sales decrease is primarily the result of a lower backlog at the end of 2009, which resulted in a decline in sales of sewer cleaner trucks and street sweepers of $11.6 million and $1.8 million, respectively, offset partially by sales of waterblasters which were up $3.1 million for the quarter.

Operating income was up $0.7 million to $3.7 million for the quarter as a result of sales of higher margin sweeper units, higher volumes in the water blaster segment and reduced operating expenses, offset by lower sewer cleaner volumes.

Years ended December 31, 2009, 2008 and 2007

The following table presents the Environmental Solutions Group’s results of operations for each of the three years in the period ended December 31 ($ in millions):

	2009	2008	2007

Total orders	$265.4	$357.3	$406.2
Net sales	299.8	387.6	396.5
Operating income	14.9	34.9	37.9
Operating margin	5.0%	9.0%	9.6%

Orders of $265.4 million in 2009 were 26% below the prior year due to the global economic recession and reduced municipal and industrial spending. U.S. orders decreased 30% in 2009 from the prior year driven by a $71.3 million reduction in sewer cleaning and industrial vacuum trucks, a $9.0 million reduction in water blasters and an $8.4 million reduction in sweepers. Non-U.S. orders decreased 5% due to a weaker market environment for sweepers.

Net sales decreased 23% compared to the prior year period on lower sales volume in sewer cleaning and industrial vacuum trucks of $61.3 million, street sweepers of $16.4 million and waterblasters of $9.7 million. The flow through of the decline in sales volume resulted in a $20.0 million reduction in operating income and a lower operating margin.

In 2008, orders decreased 12% from 2007 as weak municipal and industrial markets drove a $25.6 million reduction in street sweepers and a $26.7 million reduction in sewer cleaning and industrial vacuum trucks offset by an increase of $5.8 million in waterblasters. Net sales in 2008 compared to 2007 decreased 2% as a decline in U.S. street sweeper shipments of $23.6 million more than offset a $13.6 million increase in global shipments of sewer cleaning and industrial vacuum trucks.

Operating income decreased 8% in 2008 due to lower sales volumes and the absence of a favorable $1.7 million excise tax settlement which occurred in 2007.

Other

In March 2010, the Company acquired all of the issued and outstanding common shares of both Sirit and VESystems.

The following table summarizes the Sirit and VESystems operating results for the three month period ended March 31, 2010 ($ in millions):

Three Months
Ended March 31,
2010

Orders	$2.2
Net sales	3.4
Operating loss	(1.2)
Operating margin	(35.3%)

2009 U.S. and Non-U.S. Net Sales by Segment

The following table presents the percentage representing U.S. and non-U.S. net sales for each segment in 2009.

	2009 Sales
	% U.S.	% Non-U.S.

Safety and Security Group	57%	43%
Fire Rescue Group	8%	92%
Environmental Solutions Group	80%	20%

Corporate Expense

Three months ended March 31, 2010 and 2009

Corporate expenses were up $2.2 million over the prior year primarily as a result of $2.6 million in costs related to acquired businesses in the first quarter of 2010 and $0.7 million of increased post-retirement expense. Partially offsetting the increase was a decline in legal fees associated with the Company’s hearing loss litigation of $0.7 million as a result of timing of trials and $0.6 million associated with the costs for the 2009 proxy contest initiated by an activist shareholder.

Years ended December 31, 2009, 2008 and 2007

Corporate expenses totaled $28.6 million in 2009, $30.7 million in 2008 and $21.1 million in 2007. The 7% decrease in 2009 is due to $5.8 million in lower legal and trial costs associated with the Company’s ongoing firefighter hearing loss litigation offset by $2.6 million associated with the costs for a proxy contest initiated by an activist shareholder. Other offsetting amounts include higher bonus costs of approximately $1.2 million.

The 45% increase in 2008 expense is primarily due to $9.9 million of higher legal costs associated with the Company’s ongoing firefighter hearing loss litigation and $1.5 million of costs associated with the hiring of a new chief executive officer and chief financial officer, reduced by lower bonus and stock-based compensation costs of $1.8 million.

The hearing loss litigation has historically been managed by the Company’s legal staff resident at the corporate office and not by management at any reporting segment. In accordance with ASC Topic 280, “Segment Reporting” (SFAS No. 131), which provides that segment reporting should follow the management of the item and that some expenses can be corporate expenses, these legal expenses (which are unusual and not part of the normal operating activities of any of our operating segments), are reported and managed as corporate expenses. Only the Company, and no current or divested subsidiaries is a named party to these lawsuits.

Seasonality of Company’s Business

Certain of the Company’s businesses are susceptible to the influences of seasonal buying or delivery patterns. The Company’s businesses which tend to have lower sales in the first calendar quarter compared to other quarters as a result of these influences are street sweeping, fire rescue products, outdoor warning, emergency signaling products and parking systems.

Legal Matters

The Company has been sued by over 2,500 firefighters in numerous separate cases alleging that exposure to the Company’s sirens impaired their hearing. The Company contests the allegations. Cases involving over 100 firefighter plaintiffs have been dismissed in Cook County, including cases involving 27 firefighter plaintiffs by way of verdict. Additional cases are pending in Philadelphia, Pennsylvania. The Company continues to aggressively defend the matter. For further details regarding this and other legal matters, refer to Note 15 to the audited consolidated financial statements and Note 11 to the unaudited consolidated financial statements included elsewhere in this prospectus supplement.

Financial Condition, Liquidity and Capital Resources

Three months ended March 31, 2010 and 2009

The Company utilizes its operating cash flow and available borrowings under its revolving credit facility for working capital needs of its operations, capital expenditures, strategic acquisitions of companies operating in markets related to those already served, pension contributions, debt repayments, share repurchases and dividends.

The following table summarizes the Company’s cash flows for the three month periods ended March 31, 2010 and 2009, respectively ($ in millions):

	Three Months Ended
	March 31,
	2010	2009

Operating (use of) cash flow	$(9.6)	$7.8
Proceeds from sale of properties, plant and equipment	0.7	—
Capital expenditures	(3.2)	(3.9)
Payments for acquisitions, net of cash acquired	(97.3)	—
Proceeds from discontinued investing activities	—	3.0
Borrowing activity, net	101.1	(11.5)
Payments for discontinued financing activities	(0.3)	(6.4)
Dividends	(3.0)	(2.9)
Other, net	2.8	0.2

Decrease in cash and cash equivalents	$(8.8)	$(13.7)

Cash flow used for operating activities for the first three months of 2010 decreased $17.4 million from the prior year period, primarily reflecting lower earnings on reduced sales from continuing operations and a lower reduction in working capital in the first quarter of 2010 compared to the same period in 2009.

In the first quarter of 2010, the Company acquired two businesses that will be key components to the continuing development of the Company’s Intelligent Transportation Systems strategy. VESystems was acquired for $34.8 million, of which $24.6 million was a cash payment. Sirit was acquired for CDN $77.1 million (US $74.9 million), all of which was cash. The acquisitions were funded with the Company’s existing cash balances and debt drawn against the availability of the Company’s $250 million of revolving credit facility. In addition to the use of cash and debt, the Company issued 1.2 million shares of Federal Signal Corporation common stock to fund a portion of the cost of purchasing VESystems.

Debt, net of cash, as a percentage of capitalization was 47.0% at March 31, 2010, versus 35.5% at the end of 2009. The change was primarily due to the increase in debt drawn on the Company’s $250 million revolving credit facility to fund the two acquisitions in the first quarter of 2010.

At March 31, 2010, $194.6 million was drawn against the Company’s revolving credit facility and matures April 25, 2012. Borrowings under the facility bear interest, at the Company’s option, at the Base Rate or LIBOR, plus an applicable margin. The applicable margin ranges up to 0.75% for Base Rate borrowings and 1.00% to 2.00% for LIBOR borrowings depending on the Company’s total indebtedness to capital ratio. At March 31, 2010, the Company’s applicable margins over LIBOR and Base Rate borrowings were 1.50% and 0.25%, respectively.

The Company’s revolving credit facility and private placement notes contain certain financial covenants for each fiscal quarter end. For the Second Amended Credit Agreement (described below) and each of the Private Placement Note Agreements, covenants include a maximum debt-to-capitalization ratio, an interest expense coverage ratio and a minimum net worth requirement. At March 31, 2010, all of the Company’s retained earnings were free of any restrictions and the Company was in compliance with the financial covenants and agreements. The Company expects to be in compliance with its covenants for the balance of the year.

As of March 31, 2010, €10.7 million (or $14.5 million), was drawn on the Alternative Currency Facility, a supplemental agreement under the Second Amended Credit Agreement and $180.1 million was drawn directly under the Second Amended Credit Agreement for a total of $194.6 million drawn under the Second Amended Credit Agreement leaving available borrowings of $55.4 million not including $30.5 million of capacity used for existing letters of credit.

At March 31, 2010, $7.4 million was drawn against the Company’s foreign lines of credit which provide for borrowings up to $17.7 million.

Given the Company’s cash position and debt structure, the Company has not experienced any material liquidity issues. The Company has $39.4 million of private placement principal debt payments due over the next twelve months. The Company expects that with its existing liquidity and the opportunities available to raise capital in the near term, notwithstanding adverse market conditions, it will meet all of its anticipated needs for liquidity during the next twelve months and for the foreseeable future.

The Company is required to assess on an on-going basis, events or circumstances that may trigger an evaluation of goodwill for impairment, and test for impairment annually should no triggering event indicate the need for analysis in the interim. The Company’s practice is to group goodwill by operating segment. There have been no events identified as a triggering event since the Company’s annual impairment testing was performed in the fourth quarter of 2009.

Years ended December 31, 2009, 2008 and 2007

During each of the three years in the period ended December 31, 2009, the Company used its cash flows from operations to pay cash dividends to shareholders, to fund growth, and to make capital investments that both sustain and reduce the cost of its operations. Beyond these uses, remaining cash was used to fund acquisitions, pay down debt, repurchase shares of common stock and make voluntary pension contributions.

The Company’s cash and cash equivalents totaled $21.1 million, $23.4 million and $12.5 million as of December 31, 2009, 2008 and 2007, respectively. The following table summarizes the Company’s cash flows for each of the three years in the period ended December 31 ($ in millions):

	2009	2008	2007

Operating cash flow	$62.4	$123.7	$65.4
Proceeds from sale of properties, plant and equipment	4.0	38.0	0.6
Capital expenditures	(14.6)	(28.0)	(19.5)
Payments for acquisitions, net of cash acquired	(13.5)	—	(147.5)
Gross proceeds from sale of discontinued businesses	47.1	65.9	65.4
Borrowing activity, net	(77.7)	(20.1)	59.6
Dividends	(11.7)	(11.5)	(11.5)
Purchases of treasury stock	—	(6.0)	—
Payments for discontinued financing activities	(7.3)	(129.3)	(11.7)
All other, net	9.0	(21.8)	(4.1)

(Decrease) increase in cash	$(2.3)	$10.9	$(3.3)

Operating cash flow decreased $61.3 million in 2009 compared to 2008. The decrease in 2009 was driven by a $127.0 million decrease in cash from discontinued operating activities offset by an increase of $65.7 million in cash provided by continuing operating activities. In 2009, the Company discontinued its RAVO and Pauluhn businesses and in 2008, the Company discontinued its Die and Mold Operations, E-ONE business and Financial Services activities which generated cash of $126.2 million during the year. In 2008, approximately 92% of the Company’s municipal leases were sold for net cash proceeds of approximately $94.0 million. The increase in cash provided by continuing operations of $65.7 million in 2009 was caused primarily by a decrease in accounts receivable and inventories, lower pension contributions and a gain on the China Joint Venture due to the liquidation of assets.

Proceeds from the sale of properties, plant and equipment in 2008 are primarily the result of net cash proceeds of $35.8 million received from a sale-leaseback of the Company’s Elgin and University Park, Illinois plants.

Capital expenditures decreased $13.4 million in 2009 compared to 2008 due primarily to the expansion of the Company’s plants in Pori, Finland and in Streator, Illinois that occurred in 2008. Capital expenditures rose $8.5 million in 2008 from 2007 again largely due to these plant expansions.

In 2009, the Company acquired Diamond Consulting Services Ltd. for $13.5 million in cash and deferred payments in future years of up to $3.2 million. See Note 11 to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional information on the acquisition. The Company funded the acquisition through cash provided by operations, and from proceeds received from the sale of RAVO and Pauluhn businesses, included in discontinued operations in 2009, and sold for net proceeds of $45.1 million in cash. See Note 13 to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional information on the sale of RAVO and Pauluhn businesses.

In 2008, the Company divested its Die and Mold Operations and E-ONE business for net cash proceeds of $59.9 million and a payment of $0.6 million, respectively. Gross proceeds from the sale of E-ONE were $3.4 million, of which $0.5 million had been received at December 31, 2008.

In 2009, net borrowings decreased $77.7 million, largely upon paydowns upon the receipt of cash from the RAVO and Pauluhn businesses included in discontinued operations in 2009. In 2008, net borrowings decreased $20.1 million, largely upon receipt of cash from the aforementioned sale of its municipal leasing portfolio which was included in discontinued operations in 2008 and the aforementioned sale leaseback transactions. In 2007, net borrowings increased $59.6 million due to the acquisition of PIPS Technologies in the second half of the year.

Payments for discontinued financing activities of $129.3 million in 2008 reflect the repayment of financial service borrowings as a result of the Company’s decision to exit the municipal lease financing business.

On April 27, 2009, the Company executed the Global Amendment to Note Purchase Agreements (the “Global Amendment”) with the holders of its private placement debt notes (the “Notes”). The Global Amendment included a provision allowing the Company to prepay $50.0 million of principal of the $173.4 million Notes outstanding at par with no prepayment penalty. The prepayment was executed on April 28, 2009, and included principal, related accrued interest and a fee of $0.2 million totaling $51.1 million. The prepayment was funded by the Company’s available capacity under its revolving credit facility.

The Global Amendment included changes to the Notes’ coupon interest rates. The coupon interest rates on the Notes were increased by 100 basis points upon execution of the Global Amendment. On January 1, 2010, the outstanding Notes’ coupon interest rates will increase by an additional 100 basis points. On April 1, 2010, the outstanding Notes’ coupon interest rates will increase an additional 200 basis points if the Company’s private placement debt rating does not improve by one rating level on or before this date.

The Global Amendment also included changes and additions to various covenants within the Note Agreements. Financial covenants were modified to more closely align with those included in the Company’s revolving credit facility agreement, which allows for the exclusion of various charges when computing covenants for minimum net worth and maximum debt to capitalization.

Aggregate maturities of total borrowings amount to approximately $41.9 million in 2010, $10.5 million in 2011, $144.6 million in 2012 and $7.1 million in 2013. The fair values of these borrowings aggregated $204.9 million and $286.3 million at December 31, 2009 and 2008, respectively. Included in 2010 maturities is $2.5 million of other foreign lines of credit and $39.4 million of private placement debt.

In March 2008, the Company executed an amendment (the “Second Credit Amendment”) to the Revolving Credit Facility. The Second Credit Amendment modified the definitions of Consolidated Net Worth and EBIT, reduced the Total Indebtedness to Capital ratio maximum to 0.50, reduced the minimum Interest Coverage Ratio requirement and reduced the required minimum percentage of consolidated assets directly owned by the Credit Agreement’s borrower and guarantors to 50%. The amendment also allowed for the unencumbered sale of the E-One business.

In April, 2007, the Company amended its Revolving Credit Agreement. This Second Amended and Restated Credit Agreement (“Credit Agreement”) provides for borrowings of $250.0 million and matures April, 2012. It also allows the Company to borrow up to $35 million in an alternative currency under the swing line provision. As of December 31, 2009, $16.2 million was drawn on the Alternative Currency Facility and $85.0 million was drawn on the Second Credit Amendment for a total of $101.2 million drawn under the Second Amended and Restated Credit Agreement leaving available borrowings of $148.8 million.

Cash dividends paid to shareholders in 2009, 2008 and 2007 were $11.7 million, $11.5 million and $11.5 million respectively. The Company declared dividends of $0.24 per share in 2009, 2008 and 2007.

During 2008, the Company completed repurchases totaling $6.0 million of stock under share repurchase programs approved by the Board of Directors to offset the dilutive effects of stock-based compensation.

Total debt net of cash and short-term investments included in continuing operations was $180.5 million representing 35% of total capitalization at December 31, 2009 versus $245.5 million or 46% of total capitalization at December 31, 2008. The decrease in the percentage of debt to total capitalization in 2009 was due to a reduction in debt of $77.7 million and an increase in equity of $41.6 million. The Company was in compliance with the financial covenants throughout 2009 and 2008.

The Company anticipates that capital expenditures for 2010 will approximate $16 million and that its financial resources and major sources of liquidity, including cash flow from operations and borrowing capacity, will be adequate to meet its operating and capital needs in addition to its financial commitments.

Contractual Obligations and Commercial Commitments

Three months ended March 31, 2010 and 2009

Short-term borrowings increased $7.9 million at March 31, 2010 from $0 million at December 31, 2009 primarily due to partially fund the purchase of two acquired businesses in the first quarter of 2010. Total long-term borrowings increased to $295.5 million at March 31, 2010 from $202.7 million at December 31, 2009. See the Financial Condition, Liquidity and Capital Resources section of this report for more information.

Changes to the Company’s accrual for product warranty claims in the first three months of 2010 is discussed in Note 10 of the unaudited consolidated financial statements included elsewhere in this prospectus supplement.

Years ended December 31, 2009, 2008 and 2007

The following table presents a summary of the Company’s contractual obligations and payments due by period as of December 31, 2009 ($ in millions):

	Payments Due by Period
		Less than			More than
	Total	1 Year	2-3 Years	4-5 Years	5 Years

Long-term debt*	$204.1	$41.9	$155.1	$7.1	$—
Operating lease obligations	70.9	10.4	13.6	10.6	36.3
Fair value of interest rate swaps	0.5	0.5	—	—	—
Interest payments on long term debt	13.1	5.6	7.4	0.1	—

Total contractual obligations	$288.6	$58.4	$176.1	$17.8	$36.3

*	Long term debt includes financial service borrowings which are reported in discontinued operations

The Company is party to various interest rate swap agreements in conjunction with the management of borrowing costs. As of December 31, 2009, the fair value of the Company’s net position would result in cash payments of $0.5 million. Future changes in the U.S. interest rate environment would correspondingly affect the fair value and ultimate settlement of the contracts.

The Company also enters into foreign currency forward contracts to protect against the variability in exchange rates on cash flows and intercompany transactions with its foreign subsidiaries. As of December 31, 2009, there is $0.1 million unrealized gains on the Company’s foreign exchange contracts. Volatility in the future exchange rates between the U.S. dollar and Euro, Canadian dollar and British pound will impact the final settlement of any of these contracts.

The following table presents a summary of the Company’s commercial commitments and the notional amount by expiration period as of December 31, 2009 ($ in millions):

	Notional Amount by Expiration Period
		Less than	2-3	4-5
	Total	1 Year	Years	Years

Financial standby letters of credit	$29.3	$29.1	$0.1	$0.1
Performance standby letters of credit	4.0	4.0	—	—
Purchase obligations	30.5	24.9	5.6	—

Total commercial commitments	$63.8	$58.0	$5.7	$0.1

Financial standby letters of credit largely relate to casualty insurance policies for the Company’s workers’ compensation, automobile, general liability and product liability policies. Performance standby letters of credit represent guarantees of performance by foreign subsidiaries that engage in cross-border transactions with foreign customers.

Purchase obligations relate to commercial chassis.

As of December 31, 2009, the Company has a liability of approximately $5.8 million for unrecognized tax benefits (refer to Note 6 of the audited consolidated financial statements included elsewhere in this prospectus supplement). Due to the uncertainties related to these tax matters, the Company cannot make a reasonably reliable estimate of the period of cash settlement for this liability.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company considers the following policies to be the most critical in understanding the judgments that are involved in the preparation of the Company’s consolidated financial statements and the uncertainties that could impact the Company’s financial condition, results of operations and cash flows.

Allowances for Doubtful Accounts

The Company performs ongoing credit evaluations of its customers. The Company’s policy is to establish, on a quarterly basis, allowances for doubtful accounts based on factors such as historical loss trends, credit quality of the present portfolio, collateral value and general economic conditions. If the historical loss trend increased or decreased 10% in 2009, the Company’s operating income would have decreased or increased by $0.1 million, respectively. Though management considers the valuation of the allowances proper and adequate, changes in the economy and/or deterioration of the financial condition of the Company’s customers could affect the reserve balances required.

Inventory Reserve

The Company performs ongoing evaluations to ensure that reserves for excess and obsolete inventory are properly identified and recorded. The reserve balance includes both specific and general reserves. Specific reserves at 100% are established for identifiable obsolete products and materials. General reserves for materials and finished goods are established based upon formulas which reference, among other things, the level of current inventory relative to recent usage, estimated scrap value and the level of estimated future usage. Historically, this reserve policy has given a close approximation of the Company’s experience with excess and obsolete inventory. The Company does not foresee a need to revise its reserve policy in the future. However, from time to time unusual buying patterns or shifts in demand may cause large movements in the reserve balance.

Warranty Reserve

The Company’s products generally carry express warranties that provide repairs at no cost to the customer. The length of the warranty term depends on the product sold, but generally extends from six months to five years based on terms that are generally accepted in the Company’s marketplaces. Certain components necessary to manufacture the Company’s vehicles (including chassis, engines and transmissions) are covered under an original manufacturers’ warranty. Such manufacturers’ warranties are extended directly to end customers.

The Company accrues its estimated exposure to warranty claims at the time of sale based upon historical warranty claim costs as a percentage of sales. Management reviews these estimates on a quarterly basis and adjusts the warranty provisions as actual experience differs from historical estimates. Infrequently, a material warranty issue can arise which is outside the norm of the Company’s historical experience; costs related to such issues, if any, are provided for when they become probable and estimable.

The Company’s warranty costs as a percentage of net sales totaled 1.2% in 2009, 0.9% in 2008 and 0.8% in 2007. The increase in the rate in 2009 is primarily due to increased costs in the Environmental Solutions Group. Management believes the reserve recorded at December 31, 2009 is appropriate. A 10% increase or decrease in the estimated warranty costs in 2009 would have decreased or increased operating income by $0.9 million, respectively.

Workers’ Compensation and Product Liability Reserves

Due to the nature of the products manufactured, the Company is subject to product liability claims in the ordinary course of business. The Company is partially self-funded for workers’ compensation and product liability claims with various retention and excess coverage thresholds. After the claim is filed, an initial liability is estimated, if any is expected, to resolve the claim. This liability is periodically updated as more claim facts become known. The establishment and update of liabilities for unpaid claims, including claims incurred but not reported, is based on the assessment by the Company’s claim administrator of each claim, an independent actuarial valuation of the nature and severity of total claims and management’s estimate. The Company utilizes a third-party claims administrator to pay claims, track and evaluate actual claims experience and ensure consistency in the data used in the actuarial valuation. Management believes that the reserve established at December 31, 2009 appropriately reflects the Company’s risk exposure. The Company has not established a reserve for potential losses resulting from hearing loss litigation (see Note 15 to the audited consolidated financial statements and Note 10 to the unaudited consolidated financial statements included elsewhere in this prospectus supplement). If the Company is not successful in its defense after exhausting all appellate options, it will record a charge for such claims, to the extent they exceed insurance recoveries, at the appropriate time.

Goodwill

Goodwill represents the excess of the cost of an acquired business over the amounts assigned to the net assets. Goodwill is not amortized but is tested for impairment at a reporting unit level on an annual basis or if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Goodwill is tested for impairment based on a two-step test. The first step, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess.

Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions and selecting an appropriate control premium. The income approach is based on discounted cash flows which are derived from internal forecasts and economic expectations for each respective reporting unit. The Company had no goodwill impairments in 2009, 2008 or 2007. The fair values of the reporting units exceeded their respective carrying amounts by 10% or more, except at the Environmental Solutions Group reporting unit. The fair value of the Environmental Solutions Group reporting unit exceeded its carrying value by 4%. The Environmental Solutions Group reporting unit’s goodwill is $120.4 million. Adverse changes to the Company’s business environment and future cash flows could cause us to record impairment charges in future periods which could be material. See Note 12 to the audited consolidated financial statements and Note 4 to the unaudited consolidated financial statements included elsewhere in this prospectus supplement for a summary of the Company’s goodwill.

Indefinite Lived Intangible Assets

An intangible asset determined to have an indefinite useful life is not amortized until its useful life is determined to be no longer indefinite. Indefinite lived intangible assets are evaluated each reporting period to determine whether events and circumstances continue to support an indefinite useful life. These assets are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the indefinite lived intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Significant judgment is applied when evaluating if an intangible asset has a finite useful life. In addition, for indefinite lived intangible assets, significant judgment is applied in testing for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, and incorporating general economic and market conditions. The Company had no impairments of indefinite lived intangible assets in 2009, 2008 or 2007. Adverse changes to the Company’s business environment and future cash flows could cause us to record impairment charges in future periods which could be material. See Note 12 to the audited consolidated financial statements and Note 4 to the unaudited consolidated financial statements included elsewhere in this prospectus supplement for a summary of the Company’s indefinite lived intangible assets.

Postretirement Benefits

The Company sponsors domestic and foreign defined benefit pension and other postretirement plans. Major assumptions used in the accounting for these employee benefit plans include the discount rate, expected return on plan assets and rate of increase in employee compensation levels. A change in any of these assumptions would have an effect on net periodic pension and postretirement benefit costs.

The following table summarizes the impact that a change in these assumptions would have on the Company’s operating income ($ in millions):

	Assumption Change:
	25 Basis	25 Basis
	Point Increase	Point Decrease

Discount rate	0.3	(0.3)
Return on assets	0.3	(0.3)
Employee compensation levels	—	—

The weighted-average discount rate used to measure pension liabilities and costs is set by reference to published high-quality bond indices. However, these indices give only an indication of the appropriate discount rate because the cash flows of the bonds comprising the indices do not match the projected benefit payment stream of the plan precisely. For this reason, we also consider the individual characteristics of the plan, such as projected cash flow patterns and payment durations, when setting the discount rate. The weighted-average discount rate used to measure U.S. pension liabilities decreased from 6.5% in 2008 to 6.0% in 2009. See Note 7 to the audited consolidated financial statements and Note 8 to the unaudited consolidated financial statements included elsewhere in this prospectus supplement for further discussion.

Stock-Based Compensation Expense

The Company accounts for stock-based compensation in accordance with ASC Topic 718, “Compensation — Stock Compensation” (SFAS No. 123(R)), which requires all share-based payments to employees, including grants of employee stock options and restricted stock, to be recognized in the financial statements based on their respective grant date fair values. We use the Black-Scholes option pricing model to estimate the fair value of the stock option awards. The Black-Scholes model requires the use of highly subjective and complex assumptions, including the Company’s stock price, expected volatility, expected term, risk-free interest rate and expected dividend yield. For expected volatility, we base the assumption on the historical volatility of the Company’s common stock. The expected term of the awards is based on historical data regarding employees’ option exercise behaviors. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. In addition to the requirement for fair value estimates, ASC Topic 718 (SFAS No. 123(R)) also requires the recording of expense that is net of an anticipated forfeiture rate. Therefore, only expenses associated with awards that are ultimately expected to vest are included in our financial statements. Our forfeiture rate is determined based on our historical option cancellation experience.

We evaluate the Black-Scholes assumptions that we use to value our awards on a quarterly basis. With respect to the forfeiture rate, we revise the rate if actual forfeitures differ from our estimates. If factors change and we employ different assumptions, stock-based compensation expense related to future stock-based payments may differ significantly from estimates recorded in prior periods.

Financial Market Risk Management

The Company is subject to market risk associated with changes in interest rates and foreign exchange rates. To mitigate this risk, the Company utilizes interest rate swaps and foreign currency forward contracts. The Company does not hold or issue derivative financial instruments for trading or speculative purposes and is not party to leveraged derivatives contracts.

Interest Rate Risk

The Company manages its exposure to interest rate movements by targeting a proportionate relationship between fixed-rate debt to total debt generally within percentages between 40% and 60%. The Company uses funded fixed-rate borrowings as well as interest rate swap agreements to balance its overall fixed/floating interest rate mix.

The following table presents the principal cash flows and weighted average interest rates by year of maturity for the Company’s total debt obligations held at December 31, 2009 ($ in millions):

	Expected Maturity Date						Fair
	2010	2011	2012	2013	Thereafter	Total	Value

Fixed rate	$25.1	$9.1	$42.7	$—	$—	$76.9	$77.8
Average interest rate	7.5%	7.3%	7.2%	—	—	7.4%	—
Variable rate	$16.8	$1.4	$101.9	$7.0	$—	$127.2	$127.2
Average interest rate	2.0	1.8%	1.8%	3.4%	—	1.9%	—

The following table presents notional amounts and weighted average interest rates by expected (contractual) maturity date for the Company’s interest rate swap contracts held at December 31, 2009 ($ in millions). Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.

	Expected Maturity Date						Fair
	2010	2011	2012	2013	Thereafter	Total	Value

Pay fixed, receive variable	$70.0	$—	$—	$—	$—	$70.0	$(0.5)
Average pay rate	2.0%	—	—	—	—	—	—
Average receive rate	0.4%	—	—	—	—	—	—

See Note 8 to the audited consolidated financial statements included elsewhere in this prospectus supplement for a description of these agreements. A 100 basis point increase or decrease in variable interest rates in 2009 would have increased or decreased interest expense by $0.9 million, respectively.

Foreign Exchange Rate Risk

Although the majority of sales, expenses and cash flows are transacted in U.S. dollars, the Company has exposure to changes in foreign exchange rates, primarily the Euro and British pound. If average annual foreign exchange rates collectively weakened against the U.S. dollar by 10%, pre-tax earnings in 2009 would have decreased by $1.2 million from foreign currency translation.

The Company has foreign currency exposures related to buying and selling in currencies other than the local currency in which it operates. The Company utilizes foreign currency options and forward contracts to manage these risks.

The following table summarizes the Company’s foreign currency derivative instruments as of December 31, 2009. All are expected to settle in 2010 ($ in millions):

	Expected
	Settlement Date
	2010
		Average
	Notional	Contract	Fair
	Amount	Rate	Value

Forward contracts:
Buy U.S. dollars, sell Euros	$18.4	1.4	$(0.3)
Buy Euros, sell U.S. dollars	2.2		(0.1)
Buy British Pounds, sell Euros	2.5		—
Other currencies	1.0		—

Total foreign currency derivatives	$24.1		$(0.4)

See Note 8 to the audited consolidated financial statements included elsewhere in this prospectus supplement for a description of these agreements.

Forward exchange contracts are recorded as a natural hedge when the hedged item is a recorded asset or liability that is revalued each accounting period, in accordance with ASC Topic 830, “Foreign Currency Matters” (SFAS No. 52). For derivatives designated as natural hedges, changes in fair values are reported in the “Other income (expense)” line of the Consolidated Statements of Operations.

Other Matters

The Company has a business conduct policy applicable to all employees and regularly monitors compliance with that policy. The Company has determined that it had no significant related party transactions in each of the three years in the period ended December 31, 2009.

BUSINESS

Overview

Federal Signal Corporation, founded in 1901, was reincorporated as a Delaware corporation in 1969. We are a leading global manufacturer and supplier of (i) safety, security and communication equipment, (ii) street sweepers and other environmental vehicles and equipment and (iii) vehicle-mounted, aerial platforms for fire fighting, rescue, electric utility and industrial uses. We also are a designer and supplier of technology-based products and services for the public safety and Intelligent Transportation Systems markets. In addition, we sell parts and tooling and provide service and repair, equipment rentals and training as part of a comprehensive offering to our customer base. We operate 19 manufacturing facilities in 7 countries and provide our products and integrated solutions to municipal, governmental, industrial and commercial customers throughout the world

We completed the acquisition of two companies in March 2010. We acquired all of the issued and outstanding shares of Sirit Inc., a corporation based in Toronto, Ontario, Canada, which designs, develops and manufactures radio frequency identification device technology for applications such as tolling, electronic vehicle registration, parking and access control, cashless payments, supply chain management and asset tracking solutions. We paid Sirit stockholders and option holders total cash consideration of CDN $77.1 million (US $74.9 million) for all of the issued and outstanding common shares of Sirit Inc.

We also acquired all of the equity interests in VESystems, LLC, a limited liability company located in Irvine, California, which designs, develops and deploys advanced software applications and customer management systems and services for the electronic toll collection industry. We paid an aggregate purchase price of $34.8 million in cash and stock, including the issuance of 1,220,311 shares of our common stock, in exchange for all of the equity interests in VESystems, LLC.

Narrative Description of Business

We have historically operated our business in three operating segments: Safety and Security Systems, Environmental Solutions and Fire Rescue. The individual operating companies are organized as such because they share certain characteristics, including technology, marketing, distribution and product application, which create long-term synergies. For the first quarter of 2010, we reported our acquired businesses Sirit and VESystems in the Other segment.

Financial information (net sales, operating income (loss), depreciation and amortization, capital expenditures and identifiable assets) concerning our three operating segments as of December 31, 2009 and 2008, and for each of the three years in the period ended, December 31, 2009 are included in Note 16 to the audited consolidated financial statements included elsewhere in this prospectus supplement. Information regarding our discontinued operations is included in Note 13 to the audited consolidated financial statements included elsewhere in this prospectus supplement. Financial information (net sales, operating income (loss), depreciation and amortization, capital expenditures and identifiable assets) concerning our operating segments as and for the three months ended March 31, 2010 and 2009 are included in Note 12 to the unaudited consolidated financial statements included elsewhere in this prospectus supplement.

Federal Signal Technologies (FSTech)

During the second quarter of 2010, we expect to form FSTech, a new operating segment that will be comprised of our acquired businesses Sirit and VESystems and our existing PIPS, Diamond Consulting and Federal Automatic Parking Devices businesses. FSTech will be a provider of technologies and solutions to the Intelligent Transportation Systems and public safety markets and other applications. These products and solutions provide end users with the tools needed to automate data collection and analysis, transaction processing and asset tracking. FSTech will provide technology platforms and services to customers in the areas of electronic toll collection, automated license plate recognition, electronic vehicle registration, parking and access control, cashless payment solutions, congestion charging, traffic management, site security solutions and supply chain systems. We deliver our technology-based solutions through a common core platform.

We expect FSTech to consist of the following businesses:

•	Sirit: a leading designer and supplier of radio frequency identification device products used in electronic toll collection, electronic vehicle registration, parking and access control, cashless payment, supply chain management and asset tracking solutions;

•	VESystems: a leading designer and integrator of transaction processing and account management software and services that process high volume transactions occurring in electronic toll and port congestion management environments;

•	PIPS Technologies: a leading designer and manufacturer of automated license plate recognition technology that is used in public safety and transportation environments. PIPStm cameras are used to automate and increase the efficiency of open road tolling, parking revenue collection, stolen vehicle recovery and criminal identification, among other uses (previously part of our Safety and Security Systems Group);

•	Diamond Consulting: a leading designer and integrator of sensors and software for open road tolling and traffic flow detection, which we acquired in December 2009. We believe Diamond’s Idris® brand software is the premier technology for classifying vehicles for electronic toll collection (previously part of our Safety and Security Systems Group); and

•	Federal Automatic Parking Devices (FAPD): a leading designer and integrator of parking, access and revenue control systems. FAPD is a pioneer of integrated facility management systems for the parking industry, including software that enables variable-rate self-parking (previously part of our Safety and Security Systems Group).

Our strategy is to capitalize on growth opportunities in the markets where we believe we have established premium brand recognition with our customers and distribution channel partners. Additionally, we believe there are significant global growth opportunities in adjacent and new markets where we have the ability to leverage our common core technology platform in areas such as:

•	Intelligent Transportation Systems, including technologies that enable electronic toll collection, congestion charging, vehicle registration, traffic management and data collection and analysis systems that enhance mobility and the transportation experience;

•	Public safety, including applications relating to traffic enforcement, border patrol, critical facility protection, port security; and

•	Supply chain, including applications relating to rail and asset tracking.

We believe that trends in transportation and safety will provide FSTech significant global growth opportunities. According to an industry report by Global Industry Analysts, the global market for Intelligent Transportation Systems is estimated to reach over $12 billion in 2010, with the U.S. representing the largest market. The electronic toll collection market, which represents approximately $3 billion by 2010, is the fastest growing product segment, estimated to have grown in excess of 17% per year over the last decade. We expect significant future growth in the Intelligent Transportation Systems and electronic toll collection markets. For example, Brazil and Mexico have recently mandated deployment of electronic vehicle recognition systems in those countries.

Electronic toll collection systems utilize technologies that enable drivers to pay tolls at highway speeds while traveling through toll zones. Drivers use a windshield-mounted wireless radio frequency identification device transponder that automatically deducts tolls from a vehicle owner’s pre-paid account. For those vehicles without a transponder, high-speed automated license plate recognition camera imaging systems take a picture of a vehicle’s license plate and use the vehicle’s registration information to deduct tolls from a video billing account or otherwise charge the vehicle owner.

We believe the primary drivers behind the growing investment in Intelligent Transportation Systems and electronic toll collection solutions are the increasing emphasis on funding road infrastructure projects, reducing vehicle congestion, decreasing environmental pollution, managing traffic and connecting transportation and public safety infrastructure networks. The use of tolls to finance strategic highway projects enables transportation authorities to finance infrastructure projects and deliver new or improved roads to the public more quickly than otherwise possible, while freeing funds to be used for other purposes.

We believe that the businesses that are part of FSTech are positioned to increase penetration of the growing Intelligent Transportation Systems and electronic toll collection markets for a variety of reasons including:

•	We are the only fully integrated electronic toll solutions provider with demonstrated capabilities in North America. We believe the businesses that will comprise our FSTech segment offer superior performance capabilities, hold leading positions in their respective markets, and have a history of working together to jointly deliver integrated client solutions. We believe our integrated solutions differentiate our products and services from our competitors by offering performance, service and value levels superior to competitive offerings;

•	In addition to integrated offerings, we offer modular solutions to customers to enable them to upgrade specific functionality within their systems without upgrading an entire system. We believe our flexible approach and trusted brands differentiate us from our competitors;

•	We believe our target customers in the Intelligent Transportation Systems and electronic toll collection markets have a strong preference for products and solutions that have proven performance levels in live settings. Our proven capabilities and track record of successful integrated deployments in numerous domestic and international locations reduces procurement and deployment risk for our customers; and

•	The recent acquisitions of Diamond Consulting, Sirit and VESystems have significantly increased our addressable market in the growing electronic toll collection market. Specifically, we believe we now have the ability to address over 90% of a typical electronic toll collection contract and service needs of a customer, compared to less than 10% prior to our acquisitions.

Safety and Security Systems Group

Our Safety and Security Systems Group is a leading manufacturer and supplier of comprehensive systems and products that law enforcement, fire rescue, emergency medical services, campuses, military facilities and industrial sites use to protect people and property.

Offerings include systems for automated license plate recognition, campus and community alerting, emergency vehicles, first responder interoperable communications, industrial communications and command, municipal networked security, vehicle classification and parking revenue and access control for municipal, governmental and industrial applications. Specific products include access control devices, lightbars and sirens, public warning sirens, public safety software and automated license plate recognition cameras.

Products are sold under the Federal Signaltm, Federal Signal VAMAtm, Federal APDtm, PIPStm, Idris®, Target Tech® and Victor® brand names. The group operates manufacturing facilities in North America, Europe and South Africa. Many of the group’s products are designed in accordance with various regulatory codes and standards and meet agency approvals such as Underwriters Laboratory (UL), International Electrotechnical Commission (IEC) and American Bureau of Shipping (ABS).

Segment results have been restated for all periods presented to exclude the operations of the group’s Pauluhn business, which were reclassified as discontinued operations and sold in 2009.

Environmental Solutions Group

Our Environmental Solutions Group is a leading manufacturer and supplier of a full range of street sweeper and vacuum loader vehicles and high-performance water blasting equipment for municipal and industrial customers. We also manufacture products for the newer markets of hydro-excavation, glycol recovery and surface cleaning for utility and industrial customers. Products are sold under the Elgin®, Vactor®, Guzzler® and Jetstreamtm brand names. The group primarily manufactures its vehicles and equipment in the United States.

Under the Elgin® brand name, we sell the leading U.S. brand of street sweepers primarily designed for large-scale cleaning of curbed streets, parking lots and other paved surfaces utilizing mechanical sweeping, vacuum and recirculating air technology for cleaning. Vactor® is a leading manufacturer of municipal combination catch basin/sewer cleaning vacuum trucks. Guzzler® is a leader in industrial vacuum loaders that clean up industrial waste or recover and recycle valuable raw materials. Jetstreamtm manufactures high pressure water blast equipment and accessories for commercial and industrial cleaning and maintenance operations. In addition to equipment sales, the group is increasingly engaged in the sale of parts and tooling, service and repair, equipment rentals and training as part of a complete offering to its customer base.

Segment results have been restated for all periods presented in the audited consolidated financial statements included elsewhere in this prospectus supplement to exclude the operation of the group’s Ravo business which was reclassified as discontinued operations and sold in 2009.

Fire Rescue Group

Our Fire Rescue Group is a leading manufacturer and supplier of sophisticated, vehicle-mounted, aerial platforms for fire fighting, rescue, electric utility and industrial uses. End customers include fire departments, industrial fire services, electric utilities, maintenance rental companies for applications such as fire fighting and rescue, transmission line maintenance, and installation and maintenance of wind turbines. The group’s telescopic/articulated aerial platforms are designed in accordance with various regulatory codes and standards, such as European Norms (EN), National Fire Protection Association (NFPA) and American National Standards Institute (ANSI). In addition to equipment sales, the group sells parts, service and training as part of a complete offering to its customer base. The group manufactures in Finland and sells globally under the Bronto Skylift® brand name.

Segment results have been restated for all periods presented in the audited consolidated financial statements included elsewhere in this prospectus supplement to exclude the operations of the group’s E-ONE business which were reclassified as discontinued operations and sold in 2008.

Tool Group

In 2008, we sold the remaining businesses within the Tool Group, referred to collectively as “Die and Mold Operations.” The results of the Die and Mold Operations are reported within discontinued operations for all periods presented.

Financial Services

We ceased entering into new financial services activities in 2008 and sold 92% of our municipal lease portfolio during 2008. The operating results and gain recorded upon sale are reported within discontinued operations. At December 31, 2009, the remaining leases and floor plan receivable balances, net of reserves, of $2.6 million were included on the balance sheet included in the unaudited consolidated financial statements included elsewhere in this prospectus supplement as Assets of Discontinued Operations.

Marketing and Distribution

Our Safety and Security Systems Group companies sell to industrial customers through approximately 1,700 wholesalers/distributors who are supported by Company sales personnel and/or independent manufacturers’ representatives. Products are also sold to municipal and governmental customers through more than 900 active independent distributors as well as through original equipment manufacturers and direct sales. International sales are made through the group’s independent foreign distributors or on a direct basis. We also sell comprehensive integrated warning, interoperable communications and parking systems through a combination of a direct sales force and distributors.

Our Fire Rescue Group and Environmental Solutions Group use dealer networks and direct sales to service customers generally depending on the type and location of the customer. Our Environmental Solutions Group’s direct sales channel concentrates on the industrial, utility and construction market segments while the dealer networks focus primarily on the municipal markets.

Our extensive product and customer base encourages our dealers and independent representatives to continue to sell and service our products, while providing us with opportunities to increase recurring revenue through sales of parts and services. Additionally, our distribution networks have fostered long standing relationships that allow us to partner with our municipal, governmental and industrial customers and understand their current and future needs.

Customers and Backlog

Approximately 37%, 21% and 42% of our total 2009 orders were to U.S. municipal and government customers, U.S. commercial and industrial customers, and non-U.S. customers, respectively. No single customer accounted for 10% or more of our business.

Our U.S. municipal and government customers depend on tax revenues to support spending. A sluggish industrial economy, therefore, will eventually impact a municipality’s revenue base as tax receipts decline due to higher levels of unemployment and declining profits. Additionally, a decline in housing prices may yield lower property tax receipts. During 2009, our U.S. municipal and government orders declined 14% from 2008, compared to a 12% decrease in these orders in 2008 compared to 2007.

Orders to the U.S. commercial and industrial segment relate to the energy industries, principally oil and gas production and coal mining, to industrial contractors and rental companies and to parking operators.

Approximately 80% of orders to non-U.S. customers flow to municipalities and governments while approximately 20% flow to industrial and commercial customers. The municipal and government segment is essentially similar to the U.S. in that it is largely dependent on tax revenues to support spending. Of the non-U.S. orders, we typically sell approximately 47% of our products in Europe, 16% in the Middle East and Africa, 14% in Canada and less than 10% in any other particular region.

Our backlog totaled $171 million at December 31, 2009, which averages to nearly three months of shipments overall. Backlogs vary by group due to the nature of our products and buying patterns of our customers. Our Safety and Security Systems Group typically maintains an average backlog of two months of shipments, our Environmental Solutions Group three to four months of shipments and Fire Rescue Group normally six months of shipments.

Suppliers

We purchase a wide variety of raw materials from around the world for use in the manufacture of our products, although the majority of current purchases are from North American sources. To minimize availability, price and quality risk, we are party to numerous strategic supplier arrangements. Although certain materials are obtained from either a single-source supplier or a limited number of suppliers, we have identified alternative sources to minimize the interruption to our business in the event of supply problems.

Components critical to the production of our vehicles, such as engines and hydraulic systems, are purchased from a select number of suppliers. We also purchase raw and fabricated steel as well as commercial chassis with certain specifications from a few sources.

We believe we have adequate supplies or sources of availability of the raw materials and components necessary to meet our needs. However, there are risks and uncertainties with respect to the supply of certain of these raw materials that could impact their price, quality and availability in sufficient quantities.

Competition

Within specific product categories and domestic markets, our Safety and Security Systems Group companies are among the leaders with three to four strong competitors and several additional ancillary market participants. The group’s international market position varies from leader to ancillary participant depending on the geographic region and product line. Generally, competition is intense with all of the group’s products, and purchase decisions are made based on competitive bidding, price, reputation, performance and servicing.

Within our Fire Rescue Group, Bronto Skylift® is established as a leader for aerial platforms used in fire fighting, rescue and industrial markets. Competitor offerings can include trailer mounted articulated aerials and traditional fire trucks with ladders. Brontotm competes on product performance where it holds technological advantages in its designs, materials and production processes.

Within our Environmental Solutions Group, Elgin® is recognized as a leader among several domestic sweeper competitors and differentiates itself primarily on product performance. Vactor® and Guzzler® both maintain the leading domestic position in their respective marketplaces by enhancing product performance with leading technology and application flexibility. Jetstreamtm is a market leader in the in-plant cleaning segment of the U.S. waterblast industry competing on product performance and rapid delivery.

Research and Development

The information concerning our research and development activities included in Note 16 of the audited consolidated financial statements is included elsewhere in this prospectus supplement and is incorporated herein by reference.

Patents and Trademarks

We own a number of patents and possess rights under others to which we attach importance, but do not believe that our business as a whole is materially dependent upon any such patents or rights. We also own a number of trademarks that we believe are important in connection with the identification of our products and associated goodwill with customers, but no material part of our business is dependent on such trademarks.

Employees

We employed approximately 2,600 people in ongoing businesses at the close of 2009. Approximately 32% of our domestic hourly workers were represented by unions at December 31, 2009. We believe relations with our employees to be good.

Governmental Regulation of the Environment

We believe that our company substantially complies with federal, state and local provisions that have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment. Capital expenditures in 2009 attributable to compliance with such laws were not material. We believe that the overall impact of compliance with environmental regulations will not have a material adverse effect on our future operations.

Seasonality

Certain of our businesses are susceptible to the influences of seasonal buying or delivery patterns causing lower sales typically in both the first and third calendar quarters compared to other quarters. Our businesses which tend to experience this seasonality include aerial platforms and European light bars and sirens.

MANAGEMENT

The following table sets forth certain information regarding our executive officers and directors.

Name	Age	Position

William H. Osborne	50	President, Chief Executive Officer and Director
William G. Barker, III	51	Senior Vice President, Chief Financial Officer and Chief Accounting Officer
Charles F. Avery, Jr.	45	Vice President, Information Technology and Controller
David E. Janek	46	President, Safety and Security Systems Group
Fred H. Lietz	55	Vice President and Chief Procurement Officer
Esa Peltola	58	President, Bronto Skylift Oy Ab
Manfred Rietsch	68	Chief Executive Officer, VESystems, LLC
Jennifer L. Sherman	45	Senior Vice President, Human Resources, General Counsel and Secretary
Mark D. Weber	52	President, Environmental Solutions Group
James E. Goodwin	65	Chairman of the Board of Directors
Charles R. Campbell	70	Director
Paul W. Jones	61	Director
Dennis J. Martin	60	Director
Brenda L. Reichelderfer	51	Director
Joseph R. Wright	71	Director
Richard R. Mudge	65	Director
Dominic A. Romeo	50	Director

William H. Osborne serves as our Company’s President and Chief Executive Officer, and has served as such since September 15, 2008. Since August 2009, Mr. Osborne has served as a director of Navistar International Corporation, a truck, bus and diesel engine manufacturer that is traded on the New York Stock Exchange (NYSE: NAV). Prior to joining the Company, Mr. Osborne held a number of senior level positions with Ford Motor Company. Most recently, from October 2007 to August 2008, he served as President and Chief Executive Officer of Ford of Australia. From November 2005 to October 2007, he served as the President and Chief Executive Officer of Ford of Canada; and from December 2003 to November 2005, he served as the Executive Director, Pickup Truck and Commercial Vehicles, North American Truck Business of Ford Motor Company.

William G. Barker, III was appointed Senior Vice President and Chief Financial Officer in December 2008 and Chief Accounting Officer in March 2010. Mr. Barker was Senior Vice President and Chief Financial Officer of Sun-Times Media Group from 2007 to 2008. He was Vice President, Finance and Strategy, Gatorade of PepsiCo, Inc. from 2001 to 2007.

Charles F. Avery, Jr. was appointed Vice President, Information Technology and Controller on March 22, 2010. Mr. Avery was our Group Vice President, Finance for the Environmental Solutions Group from 2005 until March 2010.

David E. Janek was appointed President of the Safety and Security Systems Group in March 2010. Mr Janek was Vice President and Controller from August 2008 to March 2010, Vice President and Treasurer from 2006 to 2008 and Vice President Finance, Safety and Security Systems Group from 2002 to 2006.

Fred H. Lietz was appointed Vice President and Chief Procurement Officer in May 2007. Mr. Lietz was Vice President of Global Procurement and Logistics at Andrew Corporation from 2001 to 2006.

Esa Peltola was appointed President of Bronto Skylift Oy Ab in July 2007. Mr. Peltola was Managing Director of Bronto Skylift from 1998 to 2007.

Manfred Rietsch has been Chief Executive Officer of VESystems, LLC for more than five years. Mr. Rietsch has been appointed President of the Federal Signal Technologies Group effective upon formation of that segment expected during the second quarter of 2010.

Jennifer L. Sherman was appointed Senior Vice President, Human Resources, General Counsel and Secretary in April 2008. Ms. Sherman was Vice President, General Counsel and Secretary from 2004 to 2007 and was Deputy General Counsel and Assistant Secretary from 1998 to 2004.

Mark D. Weber was appointed President of the Environmental Solutions Group in April 2003. Mr. Weber was Vice President Sweeper Products for the Environmental Solutions Group from 2002 to 2003 and General Manager of Elgin Sweeper Company from 2001 to 2002.

James E. Goodwin served as interim President and Chief Executive Officer of our Company from December 2007 through September 15, 2008. Prior to that, he was an independent business consultant from October 2001 to December 2007. From July 1999 to October 2001, Mr. Goodwin served as Chairman and Chief Executive Officer of United Airlines, a worldwide airline operator (NASDAQ: UAUA). Mr. Goodwin also serves as a member of the Board of Directors of AAR Corp., a manufacturer of products for the aviation/aerospace industry that is traded on the New York Stock Exchange (NYSE: AIR); John Bean Technologies Corporation (NYSE: JBT), a manufacturer of industrial equipment for the food processing and air transportation industries; and First Chicago Bank & Trust, serving in such positions since April 2002, September 2008, and May 2002, respectively.

Charles R. Campbell is a retired consultant previously working for The Everest Group, a management consulting firm. He was a partner in The Everest Group from 1997 to 2004. Prior to joining The Everest Group, Mr. Campbell was Senior Vice President and Chief Financial and Administrative Officer of our Company from 1985 to 1995.

Paul W. Jones is Chairman and Chief Executive Officer of A.O. Smith Corporation, a manufacturer of water heating systems and electric motors that is traded on the New York Stock Exchange (NYSE: AOS), serving as such since December 2005. From January 2004 until December 2005, Mr. Jones was President and Chief Operating Officer of A.O. Smith Corporation. Mr. Jones has served on the Board of Directors of A.O. Smith Corporation since December 2004. Mr. Jones serves as a director of Bucyrus International, Inc., a manufacturer of mining and construction machinery that is traded on the NASDAQ (NASDAQ: BUCY), which directorship began in July 2006. Mr. Jones also serves as a member of the Board of Directors of the United States Chamber of Commerce (since March 2008) and the National Association of Manufacturers (since October 2007), and on the Board of Trustees of Manufacturers Alliance/MAPI (since March 2006), and as a member of the Business Roundtable (since January 2006).

Dennis J. Martin has been an independent business consultant since August 2005. Mr. Martin is Vice President of BD Martin Group LLC, a consulting firm, a position he has held since August 2005. From May 2001 to August 2005, Mr. Martin was the Chairman, President and Chief Executive Officer of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment. Mr. Martin also serves as a director of HNI Corporation, a provider of office furniture and hearths that is traded on the New York Stock Exchange (NYSE: HNI), and of Coleman Cable, Inc., a manufacturer and innovator of electrical and electronic wire and cable products that is traded on the NASDAQ (NASDAQ: CCIX), serving in such capacities since July 2000 and February 2008, respectively. Mr. Martin also served on the Board of Directors of A.O. Smith Corporation, a manufacturer of water heating systems and electric motors that is traded on the New York Stock Exchange (NYSE: AOS), from January 2004 until December 2005.

Brenda L. Reichelderfer is Senior Vice President and Managing Director of TriVista Business Group, a boutique management consulting and advisory firm, a position she has held since June 2008. Ms. Reichelderfer also serves as a member of the Technology Transfer Advisory Board of The Missile Defense Agency, a division of the United States Department of Defense, and has served as such since November 2008. Until May 2008, Ms. Reichelderfer was Senior Vice President, Group President (from December 2002) and Corporate Director of Engineering and Chief Technology Officer (from October 2005) of ITT Corporation, a global engineering and manufacturing company that is traded on the New York Stock Exchange (NYSE: ITT).

Joseph R. Wright is a Senior Advisor at The Chart Group, a merchant banking firm. Mr. Wright served as Chief Executive Officer from January 1, 2009 to December 31, 2009 and serves as a director (since September 2004) of Scientific Games Corporation, a supplier of technology-based products, systems and services to the gaming industry that is traded on the NASDAQ (NASDAQ: SGMS). Since November 2009, he also serves on the Board of Directors of Cowen Group, Inc. (NASDAQ:COWN), a research, trading and investment banking company. He also serves as a Vice-Chairman of the Board of Directors (since April 2000) of Terremark Worldwide Inc., a global provider of utility-enabled managed IT infrastructure solutions that is traded on the NASDAQ (NASDAQ: TMRK). Mr. Wright previously served as Chairman of the Board of Intelsat Ltd., a leading global provider of fixed satellite services, from July 2006 to May 2008 and, prior to this position, he served as Chief Executive Officer from August 2001 to July 2006 and served as a director (from 1997 to 2006) of PanAmSat, a publicly-listed satellite-based services business which was acquired by Intelsat in 2006. Mr. Wright served in the U.S. Government under President Reagan as Deputy Director then Director of the Federal Office of Management and Budget in the Executive Office of the President and a member of the Cabinet, and earlier as Deputy Secretary of Commerce. He received the Distinguished Citizens Award from President Reagan.

Richard R. Mudge serves as the Vice President of the U.S. Infrastructure Division of Delcan Corporation, a privately-held engineering and consulting company (since 2002). Dr. Mudge has served on the Board of Directors of Delcan’s U.S. subsidiary since 2005. Dr. Mudge previously served as President of Compass Services, the transportation subsidiary of U.S. Wireless Corporation, from 2000 to 2002, and as Managing Director of Transportation for Hagler Bailly (NASDAQ: HBIX), a world-wide provider of management consulting services to the energy and network industries, from 1998 to 2000. In 1986, Dr. Mudge co-founded Apogee Research Inc., an infrastructure consulting firm, and served as its President until 1995 and then as its Chairman of the Board from 1995 until 1997, when Apogee merged with Hagler Bailly. Dr. Mudge also worked for the Congressional Budget Office from 1975 to 1986 where he became Chief of the Public Investment Unit, and for the Rand Corporation where he served as Director of Economic Development Studies from 1972 to 1975.

Dominic A. Romeo serves as Vice President and Chief Financial Officer of IDEX Corporation (NYSE: IEX), a leading global manufacturer of pump products, dispensing equipment, and other engineered products, a position he has held since 2004. Prior to joining IDEX, Mr. Romeo served in several financial leadership positions at Honeywell International, Inc. (NYSE: HON), a diversified technology and manufacturing company that services customers globally, including Vice President and Chief Financial Officer of Honeywell Aerospace from 2001 to 2004; Vice President and Chief Financial Officer of Honeywell International’s Engine Systems and Services divisions from 1999 to 2001; and various other senior finance positions from 1994 to 1999. Mr. Romeo also served as Vice President of Finance for AAR Trading, an aircraft products and services provider from 1992 to 1994, and performed multiple financial roles in audit and financial planning for GE Aircraft Engines, a subdivision of the General Electric Company (NYSE: GE), from 1987 to 1992.

UNDERWRITING

Citigroup Global Markets Inc. is acting as sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number
Underwriter	of Shares

Citigroup Global Markets Inc.	6,825,000
BMO Capital Markets Corp.	1,575,000
Credit Suisse Securities (USA) LLC	1,050,000
HSBC Securities (USA) Inc.	525,000
Loop Capital Markets, LLC	525,000

Total	10,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,575,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We and our officers and directors have agreed that, for a period of 90 days from the date of the underwriting agreement, we and they will not, without the prior written consent of Citi dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citi in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “FSS.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No Exercise	Full Exercise

Per share	$0.3125	$0.3125
Total	$3,281,250.00	$3,773,437.50

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Conflicts of Interest

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, Bank of Montreal, an affiliate of BMO Capital Markets Corp., is the administrative agent under our revolving credit facility.

Affiliates of BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc. are lenders under our revolving credit facility, and each will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, in connection with the repayment of amounts outstanding under our revolving credit facility. Accordingly, this offering is being conducted in compliance with NASD Rule 2720, as administered by the Financial Industry Regulatory Authority. Pursuant to such rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities having a bona fide public market as contemplated by such rule.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in

Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Thompson Coburn LLP, St. Louis, Missouri. Certain legal matters in connection with the offering will be passed upon for the underwriters by Winston & Strawn LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Federal Signal Corporation appearing in Federal Signal Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009 including the schedule appearing therein, and the effectiveness of Federal Signal Corporation’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus supplement does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation by Reference” are also available on our Internet website, www.federalsignal.com. We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information that we file with it. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. The information incorporated by reference in this prospectus supplement is accurate only as of the date of the information on the front cover of the applicable document, or such earlier date as is expressly stated or otherwise apparent with respect to such incorporated information in the applicable document, regardless of the time of delivery of this prospectus supplement or any sale of securities.

This prospectus supplement incorporates by reference the documents listed below, which we have filed with the SEC:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, filed with the SEC on February 26, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on April 30, 2010;

•	our Current Reports on Form 8-K, filed with the SEC on January 7, 2010, January 15, 2010 (Item 1.01 only), January 21, 2010, March 4, 2010, March 5, 2010, March 10, 2010, March 22, 2010 and April 30, 2010;

•	our Proxy Statement on Schedule 14A filed with the SEC on March 25, 2010; and

•	the description of our common stock, $1.00 par value per share, as contained in our Registration Statement on Form 8-A effective pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) between the date that we initially filed the registration statement to which this prospectus supplement relates and the termination of the offering of the securities. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

This prospectus supplement may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement or the date of the documents incorporated by reference in this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, at no cost, a copy of any and all of the information that is incorporated by reference in this prospectus supplement.

Requests for such documents should be directed to:

Jennifer L. Sherman, ESQ.
Senior Vice President, Human Resources, General Counsel and Secretary
Federal Signal Corporation
1415 West 22nd Street
Oak Brook, Illinois 60523
(630) 954-2000

You may also access the documents incorporated by reference in this prospectus supplement through our website at www.federalsignal.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus supplement or the registration statement of which it forms a part.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Federal Signal Corporation

We have audited the accompanying consolidated balance sheets of Federal Signal Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federal Signal Corporation at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 6 to the consolidated financial statements, on January 1, 2007, Federal Signal Corporation changed its method of accounting for uncertain tax positions to conform with Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Federal Signal Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2010, expressed an unqualified opinion thereon.

Ernst & Young LLP

Chicago, Illinois
February 26, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
of Federal Signal Corporation

We have audited Federal Signal Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Federal Signal Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Federal Signal Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009 of Federal Signal Corporation and our report dated February 26, 2010 expressed an unqualified opinion thereon.

Ernst & Young LLP

Chicago, Illinois
February 26, 2010

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008*
	($ in millions)

ASSETS
Current assets
Cash and cash equivalents	$21.1	$23.4
Short-term investments	—	10.0
Accounts receivable, net of allowances for doubtful accounts of $2.5 million and $2.0 million, respectively	120.2	136.1
Inventories — Note 3	112.1	131.6
Other current assets	26.0	21.0

Total current assets	279.4	322.1
Properties and equipment — Note 4	65.5	62.5
Other assets
Goodwill — Note 12	319.6	303.6
Intangible assets, net — Note 12	52.7	47.8
Deferred tax assets — Note 6	17.5	31.2
Deferred charges and other assets	1.7	4.5

Total assets of continuing operations	736.4	771.7
Assets of discontinued operations, net — Note 13	8.5	67.3

Total assets	$744.9	$839.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings — Note 5	$—	$12.6
Current portion of long-term borrowings — Note 5	41.9	25.1
Accounts payable	45.2	47.5
Accrued liabilities
Compensation and withholding taxes	20.8	23.3
Customer deposits	10.4	17.4
Other	48.1	48.2

Total current liabilities	166.4	174.1
Long-term borrowings, less current portion — Note 5	159.7	241.2
Long-term pension and other postretirement benefit liabilities	39.6	58.0
Deferred gain — Note 4	24.2	26.2
Other long-term liabilities	12.2	13.3

Total liabilities of continuing operations	402.1	512.8
Liabilities of discontinued operations — Note 13	14.1	39.1

Total liabilities	416.2	551.9
Shareholders’ equity — Notes 9 and 10
Common stock, $1 par value per share, 90.0 million shares authorized, 49.6 million and 49.3 million shares issued, respectively	49.6	49.3
Capital in excess of par value	93.8	106.4
Retained earnings	240.4	229.0
Treasury stock, 0.8 million and 1.9 million shares, respectively, at cost	(15.8)	(36.1)
Accumulated other comprehensive (loss) income
Foreign currency translation, net	8.5	(4.1)
Net derivative loss, cash flow hedges, net	(0.7)	(0.9)
Unrecognized pension and postretirement losses, net	(47.1)	(56.5)

Total accumulated other comprehensive (loss)	(39.3)	(61.5)

Total shareholders’ equity	328.7	287.1

Total liabilities and shareholders’ equity	$744.9	$839.0

*	Prior periods have been adjusted to reflect a change in accounting method as discussed in Notes 1 and 3.

See notes to consolidated financial statements.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2009	2008*	2007*
	($ in millions, except per share data)

Net sales	$752.5	$879.0	$854.8
Costs and expenses
Cost of sales	558.9	643.6	623.8
Selling, engineering, general and administrative	159.1	182.9	162.3
Restructuring charges — Note 14	1.5	2.7	—

Operating income	33.0	49.8	68.7
Interest expense	11.4	15.3	18.5
(Gain) loss on investment in joint venture	(1.2)	13.0	3.3
Other expense (income), net	0.5	0.8	(0.2)

Income before income taxes	22.3	20.7	47.1
Income tax (provision) benefit — Note 6	(4.6)	6.5	(12.0)

Income from continuing operations	17.7	27.2	35.1
Discontinued operations — Note 13
Gain (loss) from discontinued operations and disposal, net of tax expense (benefit) of $1.6 million, ($16.2) million and ($2.2) million, respectively	5.4	(122.2)	19.6

Net income (loss)	$23.1	$(95.0)	$54.7

Basic and diluted earnings (loss) per share
Earnings from continuing operations	$0.36	$0.57	$0.73
Earnings (loss) from discontinued operations and disposal, net of taxes	0.11	(2.56)	0.41

Net earnings (loss) per share	$0.47	$(1.99)	$1.14

*	Prior periods have been adjusted to reflect a change in accounting method as discussed in Notes 1 and 3.

See notes to consolidated financial statements.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common	Capital in			Accumulated
	Stock	Excess of			Other
	Par	Par	Retained	Treasury	Comprehensive
	Value	Value	Earnings	Stock	Loss	Total
	($ in millions)

Balance at December 31, 2006*	$49.1	$99.8	$292.9	$(30.1)	$(23.1)	$388.6
Comprehensive income:
Net income			54.7			54.7
Foreign currency translation					11.7	11.7
Unrealized losses on derivatives, net of $1.2 million tax benefit					(2.0)	(2.0)
Amortization of pension and postretirement losses, net of $1.8 million tax expense					1.9	1.9

Comprehensive income						66.3
Adjustments to adopt ASC 740 (FIN 48)			(0.7)			(0.7)
Adjustments to adopt ASC 715 (SFAS 158), net of $0.0 million tax expense			0.4		0.5	0.9
Cash dividends declared			(11.5)			(11.5)
Share based payments:
Stock awards and options	0.3	3.2				3.5
Excess tax benefits on share based payments		0.2				0.2

Balance at December 31, 2007*	49.4	103.2	335.8	(30.1)	(11.0)	447.3
Comprehensive loss:
Net loss			(95.0)			(95.0)
Foreign currency translation					(20.0)	(20.0)
Unrealized gains on derivatives, net of $0.7 million tax expense					1.1	1.1
Change in unrecognized losses related to pension benefit plans, net of $16.3 million tax benefit					(31.6)	(31.6)

Comprehensive loss						(145.5)
Adjustment to adopt ASC Topic 715 (EITF 06 — 04)			(0.3)			(0.3)
Cash dividends declared			(11.5)			(11.5)
Share based payments:
Non-vested stock and options		2.9				2.9
Stock awards		0.6				0.6
Common stock cancelled	(0.1)	(0.3)				(0.4)
Treasury stock purchases				(6.0)		(6.0)

Balance at December 31, 2008*	49.3	106.4	229.0	(36.1)	(61.5)	287.1
Comprehensive loss:
Net income			23.1			23.1
Foreign currency translation					12.6	12.6
Unrealized gains on derivatives, net of $0.1 million tax expense					0.2	0.2
Change in unrecognized gains related to pension benefit plans, net of $5.4 million tax expense					9.4	9.4

Comprehensive income						45.3
Cash dividends declared			(11.7)			(11.7)
Share based payments:
Non-vested stock and options		3.1				3.1
Stock awards	0.4	0.4				0.8
Common stock cancelled	(0.1)	(0.2)				(0.3)
Issuance of common stock from treasury		(15.9)		20.3		4.4

Balance at December 31, 2009	$49.6	$93.8	$240.4	$(15.8)	$(39.3)	$328.7

*	Prior periods have been adjusted to reflect change in accounting method discussed in Notes 1 and 3.

See notes to consolidated financial statements.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2009	2008*	2007*
	($ in millions)

Operating activities
Net income (loss)	$23.1	$(95.0)	$54.7
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Gain) loss on discontinued operations and disposal	(5.4)	122.2	(19.6)
(Gain) loss on joint venture	(1.2)	13.0	3.3
Depreciation and amortization	15.3	14.9	13.3
Stock option and award compensation expense	3.1	2.9	3.5
Provision for doubtful accounts	0.9	7.1	0.6
Deferred income taxes	3.6	(14.4)	6.2
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions of companies
Accounts receivable	17.4	(14.2)	(0.9)
Inventories	20.9	(18.6)	(19.6)
Other current assets	(0.7)	1.9	(1.3)
Accounts payable	(3.1)	(10.4)	1.6
Customer deposits	(7.4)	—	3.6
Accrued liabilities	(5.9)	(1.9)	0.3
Income taxes	2.0	(7.9)	(3.5)
Pension contributions	(1.0)	(11.5)	(6.7)
Other	(3.3)	4.5	(1.0)

Net cash provided by (used for) continuing operating activities	58.3	(7.4)	34.5
Net cash provided by discontinued operating activities	4.1	131.1	30.9

Net cash provided by operating activities	62.4	123.7	65.4
Investing activities
Purchases of properties and equipment	(14.6)	(28.0)	(19.5)
Proceeds from sales of properties and equipment	4.0	38.0	0.6
Payments for acquisitions, net of cash acquired	(13.5)	—	(147.5)
Other, net	10.0	(10.1)	(1.7)

Net cash used for continuing investing activities	(14.1)	(0.1)	(168.1)
Net cash provided by discontinued investing activities	45.1	54.7	61.5

Net cash provided by (used for) investing activities	31.0	54.6	(106.6)
Financing activities
(Reduction) increase in short-term borrowings, net	(12.6)	0.6	(28.3)
Proceeds from issuance of long-term borrowings	12.5	148.8	230.1
Repayment of long-term borrowings	(77.6)	(169.5)	(142.2)
Purchases of treasury stock	—	(6.0)	—
Cash dividends paid to shareholders	(11.7)	(11.5)	(11.5)
Other, net	0.2	0.2	0.4

Net cash (used for) provided by continuing financing activities	(89.2)	(37.4)	48.5
Net cash used for discontinued financing activities	(7.3)	(129.3)	(11.7)

Net cash (used for) provided by financing activities	(96.5)	(166.7)	36.8

Effects of foreign exchange rate changes on cash	0.8	(0.7)	1.1
(Decrease) increase in cash and cash equivalents	(2.3)	10.9	(3.3)
Cash and cash equivalents at beginning of year	23.4	12.5	15.8

Cash and cash equivalents at end of year	$21.1	$23.4	$12.5

*	Prior periods have been adjusted to reflect change in accounting method discussed in Notes 1 and 3.

See notes to consolidated financial statements.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions, except per share data)

NOTE 1 —	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:  The accompanying consolidated financial statements include the accounts of Federal Signal Corporation and all of its significant subsidiaries (the “Company”) and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation. These consolidated financial statements include estimates and assumptions by management that effect the amounts reported in the consolidated financial statements. Actual results could differ from these estimates. The operating results of businesses divested during 2009, 2008 and 2007 have been excluded since the date of sale, and have been reported prior to sale as discontinued operations (See Note 13). Certain prior year amounts have been reclassified to conform to the current presentation.

As of July 1, 2009, the Company changed its method for accounting for certain inventories from last-in, first-out (LIFO) to first-in, first-out (FIFO). The Company adopted this change in accounting principle retrospectively (See Note 3).

Foreign Operations:  Assets and liabilities of foreign subsidiaries, other than those whose functional currency is the U.S. dollar, are translated at current exchange rates with the related translation adjustments reported in stockholders’ equity as a component of accumulated other comprehensive income (loss). Income statement accounts are translated at the average exchange rate during the period. Where the U.S. dollar is considered the functional currency, monetary assets and liabilities are translated at current exchange rates with the related adjustment included in net income. Non-monetary assets and liabilities are translated at historical exchange rates. The Company incurs foreign currency transaction gains/losses relating to assets and liabilities that are denominated in a currency other than the functional currency. For 2009, 2008 and 2007, the Company incurred foreign currency transaction losses, included in other expenses in the Consolidated Statement of Operations, of $0.3 million, $0.7 million and $0.5 million, respectively.

Cash Equivalents:  The Company considers all highly liquid investments with a maturity of three-months or less, when purchased, to be cash equivalents.

Short-Term Investments:  Short-term investments are stated at cost since they represent highly liquid certificates of deposit that mature in less than 12 months.

Accounts Receivable, Lease Financing and Other Receivables and Allowances for Doubtful Accounts:  A receivable is considered past due if payments have not been received within agreed upon invoice terms. The Company’s policy is generally to not charge interest on trade receivables after the invoice becomes past due, but to charge interest on lease receivables. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments on the outstanding accounts receivable and outstanding lease financing and other receivables. The allowances are each maintained at a level considered appropriate based on historical and other factors that affect collectibility. These factors include historical trends of write-offs, recoveries and credit losses; portfolio credit quality; and current and projected economic and market conditions. If the financial condition of the Company’s customers were to deteriorate, resulting in a reduced ability to make payments, additional allowances may be required.

Inventories:  The Company’s inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. Included in the cost of inventories are raw materials, direct wages and associated production costs.

Properties and Depreciation:  Properties and equipment are stated at cost. Depreciation, is computed using the straight-line method over the estimated useful lives of the assets. Depreciation ranges from 8 to 40 years for buildings and 3 to 15 years for machinery and equipment. Leasehold improvements are depreciated over the shorter of the remaining life of the lease or the useful life of the improvement. Property,

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

plant and equipment and other long-term assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. Such analyses necessarily involve significant judgment.

Goodwill and Other Intangible Assets:  Goodwill and other intangible assets primarily result from business acquisitions. The excess of cost over net assets of businesses acquired is recorded as goodwill. Goodwill and indefinite lived intangible assets are assessed yearly for impairment in the fourth quarter and also between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Definite lived intangible assets are amortized using the straight-line method over the estimated useful lives of the amounts.

Stock-Based Compensation Plans:  The Company has various stock-based compensation plans, described more fully in Note 9.

The Company accounts for stock-based compensation in accordance with the provisions of ASC Topic 718, “Compensation — Stock Compensation” (SFAS 123(R)). The fair value stock options are determined using a Black-Scholes option pricing model.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Warranty:  Sales of many of the Company’s products carry express warranties based on terms that are generally accepted in the Company’s marketplaces. The Company records provisions for estimated warranty at the time of sale based on historical experience and periodically adjusts these provisions to reflect actual experience. Infrequently, a material warranty issue can arise which is beyond the scope of the Company’s historical experience. The Company provides for these issues as they become probable and estimable.

Product Liability and Workers’ Compensation Liability:  Due to the nature of the Company’s products, the Company is subject to claims for product liability and workers’ compensation in the normal course of business. The Company is self-funded for a portion of these claims. The Company establishes a reserve using a third-party actuary for any known outstanding matters, including a reserve for claims incurred but not yet reported.

Financial Instruments:  The Company enters into agreements (derivative financial instruments) to manage the risks associated with interest rates and foreign exchange rates. The Company does not actively trade such instruments nor enter into such agreements for speculative purposes. The Company principally utilizes two types of derivative financial instruments: 1) interest rate swaps to manage its interest rate risk, and 2) foreign currency forward exchange and option contracts to manage risks associated with sales and expenses (forecast or committed) denominated in foreign currencies.

On the date a derivative contract is entered into, the Company designates the derivative as one of the following types of hedging instruments and accounts for the derivative as follows:

Fair Value Hedge:  A hedge of a recognized asset or liability or an unrecognized firm commitment is declared as a fair value hedge. For fair value hedges, both the effective and ineffective portions of the changes in the fair value of the derivative, along with the gain or loss on the hedged item that is attributable to the hedged risk, are recorded in earnings and reported in the consolidated statements of operations on the same line as the hedged item.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash Flow Hedge:  A hedge of a forecast transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability is declared as a cash flow hedge. The effective portion of the change in the fair value of a derivative that is declared as a cash flow hedge is recorded in accumulated other comprehensive income. When the hedged item impacts the statement of operations, the gain or loss previously included in accumulated other comprehensive income is reported on the same line in the consolidated statements of operations as the hedged item. In addition, both the fair value of changes excluded from the Company’s effectiveness assessments and the ineffective portion of the changes in the fair value of derivatives used as cash flow hedges are reported in Other income (expense) in the consolidated statements of operations.

The Company formally documents its hedge relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. Derivatives are recorded in the consolidated balance sheets at fair value in other deferred charges and assets and other accrued liabilities. This process includes linking derivatives that are designated as hedges of specific forecast transactions. The Company also formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If it is determined that a derivative ceases to be a highly effective hedge, or if the anticipated transaction is no longer likely to occur, the Company discontinues hedge accounting, and any deferred gains or losses are recorded in Other income (expense). Amounts related to terminated interest rate swaps are deferred and amortized as an adjustment to interest expense over the original period of interest exposure, provided the designated liability continues to exist or is probable of occurring.

Fair Value of Financial Instruments:  In September 2006, the Financial Accounting Standards Board (FASB) issued ASC Topic 820, “Fair Value Measurements and Disclosures,” (SFAS No. 157) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and expands disclosure about fair value measurements. The Company adopted the provisions of ASC Topic 820 (SFAS No. 157) with respect to its financial assets and liabilities that are measured at fair value within the financial statements as of January 1, 2008. The Company adopted the provisions of ASC Topic 820 (SFAS No. 157) with respect to its non-financial assets and non-financial liabilities as of January 1, 2009. The adoption of ASC Topic 820 (SFAS No. 157) did not have a material impact on the Company’s fair value measurements and the required disclosures are contained in the notes to Consolidated Financial Statements.

ASC Topic 820 (SFAS No. 157) established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

In February 2007, the FASB issued ASC Topic 825, “Financial Instruments”, (SFAS No. 159), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The Company adopted this statement as of January 1, 2008 and has elected not to apply the fair value option to any of its financial instruments at this time.

Business Combinations:  In December 2007, the FASB issued ASC Topic 805, “Business Combinations” (SFAS No. 141(R)) which expands the definition of a business and a business combination, requires the fair value of the purchase price of an acquisition including the issuance of equity securities to be determined on the acquisition date, requires that all assets, liabilities, contingent consideration, contingencies and in-process research and development costs of an acquired business be recorded at fair value at the acquisition date, requires that acquisition costs generally be expensed as incurred, requires that restructuring costs generally be expensed in periods subsequent to the acquisition date, and requires changes in accounting for deferred tax

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

asset valuation allowances and acquired income tax uncertainties after the measurement period to impact income tax expense. The Company adopted the guidance on January 1, 2009.

Split-Dollar Life Insurance Arrangements:  In accordance with ASC Topic 715-60, “Defined benefit plans — other postretirement” (EITF 06-04), which concludes that an employer should recognize a liability for post-employment benefits promised to an employee. This guidance is effective for fiscal years beginning after December 15, 2007. The Company has one arrangement that meets these criteria and recorded a liability of approximately $0.4 million and $0.3 million at December 31, 2009 and 2008, respectively.

Revenue Recognition:  The Company recognizes revenue when all of the following are satisfied: persuasive evidence of an arrangement exists, the price is fixed or determinable, collectibility is reasonably assured and title has passed or services have been rendered. Typically, title passes at time of shipment, however occasionally title passes later or earlier than shipment due to customer contracts or letter of credit terms. Infrequently, a sales contract qualifies for percentage of completion or for multiple-element accounting. For percentage of completion revenues, the Company utilizes the cost-to-cost method and the contract payments are received as progress payments as costs are incurred or based on installation and performance milestones. Management believes that all relevant criteria and conditions are considered when recognizing revenues.

Net Sales:  Net sales are net of returns and allowances. Returns and allowances are calculated and recorded as a percentage of revenue based upon historical returns. Gross sales includes sale of products and billed freight related to product sales. Freight has not historically comprised a material component of gross sales.

Product shipping costs:  Product shipping costs are expensed as incurred and are included in cost of sales.

Investments:  In 2005, the Company entered into an agreement with the Shanghai Environmental Sanitary Vehicle and Equipment Factory (SHW) and United Motor Works (UMW) to form a joint venture to manufacture specialty vehicles in the Peoples Republic of China (“China joint Venture”). The investment in the joint venture was accounted for under the equity method. The Company’s 50% interest in the venture did not represent a controlling interest. In February 2009, the Company decided to terminate funding to this venture as a review of the market and forecasts of the joint venture’s cash flows indicated its bank debt was unlikely to be repaid and that its assets were impaired. A charge of $10.4 million was taken in 2008 and reported in the Statements of Operations as loss on investment in joint venture to write-down completely the Company’s investment and to reflect the Company’s $9.4 million obligation to guaranty the debt of the joint venture and $1.0 million obligation to guaranty the investment of UMW. In 2009, the partners agreed to voluntarily liquidate the joint venture. A net gain of $1.2 million was reported in the Statements of Operations as a gain in investment in joint venture that pertains primarily to the liquidation of assets. The debt guaranty is included in Short-term Borrowings and the investment guaranty is included in Accrued liabilities — Other in the Consolidated Balance Sheet at December 31, 2008. The Company’s share of operating losses was $0, $2.6 million and $3.3 million, in each of the three years ended December 31, 2009, 2008, and 2007, respectively.

NOTE 2 —	EARNINGS (LOSS) PER SHARE

Earnings(Loss) per share — basic is computed by dividing income or loss available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Earnings (loss) per share — diluted reflects the potential dilution that could occur if options issued under stock-based compensation awards were converted into common stock. In 2009, 2008 and 2007, options to purchase 2.1 million, 2.5 million and 2.4 million shares of the Company’s common stock had exercise prices that were

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

greater than the average market price of those shares during the respective reporting periods. As a result, these shares are excluded from the earnings per share calculation as they are anti-dilutive.

The following is a reconciliation of net income (loss) to earnings per share — basic and diluted — at December 31 ($ in millions, except per share amounts):

Computation of Earnings (Loss) per Common Share

	2009	2008	2007
	(in millions, except per share data)

Income from continuing operations	$17.7	$27.2	$35.1
Gain (loss) from discontinued operations and disposal, net of tax	5.4	(122.2)	19.6

Net income (loss)	$23.1	$(95.0)	$54.7

Average shares outstanding — basic	48.6	47.7	47.9
Dilutive effect of stock options and other	—	—	—

Diluted shares outstanding	48.6	47.7	47.9

Earnings from continuing operations per share
Basic	$0.36	$0.57	$0.73

Diluted	$0.36	$0.57	$0.73

Earnings (loss) from discontinued operations per share
Basic	$0.11	$(2.56)	$0.41

Diluted	$0.11	$(2.56)	$0.41

Earnings (loss) per share
Basic	$0.47	$(1.99)	$1.14

Diluted	$0.47	$(1.99)	$1.14

NOTE 3 —	INVENTORIES

Inventories at December 31 are summarized as follows ($ in millions):

	2009	2008

Raw materials	$53.9	$64.3
Work in process	28.0	34.6
Finished goods	30.2	32.7

Total inventories	$112.1	$131.6

Prior to July 1, 2009 the Company valued certain inventories under the last-in, first-out cost method (“LIFO”). As of July 1, 2009, the method of accounting for these inventories was changed from the LIFO method to the FIFO method. As of December 31, 2008, approximately 22% of total inventories were valued under the LIFO method of accounting. The Company believes that this change is to a preferable method which better reflects the current cost of inventory on its consolidated balance sheets. Additionally, this change conforms all of the Company’s inventories to a consistent costing method providing better comparability across businesses and peers. The Company has applied this change retrospectively to all prior periods presented herein in accordance with accounting principles relating to accounting changes. As a result of the

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

retrospective change in accounting principle, opening retained earnings as of January 1, 2007 increased by $2.2 million.

Additionally, 2008 cost of sales decreased by $0.9 million, income from continuing operations increased by $0.6 million and the net loss decreased by $0.6 million for the year ended December 31, 2008. In 2007, cost of sales increased by $0.2 million, income from continuing operations decreased $0.1 million and net income decreased $0.1 million. Basic and diluted earnings (loss) per share for the years ended December 31, 2008 and 2007 increased $0.02 per share, and decreased $0.01 per share, respectively, by the change in method. The elimination of LIFO increased inventory by $4.1 million, decreased deferred tax assets by $1.5 million and increased shareholders equity by $2.6 million, the amount of the LIFO-based reserves, net of related tax liabilities as of December 31, 2008. Had the Company continued to value a portion of its inventories under the LIFO method for the year ended December 31, 2009, actual results reflected herein would not have been significantly different.

NOTE 4 —	PROPERTIES AND EQUIPMENT

Properties and equipment at December 31 are summarized as follows ($ in millions):

	2009	2008

Land	$0.3	$0.3
Buildings and improvements	24.1	17.3
Machinery and equipment	138.1	135.5
Accumulated depreciation	(97.0)	(90.6)

Total properties and equipment	$65.5	$62.5

In July 2008, the Company entered into sale-leaseback transactions for its Elgin and University Park, Illinois plant locations. Net proceeds received were $35.8 million resulting in a deferred gain of $29.0 million. The deferred gain is being amortized over the 15-year life of the respective leases.

The Company leases certain facilities and equipment under operating leases, some of which contain options to renew. Total rental expense on all operating leases was $10.5 million in 2009, $9.3 million in 2008 and $7.8 million in 2007. Sublease income and contingent rentals relating to operating leases were insignificant. At December 31, 2009, minimum future rental commitments under operating leases having noncancelable lease terms in excess of one year aggregated $70.9 million payable as follows: $10.4 million in 2010, $7.2 million in 2011, $6.4 million in 2012, $5.4 million in 2013, $5.2 million in 2014 and $36.3 million thereafter.

NOTE 5 —	DEBT

Short-term borrowings at December 31 consisted of the following ($ in millions):

	2009	2008

China Joint Venture debt guarantee (Note 1)	$—	$9.4
Other foreign lines of credit	—	3.2

Total short-term borrowings	$—	$12.6

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-term borrowings at December 31 consisted of the following ($ in millions):

	2009	2008

Revolving Credit Facility	$85.0	$86.9
Alternative Currency Facility (within Revolving Credit Facility)	16.2	10.1
7.79% Unsecured Private Placement note with annual installments of $10.0 million due 2009-2011	11.4	30.0
7.60% Unsecured Private Placement note with annual installments of $7.1 million due 2009-2011	8.1	21.4
5.93% Unsecured Private Placement note with annual installments of $8.0 million due 2009-2012	14.8	32.0
6.24% Unsecured Private Placement note due 2012	42.7	60.0
Unsecured Private Placement note, floating rate (2.35% and 4.837% at December 31, 2009 and 2008, respectively) due 2010-2013	21.3	30.0
Subsidiary Loan Agreement	3.2	—

	202.7	270.4
Fair value of interest rate swaps	1.0	1.1
Unamortized balance of terminated fair value interest rate swaps	0.4	0.6

	204.1	272.1
Less current maturities, excluding financial services activities	(41.9)	(25.1)
Less financial services activities — borrowings (included in discontinued operations)	(2.5)	(5.8)

Total long-term borrowings, net	$159.7	$241.2

The Company has a $250.0 million line that expires April 25, 2012 under its Revolving Credit Facility. Borrowings under the facility bear interest, at the Company’s option, at the Base Rate or LIBOR, plus an applicable margin. The applicable margin ranges from 0.00% to 0.75% for Base Rate borrowings and 1.00% to 2.00% for LIBOR borrowings depending on the Company’s total indebtedness to capital ratio. At December 31, 2009 and 2008, the Company’s applicable margin over LIBOR and Base Rate borrowings was 1.50% and 0.25%, respectively.

In March 2008, the Company executed an amendment (the “Second Credit Amendment”) to the Revolving Credit Facility. The Second Credit Amendment modified the definitions of Consolidated Net Worth and EBIT, reduced the Total Indebtedness to Capital ratio maximum to 0.50, reduced the minimum Interest Coverage Ratio requirement and reduced the required minimum percentage of consolidated assets directly owned by the Credit Agreement’s borrower and guarantors to 50%. The amendment also allowed for the unencumbered sale of the E-One business.

On September 6, 2007 Federal Signal of Europe B.V. y CIA, SC, a restricted subsidiary of the Company, entered into a Supplemental Agreement to the Company’s Second Amended and Restated Credit Agreement (“Alternative Currency Facility”) whereby Federal Signal of Europe B.V. y CIA, SC, became a Designated Alternative Currency Borrower for the purpose of making swing loans denominated in Euros.

As of December 31, 2009, $16.2 million was drawn on the Alternative Currency Facility and $85.0 million was drawn on the Second Credit Amendment for a total of $101.2 million drawn under the Second Amended and Restated Credit Agreement leaving available borrowings of $148.8 million.

On April 27, 2009, the Company executed the Global Amendment to Note Purchase Agreements (the “Global Amendment”) with the holders of its private placement debt notes (the “Notes”). The Global

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amendment included a provision allowing the Company to prepay $50.0 million of principal of the $173.4 million Notes outstanding at par with no prepayment penalty. The prepayment was executed on April 28, 2009, and included principal, related accrued interest and a fee of $0.2 million totaling $51.1 million. The prepayment was funded by the Company’s available capacity under its revolving credit facility.

The Global Amendment included changes to the Notes’ coupon interest rates. The coupon interest rates on the Notes were increased by 100 basis points upon execution of the Global Amendment. On January 1, 2010, the outstanding Notes’ coupon interest rates will increase by an additional 100 basis points. On April 1, 2010, the outstanding Notes’ coupon interest rates will increase an additional 200 basis points if the Company’s private placement debt rating does not improve by one rating level on or before this date.

The Global Amendment also included changes and additions to various covenants within the Notes Agreements. Financial covenants were modified to more closely align with those included in the Company’s revolving credit facility, which allows for the exclusion of various charges when computing covenants for minimum net worth and maximum debt to capitalization.

Aggregate maturities of total borrowings amount to approximately $41.9 million in 2010, $10.5 million in 2011, $144.6 million in 2012 and $7.1 million in 2013. The fair values of these borrowings aggregated $204.9 million and $286.3 million at December 31, 2009 and 2008, respectively. Included in 2010 maturities is $2.5 million of other foreign lines of credit and $39.4 million of private placement debt.

On February 10, 2009 Bronto Skylift OY AB, a wholly-owned subsidiary of the Company, entered into a loan in which principal and interest is paid semi-annually and the loan expires two years after the loan date. At the end of December 31, 2009 the balance outstanding was $3.2 million.

On March 24, 2005, E-ONE, Inc. (“E-ONE”), formerly a wholly-owned subsidiary of the Company, entered into a loan agreement with Banc of America Leasing & Capital, LLC (the “Loan Agreement”) under a nonrecourse loan facility. E-One’s indebtedness and other obligations under the Loan Agreement were payable out of certain customer leases of emergency equipment and other collateral as described in the Loan Agreement. In December 2007, the Loan Agreement was amended to include customer leases of E-One Inc., E-One New York, Inc., Elgin Sweeper Company and Vactor Manufacturing, Inc. (“Amended Loan Agreement”). In August 2008, the outstanding debt of the Amended Loan Agreement was paid in full, prior to the sale of E-ONE.

The Company was in compliance with the financial covenants throughout 2009 and 2008.

At December 31, 2009 and 2008, deferred financing fees, which are amortized over the remaining life of the debt, totaled $0.9 million and $1.3 million, respectively, and are included in deferred charges and assets on the balance sheet.

The Company paid interest of $11.3 million in 2009, $21.4 million in 2008 and $26.2 million in 2007. See Note 8 regarding the Company’s utilization of derivative financial instruments relating to outstanding debt.

Weighted average interest rates on short-term borrowings was 5.94% at December 31, 2008.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	INCOME TAXES

The provision/(benefit) for income taxes for each of the three years in the period ended December 31 consisted of the following ($ in millions):

	2009	2008	2007

Current:
Federal	$(4.5)	$1.6	$(0.1)
Foreign	5.7	5.8	6.0
State and local	(0.2)	0.5	(0.1)

	1.0	7.9	5.8
Deferred:
Federal	$2.6	(14.7)	5.7
Foreign	0.5	0.4	(0.1)
State and local	0.5	(0.1)	0.6

	3.6	(14.4)	6.2

Total income tax (benefit) provision	$4.6	$(6.5)	$12.0

Differences between the statutory federal income tax rate and the effective income tax rate for each of the three years in the period ended December 31 are summarized below:

	2009	2008	2007

Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	0.9	2.1	2.5
Losses on China Joint Venture and legal entity restructuring	—	(14.3)	—
Non-deductible acquisition costs	1.3	—	—
Dividend repatriation	—	—	(3.2)
Capital loss utilization via sale/leaseback	—	(40.0)	—
Tax reserves	(2.8)	1.4	4.0
R&D tax credits	(2.1)	(2.7)	(1.1)
Foreign tax rate effects	(11.3)	(11.0)	(4.8)
Foreign financing strategies	—	—	(2.3)
Capital loss — Canadian legal entity restructuring	—	—	(3.0)
Other, net	(0.4)	(1.9)	(1.7)

Effective income tax rate	20.6%	(31.4)%	25.4%

The Company’s 2009 effective rate of 20.6% reflects a benefit for the reduction in FIN 48 reserves primarily due to the completion of an audit of the Company’s 2006 U.S. tax return in accordance with ASC Topic 740, “Income Taxes” (FIN 48). The Company’s effective rate also reflects benefits for the R&D tax credit and foreign tax rate effects.

The Company’s 2008 effective tax rate of (31.4)% reflects a benefit of $8.2 million for the utilization of capital loss carryforwards resulting from the sale-leaseback transaction for two U.S. based manufacturing facilities and a benefit of $3.1 million for losses in the China Joint Venture previously not recognized.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income tax assets and liabilities at December 31 are summarized as follows ($ in millions):

	2009	2008

Deferred tax assets:
Accrued expenses	$17.3	$17.6
Net operating loss, capital loss, alternative minimum tax, research and development, and foreign tax credit carryforwards	53.2	60.4
Tax effect of items in other comprehensive income	25.9	31.2
Other	—	3.0

Gross deferred tax assets	96.4	112.2
Valuation allowance	(25.2)	(32.5)

Total deferred tax assets	71.2	79.7
Deferred tax liabilities:
Depreciation and amortization	(37.1)	(35.4)
Revenue recognition	(0.7)	(0.6)
Other	(1.3)	—
Pension liabilities	(11.4)	(9.9)
Undistributed earnings of non-U.S. subsidiary	—	(1.0)

Gross deferred tax liabilities	(50.5)	(46.9)

Net deferred tax asset	$20.7	$32.8

Federal and state income taxes have not been provided on accumulated undistributed earnings of certain foreign subsidiaries aggregating approximately $97.2 million at December 31, 2009, as such earnings have been reinvested in the business. The determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable.

The deferred tax asset for tax loss carryforwards at December 31, 2009, includes Federal net operating loss carryforwards of $1.9 million, which begin to expire in 2029, state net operating loss carryforwards of $1.0 million, which will begin to expire in 2019; foreign net operating loss carryforwards of $0.9 million of which $0.9 million has an indefinite life; $23.4 million for capital loss carryforwards that will expire in 2012 and 2013. The deferred tax asset for tax credit carryforwards includes U.S. research tax credit carryforwards of $5.0 million, which will begin to expire in 2022, U.S. foreign tax credits of $15.5 million, which will begin to expire in 2015 and U.S. alternative minimum tax credit carryforwards of $3.4 million with no expiration.

Valuation allowances totaling $25.2 million have been established at December 31, 2009 and include $0.9 million related to state net operating loss carryforwards and $0.9 million related to the foreign net operating loss carryforwards and $23.4 million related to capital loss carryforwards.

The net deferred tax asset at December 31 is classified in the balance sheet as follows ($ in millions):

	2009	2008

Current net deferred tax assets (included in Other current assets in the Consolidated Balance Sheets)	$3.2	$1.6
Long-term net deferred tax asset	17.5	31.2

	$20.7	$32.8

As of December 31, 2009, the Company is in a net U.S. deferred tax asset position of $34.4 million. Additionally, the Company has incurred cumulative domestic losses for the last three years. Under the

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provisions of ASC Topic 740, “Income Taxes” (SFAS No. 109), the Company may be required to establish a valuation allowance for its U.S. deferred tax assets. However, ASC Topic 740, (SFAS No. 109) provides that a valuation allowance may not be needed if the Company can demonstrate a strong earnings history exclusive of the losses that created the deferred tax assets coupled with evidence indicating that loss is due to an unusual, infrequent, or extraordinary item and not a continuing condition. The Company considers that the cumulative three year domestic loss was primarily due to losses recorded on discontinued operations and disposal during the three year period and accordingly, no valuation allowance has been established for the net U.S. deferred tax asset position as of December 31, 2009.

The Company paid income taxes of $5.1 million in 2009, $6.1 million in 2008 and $7.0 million in 2007.

Income from continuing operations before taxes for each of the three years in the period ended December 31 consisted of the following ($ in millions):

	2009	2008	2007

United States	$1.9	$(3.0)	$26.2
Non-U.S.	20.4	23.7	20.9

	$22.3	$20.7	$47.1

On January 1, 2007, the Company adopted the provisions of ASC Topic 740, (FIN 48). As a result, an increase of $0.7 million in the liability for unrecognized tax benefits and a $0.7 million reduction in retained earnings were recorded in 2007.

The following table summarizes the activity related to the Company’s unrecognized tax benefits ($ in millions):

Balance at January 1, 2008	$8.3
Increases related to current year tax positions	0.8
Increases from prior period positions	(0.9)
Decreases due to lapse of statute of limitations	(0.7)
Decreases from prior periods	(2.5)

Balance at December 31, 2008	$5.0
Increases related to current year tax	1.4
Decreases due to settlements with tax authorities	(1.0)
Decreases due to lapse of statute of limitations	(0.5)

Balance at December 31, 2009	$4.9

Included in the unrecognized tax benefits of $4.9 million at December 31, 2009 was $4.7 million of tax benefits that if recognized, would impact our annual effective tax rate. The Company’s continuing practice is to recognize interest and penalties related to income tax matters in income tax expense. Interest and penalties amounting to $0.7 million and $0.1 million, respectively, are included in the consolidated balance sheet but are not included in the table above. We expect our unrecognized tax benefits to decrease by $0.8 million over the next 12 months.

We file U.S., state and foreign income tax returns in jurisdictions with varying statutes of limitations. The 2006 through 2009 tax years generally remain subject to examination by federal and most state tax authorities. In significant foreign jurisdictions, the 2004 through 2009 tax years generally remain subject to examination by their respective tax authorities.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	POSTRETIREMENT BENEFITS

The Company and its subsidiaries sponsor a number of defined benefit retirement plans covering certain of its salaried and hourly employees. Benefits under these plans are primarily based on final average compensation and years of service as defined within the provisions of the individual plans. The Company also participates in a retirement plan that provides defined benefits to employees under certain collective bargaining agreements.

The Company uses a December 31 measurement date for its U.S. and non-U.S. benefit plans in accordance with ASC Topic 715, “Compensation — Retirement Benefits” (SFAS No. 158).

The components of net periodic pension expense for each of the three years in the period ended December 31, are summarized as follows ($ in millions):

				Non-U.S.
	U.S. Benefit Plans			Benefit Plan
	2009	2008	2007	2009	2008	2007

Company-sponsored plans
Service cost	$—	$0.9	$1.8	$0.2	$0.2	$0.2
Interest cost	8.0	8.7	8.8	2.6	3.3	3.1
Expected return on plan assets	(9.5)	(10.8)	(10.9)	(2.7)	(4.0)	(4.2)
Amortization of actuarial loss	2.0	0.6	1.6	1.1	0.5	0.6
Curtailment charge	—	0.4	—	—	—	—
Settlement charge	—	5.9	—	—	—	—

	0.5	5.7	1.3	1.2	—	(0.3)
Multiemployer plans	0.2	0.2	0.2	—	—	—

Net periodic pension expense (income)	$0.7	$5.9	$1.5	$1.2	$—	$(0.3)

On April 21, 2008, the Company sold its Die and Mold Operations. The operations were included in discontinued operations for all periods presented through the sale date. As a result of an amendment related to this sale, the Company was required to recognize a curtailment adjustment of $0.4 million and subsequently, a settlement charge of $5.9 million under ASC Topic 715, “Compensation — Retirement Benefits” (SFAS No. 88). Pension expense relating to the Tool segment employees, excluding the previously mentioned charges, was $0.3 million and $1.3 million for the years ended December 31, 2008 and 2007, respectively.

The remeasurement of these defined benefit plans as a result of the sale of the Die and Mold Operations also included a change in the weighted average discount rate to determine pension costs from 6.45% used at January 1, 2008 to 6.6% at the May 1, 2008 remeasurement date, and to 6.8% at the July 1, 2008 remeasurement date.

On April 28, 2008, an amendment to the Company’s U.S. defined benefit plans for University Park, Illinois IBEW employees within the Safety and Security Systems Group was approved. The amendment froze service accruals for these employees as of December 31, 2008. The participants do, however, continue to accrue benefits resulting from future salary increases through 2016.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the weighted-average assumptions used in determining pension costs in each of the three years in the period ended December 31:

				Non-U.S.
	U.S. Benefit Plans			Benefit Plan
	2009	2008	2007	2009	2008	2007

Discount rate	6.5%	6.8%	6.0%	5.7%	5.9%	5.8%
Rate of increase in compensation levels	3.5%	3.5%	3.5%	N/A*	N/A*	NA*
Expected long term rate of return on plan assets	8.5%	8.5%	8.5%	6.8%	6.6%	6.9%

*	Non-U.S. plan benefits are not adjusted for compensation level changes

The following summarizes the changes in the projected benefit obligation and plan assets, the funded status of the Company-sponsored plans and the major assumptions used to determine these amounts at December 31 ($ in millions):

			Non-U.S.
	U.S. Benefit Plans		Benefit Plan
	2009	2008	2009	2008

Change in Benefit Obligation
Benefit obligation, beginning of year	$129.7	$142.5	$42.6	$61.3
Service cost	—	0.9	0.2	0.2
Interest cost	8.0	8.7	2.6	3.3
Actuarial (gain)/loss	3.1	(1.9)	3.2	(3.4)
Benefits paid	(7.3)	(21.2)	(2.8)	(3.0)
Curtailments	—	(2.0)	—	—
Settlements	—	2.7	—	—
Translation and other	—	—	4.2	(15.8)

Benefit obligation, end of year	$133.5	$129.7	$50.0	$42.6

Accumulated benefit obligation, end of year	$132.0	$125.2	$50.0	$42.6

The following table summarizes the weighted-average assumptions used in determining benefit obligations as of December 31:

	U.S. Benefit Plans		Non-U.S. Benefit Plan
	2009	2008	2009	2008

Discount rate	6.0%	6.5%	5.7%	5.9%
Rate of increase in compensation levels	3.5%	3.5%	N/A	N/A

			Non-U.S.
	U.S. Benefit Plans		Benefit Plan
Change in Plan Assets ($ in millions)	2009	2008	2009	2008

Fair value of plan assets, beginning of year	$79.1	$132.9	$38.9	$63.3
Actual return on plan assets	24.8	(42.6)	7.2	(8.2)
Company contribution	4.4	10.0	1.0	1.6
Benefits and expenses paid	(7.3)	(21.2)	(2.8)	(2.9)
Translation and other	—	—	3.9	(14.9)

Fair value of plan assets, end of year	$101.0	$79.1	$48.2	$38.9

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amounts included in Translation and other in the preceding tables reflect the impact of the foreign exchange translation for the non-U.S. benefit plan.

The plan asset’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Following is a description of the valuation methodologies used for assets measured at fair value for U.S. plan:

Mutual funds — Valued at the net asset value, based on quoted market prices in active markets, of shares held by the Plan at year end.

Common stock — Valued at the closing price reported on the active market on which the security is traded.

Collective/Common trust — Valued at the net asset value, based on quoted market value of the underlying assets, of shares held by the Plan at year end.

Partnership — A hedge fund of funds investments consisting of equity and debt security and other instruments. The exchange traded assets are valued through the use of independent trading feeds (Bloomberg, Reuters. Etc.). Grosvenor Institutional Partners, LP records the fund’s investment in an underlying portfolio on the trade date as determined by the governing documents of the relevant portfolio and values the investment in a portfolio at the net asset value of such investment as reported by the manager of such portfolio.

Plan assets for the non-U.S. benefit plans are based on quoted prices in active markets for identical assets.

The following table summarizes the Company’s pension assets in a three-tier fair value hierarchy for its benefit plan as of December 31 ($ in millions):

	U. S. Benefit Plans
	2009				2008
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Mutual funds	$45.9	$—	$—	$45.9	$19.9	$—	$—	$19.9
Common stock	11.3	—	—	11.3	9.3	—	—	9.3
Collective fund	—	31.8	—	31.8	—	37.6	—	37.6
Unallocated insurance policy	—	0.9	—	0.9	—	0.9	—	0.9
Partnership	—	—	10.3	10.3	—	—	11.0	11.0
Cash	0.8	—	—	0.8	0.4	—	—	0.4

Total	$58.0	$32.7	$10.3	$101.0	$29.6	$38.5	$11.0	$79.1

	Non-U. S. Benefit Plan
	2009				2008
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Equity securities	$28.7	$—	$—	$28.7	$20.1	$—	$—	$20.1
Bonds holding	12.3	—	—	12.3	13.8	—	—	13.8
Insurance policy	0.3	—	—	0.3	0.2	—	—	0.2
Cash	6.9	—	—	6.9	4.8	—	—	4.8

Total	$48.2	$—	$—	$48.2	$38.9	$—	$—	$38.9

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the changes in the fair value of the Plan’s level 3 assets as of December 31:

Change in Level 3 Plan Assets ($ in millions):	2009	2008

Fair value of the assets, beginning of year	$11.0	$13.9
Unrealized Gain (loss)	1.3	(2.9)
Purchases (sales)	(2.0)	—

Fair value of the assets, end of year	$10.3	$11.0

The investment strategy for the U.S. benefit plans is to 1) maintain a diversified portfolio that can provide a weighted-average target return of 8.5% or more, 2) maintain liquidity to meet obligations and 3) prudently manage administrative and management costs. The plan invests in equity, alternative and fixed income instruments. The U.S. plan investment strategy and target asset allocation are under review and the Company expects to implement changes once the review is finalized. The use of derivatives is allowed in limited circumstances. The plan held no derivatives during the years ended December 31, 2009 and 2008.

Plan assets for the non-U.S. benefit plan consist principally of a diversified portfolio of equity securities, U.K. government obligations and fixed interest securities.

As of December 31, 2009 and 2008, equity securities included 0.9 million and 0.2 million shares of the Company’s common stock valued at $5.6 million and $1.9 million, respectively. Dividends paid on the Company’s common stock to the pension trusts aggregated $0.3 million and $0.1 million in each of the years ended December 31, 2009 and 2008.

			Non-U.S.
	U.S. Benefit Plans		Benefit Plan
Funded Status, End of Year ($ in millions)	2009	2008	2009	2008

Fair value of plan assets	$101.0	$79.1	$48.2	$38.9
Benefit obligations	133.5	129.7	50.0	42.6

Funded status	$(32.5)	$(50.6)	$(1.8)	$(3.7)

			Non-U.S.
	U.S. Benefit Plans		Benefit Plan
Amounts Recognized in the Balance Sheet Consist of ($ in millions):	2009	2008	2009	2008

Long term pension liabilities	$(32.5)	$(50.6)	$(1.8)	$(3.7)
Accumulated other comprehensive loss, pre-tax	57.2	71.4	15.1	16.0

Net amount recognized	$24.7	$20.8	$13.3	$12.3

			Non-U.S.
Amounts Recognized in Accumulated Other	U.S. Benefit Plans		Benefit Plan
Comprehensive Income Consist of ($ in millions):	2009	2008	2009	2008

Net actuarial loss	$57.2	$71.4	$15.1	$16.0
Prior service cost	—	—	—	—

Net amount recognized, pre-tax	$57.2	$71.4	$15.1	$16.0

The Company expects $4.1 million relating to amortization of the actuarial loss to be amortized from Accumulated Other Comprehensive Income into Net Periodic Benefit Cost in 2010.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company expects to contribute up to $3.0 million to the U.S. benefit plans in 2010 and up to $1.0 million to the non-U.S. plan. Future contributions to the plans will be based on such factors as annual service cost as well as return on plan asset values, interest rate movements and benefit payments.

The following table presents the benefits expected to be paid under the Company’s defined benefit plans in each of the next five years, and in aggregate for the five years thereafter ($ in millions):

	U.S. Benefit	Non-U.S.
	Plans	Benefit Plan

2010	$6.5	$2.4
2011	6.5	2.5
2012	6.9	2.7
2013	7.6	2.8
2014	8.3	2.9
2015-2019	46.7	15.3

The Company also sponsors a number of defined contribution pension plans covering a majority of its employees. Through 2006 participation in the plans was at each employee’s election and Company contributions to these plans were based on a percentage of employee contributions. Effective January 1, 2007, participation is via automatic enrollment; employees may elect to opt out of the plan. Company contributions to the plan are now based on employees’ age and service as well as a percentage of employee contributions. Effective January 1, 2009, the Company froze the Company match of Federal Signal employee’s 401k contribution to the plans.

The cost of these plans during each of the three years in the period ended December 31, 2009, was $4.8 million in 2009, $8.2 million in 2008 and $9.9 million in 2007.

Prior to September 30, 2003, the Company also provided medical benefits to certain eligible retired employees. These benefits were funded when the claims were incurred. Participants generally became eligible for these benefits at age 60 after completing at least fifteen years of service. The plan provided for the payment of specified percentages of medical expenses reduced by any deductible and payments made by other primary group coverage and government programs. Effective September 30, 2003, the Company amended the retiree medical plan and effectively canceled coverage for all eligible active employees except for retirees and a limited group that qualified under a formula based on age and years of service. Accumulated postretirement benefit liabilities of $1.4 million and $1.7 million at December 31, 2009 and 2008, respectively, were fully accrued. The net periodic postretirement benefit costs have not been significant during the three-year period ended December 31, 2009.

NOTE 8 —	DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

In March 2008, the FASB amended and revised existing financial statement disclosure requirements related to derivative instruments and hedging activities. The requirements enhance disclosures for derivative instruments, including those used in hedging activities. The Company adopted the requirements on January 1, 2009 and the required disclosures are included herein.

At December 31, 2009, the Company was party to interest rate swap agreements with financial institutions in which the Company pays interest at a fixed rate and receives interest at variable LIBOR rates. These derivative instruments terminate in 2010. These interest rate swap agreements are designated as cash flow hedges.

The Company manages the volatility of cash flows caused by fluctuations in currency rates by entering into foreign exchange forward contracts and options. These derivative instruments may be designated as cash flow hedges that hedge portions of the Company’s anticipated third-party purchases and forecast sales

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

denominated in foreign currencies. The Company also enters into foreign exchange contracts that are not intended to qualify for hedge accounting, but are intended to offset the effect on earnings of foreign currency movements on short and long term intercompany transactions. Gains and losses on these derivative instruments are recorded through earnings.

For assets and liabilities measured at fair value on a recurring basis, the Company uses an income approach to value the assets and liabilities for outstanding derivative contracts which include interest rate swap and foreign currency forward contracts. The income approach consists of a discounted cash flow model that takes into account the present value of future cash flows under the terms of the contracts using current market information as of the reporting date, such as prevailing interest rates and foreign currency spot and forward rates. The following table provides a summary of the fair values of assets and liabilities ($ in millions):

Fair Value Measurements at December 31, 2009
		Quoted Prices in Active	Significant Other	Significant
		Markets for Identical	Observable Inputs	Unobservable Inputs
	Total	Assets (Level 1)	(Level 2)	(Level 3)

Assets
Derivatives	$	$	$	$

Fair Value Measurements at December 31, 2009
		Quoted Prices in Active	Significant Other	Significant
		Markets for Identical	Observable Inputs	Unobservable Inputs
	Total	Assets (Level 1)	(Level 2)	(Level 3)

Liabilities
Derivatives	$1.0	$	$1.0	$

		Fair Value Measurements at December 31, 2008
		Quoted Prices in Active	Significant Other	Significant
		Markets for Identical	Observable Inputs	Unobservable Inputs
	Total	Assets (Level 1)	(Level 2)	(Level 3)

Assets
Derivatives	$4.4	$	$4.4	$

Short-term investments	$10.0	$	$10.0	$

Fair Value Measurements at December 31, 2008
		Quoted Prices in Active	Significant Other	Significant
		Markets for Identical	Observable Inputs	Unobservable Inputs
	Total	Assets (Level 1)	(Level 2)	(Level 3)

Liabilities
Derivatives	$5.1	$	$5.1	$

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of the Company’s derivative instruments was recorded as follows at December 31, 2009. ($ in millions):

	Asset Derivatives		Liability Derivatives
	December 31, 2009		December 31, 2009
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value

Derivatives designated as hedging instruments:
Interest rate contracts			Other current liabilities	$0.5
Foreign exchange	Other current assets	—	Other current liabilities	0.1

Total derivatives designated as hedging instruments		—		0.6
Derivatives not designated as hedging instruments:
Foreign exchange	Accounts receivable, net	—	Other current liabilities	0.4

Total derivatives not designated as hedging instruments		—		0.4

Total derivatives		$—		$1.0

	Asset Derivatives		Liability Derivatives
	December 31, 2008		December 31, 2008
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value

Interest rate contracts	Deferred charges and other assets	$1.1	Other long-term liabilities	$1.4
Foreign exchange	Other current assets	1.6	Other current liabilities	0.5

Total derivatives designated as hedging instruments		2.7		1.9
Derivatives not designated as hedging instruments;
Interest rate contracts	Deferred charges and other assets	—	Other long-term liabilities	0.7
Foreign exchange	Accounts receivable, net	1.7	Other current liabilities	2.5

Total derivatives not designated as hedging instruments		1.7		3.2

Total derivatives		$4.4		$5.1

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The effect of derivative instruments on the condensed consolidated statement of operations for the year ended December 31, 2009, was as follows ($ in millions):

			Amount of Gain/(Loss)
	Amount of Gain/(Loss)	Location of Gain/(Loss)	Reclassified from
Derivatives in	Recognized in OCI	Reclassified from	Accumulated OCI
Cash Flow Hedging	on Derivative	Accumulated OCI into	into Income
Relationships	(Effective Portion)	Income (Effective Portion)	(Effective Portion)

Interest rate contracts	$(0.4)	Interest expense	$0.2
Foreign exchange	—	Net sales	0.5
Foreign exchange	0.1	Other income (expense), net	(0.7)

Total	$(0.3)		$—

The location and amount of gain (loss) recognized in income on derivatives not designated as hedging instruments are as follows for the year ended December 31, 2009 ($ in millions):

	Location in Consolidated	Amount of Gain
	Statement of Operations	(Loss) Recognized

Interest rate swaps	Interest expense	$0.2

Foreign currency contracts	Other (income) expense, net	1.5

Total gain (loss)		$1.7

At December 31, 2009 and 2008, accumulated other comprehensive loss associated with interest rate swaps and foreign exchange contracts qualifying for hedge accounting treatment was $0.7 million and $0.9 million, respectively, net of income tax effects. The Company expects $0.9 million of pre-tax net loss on cash flow hedges that are reported in accumulated other comprehensive loss as of December 31, 2009, to be reclassified into earnings within the next 12 months as the respective hedged transactions affect earnings.

The following table summarizes the carrying amounts and fair values of the Company’s financial instruments at December 31 ($ in millions):

	2009		2008
	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value

Short-term debt	$—	$—	$12.6	$12.6
Long-term debt*	204.1	205.0	270.4	273.7
Fair value swaps	—	—	50.0	1.7
Cash flow swaps	70.0	(0.5)	60.0	(2.7)
Foreign exchange contracts	24.1	(0.5)	59.2	0.3

*	Long term debt includes financial service borrowings for all periods presented, which is included in discontinued operations.

The carrying value of short-term debt approximates fair value due to its short maturity. The fair value of long-term debt is based on interest rates that are currently available to us for issuance of debt with similar terms and remaining maturities.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the Company’s money market accounts in a three-tier fair value hierarchy as of December 31 ($ in millions):

	2009				2008
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Cash equivalents	$4.5	$—	$—	$4.5	$0.1	$—	$—	$0.1

Total	$4.5	$—	$—	$4.5	$0.1	$—	$—	$0.1

NOTE 9 —	STOCK-BASED COMPENSATION

The Company’s stock benefit plans, approved by the Company’s shareholders, and administered by the Compensation and Benefits Committee of the Board of Directors of the Company, provides for the grant of incentive and non-incentive stock options, restricted stock and other stock-based awards or units to key employees and directors. The plans, as amended, authorize the grant of up to 4.0 million shares or units through April 2015. These share or unit amounts exclude amounts that were issued under predecessor plans.

Stock options grade vest equally over the three years from the date of the grant. The cost of stock options, based on the fair market value of the shares on the date of grant, is being charged to expense over the respective vesting periods. Stock options normally become exercisable at a rate of one-third annually and in full on the third anniversary date. All options and rights must be exercised within ten years from date of grant. At the Company’s discretion, vested stock option holders are permitted to elect an alternative settlement method in lieu of purchasing common stock at the option price. The alternative settlement method permits the employee to receive, without payment to the Company, cash, shares of common stock or a combination thereof equal to the excess of market value of common stock over the option purchase price. The Company intends to settle all such options in common stock.

The weighted average fair value of options granted during 2009, 2008 and 2007 was $2.00, $3.60, and $5.68, respectively. The fair value of each option grant was estimated using the Black-Scholes option pricing model with the following assumptions:

	2009	2008	2007

Dividend yield	3.7%	1.7%	1.7%
Expected volatility	40%	33%	31%
Risk free interest rate	2.2%	3.2%	4.4%
Weighted average expected option life in years	6.5	6.4	7.0

The expected life of options represents the weighted average period of time that options granted are expected to be outstanding giving consideration to vesting schedules and the Company’s historical exercise patterns. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant for periods corresponding with the expected life of the options. Expected volatility is based on historical volatilities of the Company’s common stock. Dividend yields are based on historical dividend payments.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock option activity for the three years ended December 31, 2009 was as follows:

	Option Shares			Weighted Average Exercise Price
	2009	2008	2007	2009	2008	2007
	(In millions)

Outstanding at beginning of year	2.3	2.4	2.6	$16.20	$17.47	$18.15
Granted	0.5	0.6	0.5	6.74	11.13	15.69
Cancelled or expired	(0.7)	(0.7)	(0.6)	17.00	16.00	19.67
Exercised	—	—	(0.1)	—	—	15.06

Outstanding at end of year	2.1	2.3	2.4	$13.60	$16.20	$17.47
Exercisable at end of year	1.3	1.6	1.5	$16.35	$17.68	$18.28

The following table summarizes information concerning stock options outstanding as of December 31, 2009 under all plans:

	Options Outstanding			Options Exercisable
			Weighted		Weighted
		Weighted	Average		Average
		Average	Exercise		Exercise
Range of Exercise Prices	Shares	Remaining Life	Price	Shares	Price
	(In millions)	(In years)		(In millions)

$5.00 -$ 7.59	0.4	9.1	$6.69	—	$—
7.60 - 11.00	0.4	7.9	10.47	0.1	10.56
11.01 - 15.00	0.2	7.6	13.76	0.1	13.30
15.01 - 17.00	0.8	3.7	16.15	0.8	16.15
17.01 - 21.00	0.2	2.7	18.92	0.2	18.92
21.01 - 26.13	0.1	1.5	22.42	0.1	22.42

	2.1	5.7	$13.60	1.3	$16.35

The exercise price of stock options outstanding and exercisable at December 31, 2009 exceeded the market value and therefore, the aggregate intrinsic value was near zero. The closing price on December 31, 2009 was $6.02.

Restricted stock awards are granted to employees at no cost. Through 2004, these awards primarily vested at the rate of 25% annually commencing one year from the date of award, provided the recipient was still employed by the Company on the vesting date. Beginning in 2005, awards primarily cliff vest at the third anniversary from the date of award, provided the recipient is still employed by the Company on the vesting date. The cost of restricted stock awards, based on the fair market value at the date of grant, is being charged to expense over the respective vesting periods. The following table summarizes restricted stock grants for the twelve month period ended December 31, 2009:

	Number of	Weighted Average
(Shares in Millions)	Restricted Shares	Price per Share

Outstanding and non-vested at December 31, 2008	0.6	$13.87
Granted	0.3	6.70
Vested	(0.2)	17.07
Cancelled	(0.1)	11.17

Outstanding and non-vested at December 31, 2009	0.6	$10.09

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The total compensation expense related to all share-based compensation plans was $3.1 million, $2.9 million, and $3.5 million for the years ended December 31, 2009, 2008 and 2007, respectively. Also, as of December 31, 2009, the total remaining unrecognized compensation cost related to awards of stock options amounted to $1.1 million, which will be amortized over the weighted-average period of approximately 18 months.

Beginning in 2008, the Company established a long term incentive plan for executive officers under which awards thereunder are classified as equity in accordance with ASC Topic 718, “Compensation — Stock Compensation” (SFAS 123(R)). The ultimate payment of the performance shares units will be based on the Company’s stock performance as compared to the stock performance of a peer group. Compensation expense for the stock performance portion of the plan is based on the fair value of the plan that is determined on the day the plan is established. The fair value is calculated using a Monte Carlo simulation model. The total compensation expense for these awards is being amortized over a three-year service period. Compensation expense relating to these awards included in the Consolidated Statement of Operations for 2009 was $0.4 million. As of December 31, 2009, the unrecognized compensation cost relating to these plans was $0.7 million, which will be amortized over the remaining requisite service period.

NOTE 10 —	SHAREHOLDERS’ EQUITY

The Company’s board of directors has the authority to issue 90.0 million shares of common stock at a par value of $1 per share. The holders of common stock (i) may receive dividends subject to all of the rights of the holders of preference stock, (ii) shall be entitled to share ratably upon any liquidation of the Company in the assets of the Company, if any, remaining after payment in full to the holders of preference stock and (iii) receive one vote for each common share held and shall vote together share for share with the holders of voting shares of preference stock as one class for the election of directors and for all other purposes. The Company has 49.6 million and 49.3 million common shares issued as of December 31, 2009 and 2008, respectively. Of those amounts 48.8 million and 47.4 million common shares were outstanding as of December 31, 2009 and 2008, respectively.

The Company’s board of directors is also authorized to provide for the issuance of 0.8 million shares of preference stock at a par value of $1 per share. The authority of the board of directors includes, but is not limited to, the determination of the dividend rate, voting rights, conversion and redemption features and liquidation preferences. The Company has not issued any preference stock as of December 31, 2009.

NOTE 11 —	ACQUISITION

On December 9, 2009, the Company acquired all voting equity interests of Diamond Consulting Services Ltd. (DCS) for total consideration of approximately $13.5 million in cash and deferred payments in future years of up to $3.2 million. DCS specializes in vehicle classification systems for tolling and other Intelligent Transportation Systems (ITS). The acquisition supports the Company’s long-term strategy by creating growth opportunities and revenue synergies. The December 31, 2009 balance sheet and statement of operations are included in the Safety and Security Systems Segment. Pro forma financial information for the acquisition has not been presented as the results are immaterial to the consolidated and segment financial statements for all periods presented.

The preliminary fair values assigned to the net assets acquired resulted in approximately $9.5 million of goodwill and approximately $7.0 million of other intangible assets. None of the goodwill is deductible for tax purposes. The Company believes that the information used in the determination of the preliminary fair values is reasonable, however, the Company is waiting on additional information necessary to finalize those fair values. The Company expects to finalize the valuation and complete the purchase price allocation by the end of the first quarter of 2010.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets deemed to have indefinite lives are not amortized, but are subject to annual impairment tests. Other intangible assets are amortized over their useful lives.

Changes in the carrying amount of goodwill for the years ended December 31, 2009 and 2008, by operating segment, were as follows ($ in millions):

	Environmental	Fire	Safety
	Solutions	Rescue	Security	Total

December 31, 2007	$120.5	$35.5	$164.2	$320.2
Adjustments	—	—	0.3	0.3
Translation	(0.2)	(2.5)	(14.2)	(16.9)

December 31, 2008	120.3	33.0	150.3	303.6
Acquisitions	—	—	9.5	9.5
Translation	0.1	1.7	4.7	6.5

December 31, 2009	$120.4	$34.7	$164.5	$319.6

The Company tests its goodwill annually for impairment in the fourth quarter or earlier if impairment indicators exist in accordance with ASC Topic 350 “Intangibles — Goodwill and Other.” The Company performed this test in 2009 and determined that there was no impairment. The Company determined the fair value of each reporting unit In accordance with ASC Topic 820 “Fair Value Measurements and Disclosures.” See Note 11 for a discussion of goodwill additions as a result of the acquisition made in the year ended December 31, 2009.

OTHER INTANGIBLE ASSETS

The carrying value of other intangible assets is impacted by changes in foreign currency exchange rates. In 2009, the Company acquired intangible assets through the acquisition of DCS. See Note 11 for a discussion of intangible additions as a result of the acquisition made in the year ended December 31, 2009. Following are the carrying amount and accumulated amortization of these assets as of December 31 ($ in millions):

	Weighted-	2009			2008
	Average	Gross		Net	Gross		Net
	Useful Life	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	(Years)	Value	Amortization	Value	Value	Amortization	Value

Definite lived (amortizable):
Developed software	6	$25.2	$(17.0)	$8.2	$24.6	$(14.1)	$10.5
Patents	5-10	0.7	(0.5)	0.2	0.6	(0.4)	0.2
Customer relationships	5-10	19.0	(4.2)	14.8	15.0	(2.3)	12.7
Technology	10	5.6	(1.2)	4.4	4.5	(0.6)	3.9
Other	3	1.8	(1.1)	0.7	1.8	(0.8)	1.0

		52.3	(24.0)	28.3	46.5	(18.2)	28.3

Indefinite lived:
Trade name		24.4		24.4	19.5		19.5

Total		$76.7	$(24.0)	$52.7	$66.0	$(18.2)	$47.8

Amortization expense for the years ended December 31, 2009, 2008 and 2007 totaled $5.8 million, $5.2 million and $4.2 million, respectively. The Company estimates that the aggregate amortization expense

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

will be $5.2 million in 2010, $5.3 million in 2011, $4.2 million in 2012, $2.7 million in 2013, $2.3 million in 2014 and $8.6 million thereafter. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, changes in foreign currency exchange rates, impairment of intangible assets, accelerated amortization of intangible assets and other events.

NOTE 13 —	DISCONTINUED OPERATIONS

The following table presents the operating results of the Company’s discontinued operations for the three-year period ended December 31 ($ in millions):

Pauluhn (SSG Segment)	2009	2008	2007

Net sales	$17.3	$25.9	$26.7
Costs and expenses	(13.9)	(20.6)	(21.2)

Income before income taxes	3.4	5.3	5.5
Income tax (expense)	(1.2)	(1.8)	(1.8)

Income from discontinued operations	$2.2	$3.5	$3.7

RAVO (ESG Segment)	2009	2008	2007

Net sales	$28.2	$53.9	$52.7
Costs and expenses	(27.4)	(52.7)	(52.0)

Income before income taxes	0.8	1.2	0.7
Income tax (expense)	—	—	—

Income from discontinued operations	$0.8	$1.2	$0.7

E-ONE (Fire Rescue Segment)	2009	2008	2007

Net sales	$—	$157.1	$201.3
Costs and expenses	—	(168.2)	(226.9)

Loss before income taxes	—	(11.1)	(25.6)
Income tax (expense) benefit	(0.7)	4.9	10.4

Loss from discontinued operations	$(0.7)	$(6.2)	$(15.2)

Die and Mold Operations (Tool Segment)	2009	2008	2007

Net sales	$—	$39.7	$119.3
Costs and expenses	—	(39.2)	(112.5)

Income before income taxes	—	0.5	6.8
Income tax (expense)	—	(0.7)	(3.0)

(Loss) income from discontinued operations	$—	$(0.2)	$3.8

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Services	2009	2008	2007

Net sales	$0.2	$4.3	$7.4
Costs and expenses	(0.4)	(5.7)	(8.2)

Loss before income taxes	(0.2)	(1.4)	(0.8)
Income tax benefit	0.1	1.7	2.2

(Loss) income from discontinued operations	$(0.1)	$0.3	$1.4

Refuse and Cutting Tool Operations (ESG and Tool Segments)	2009	2008	2007

Net sales	$—	$—	$3.0
Costs and expenses	—	—	(2.8)

Income before income taxes	—	—	0.2
Income tax benefit (expense)	—	1.9	(0.1)

Income from discontinued operations	$—	$1.9	$0.1

On November 30, 2009, the Company sold substantially all of the assets of Pauluhn, located in Pearland, Texas, for $35.0 million of which $4.2 million is expected to be received in 2010, subject to an initial working capital adjustment. The results of Pauluhn’s operations were previously included within the Safety and Security Systems Group. Pauluhn provided marine, offshore and industrial lighting products with innovative solutions for hazardous locations and corrosive environments. In association with the sale, the Company recognized a gain on disposal of discontinued operations of Pauluhn of $14.3 million at December 31, 2009, which included a gain of $1.8 million transferred from cumulative translation adjustments. The gain included costs associated with the sale of $1.1 million and the write-off of $18.3 million of goodwill of the Safety and Security Systems Group attributable to Pauluhn. Proceeds from the sale were used to pay down debt and fund core operations.

In accordance with GAAP, the goodwill attributable to Pauluhn was determined based on its fair value in comparison to the fair value of the remaining businesses with the Safety and Security Systems Group excluding Federal APD, a business that represents its own reporting unit. The sale price of $35.0 million represented the fair value of Pauluhn, which was 10.4% of the fair value of the entire Safety and Security Systems Group excluding Federal APD, based on a discounted cash flow of the Safety and Security Systems Group’s remaining businesses. This 10.4% was then applied to the Group’s goodwill balance of $175.1 million to derive the goodwill attributable to Pauluhn of $18.2 million.

On July 16, 2009, the Company sold 100% of the shares of its European sweeper business, Ravo Holdings B.V., (“Ravo”) located in the Netherlands for €8.5 million, or approximately $12.1 million. The Ravo businesses were classified as discontinued operations as of the second quarter of 2009. The results of Ravo’s operations were previously included within the Environmental Solutions Group. In association with this sale, the Company recognized a loss on disposal of discontinued operations of Ravo of $11.3 million at December 31, 2009. The loss includes a write-down of $4.9 million to reflect the fair value of the net assets sold, costs associated with the sale of $0.2 million, a gain of $0.3 million transferred from cumulative translation adjustments, and the write-off of $6.2 million of goodwill of the Environmental Solutions Group attributable to Ravo. Proceeds from the sale were used to pay down debt and fund core operations.

In accordance with GAAP, the goodwill attributable to Ravo was determined based on its fair value in comparison to the fair value of the remaining businesses within the Environmental Solutions Group. The sale price of $12.1 million represented the fair value of Ravo, which was 5% of the fair value of the entire Environmental Solutions Group, as the remaining businesses are more profitable and have greater earnings

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

potential than Ravo. This 5% was then applied to the Group’s goodwill balance of $126.4 million to derive the goodwill attributable to Ravo of $6.2 million.

All of the Company’s E-ONE businesses were discontinued in 2008 leaving just the Company’s Bronto businesses within its Fire Rescue segment. On August 5, 2008, the Company sold 100% of the shares of E-ONE, Inc. located in Ocala, Florida. The after-tax loss on the sale for the year ended December 31, 2008 totaled $85.0 million, which related primarily to after-tax impairment charges that reflect the fair value of the net assets and the impairment of $6.2 million of goodwill attributable to the E-ONE business. The goodwill of E-ONE was based on its fair value in comparison to the fair value of the Bronto businesses. The sale price of E-ONE, which was representative of its fair value, was approximately 14% of the Fire Rescue Group’s fair value. Applying the 14% to the Fire Rescue Group’s goodwill yielded goodwill attributable to E-ONE of $6.2 million. The Bronto businesses’ fair value was significantly greater than E-ONE’s fair value since Bronto was profitable and growing, while E-ONE was unprofitable and losing market share.

The Company provided its domestic municipal customers with the opportunity to finance purchases through leasing arrangements with the Company. Following the sale of the E-ONE business, the Company elected to discontinue its financial services activities through divestiture of this leasing portfolio. In 2008, the Company sold its municipal leasing portfolio to Banc of America Public Capital Corp. in several tranches for a gain of $0.3 million. Proceeds from the sale of the portfolio were used to repay debt associated with these assets. In October, 2008, the Company discontinued entirely its practice of providing lease financing to its customers and all other financial service activities, principally its dealer floor planning.

On April 21, 2008, the Company completed the sale of Dayton Progress Corporation (excluding Dayton Hong Kong) and its subsidiary, PCS Company, referred to collectively as “Die and Mold Operations,” for $65.5 million.

The after-tax loss on disposal for the year ended December 31, 2008 was $35.3 million primarily due to asset impairments. Included in the loss on disposal is the remaining goodwill of the Tool Group of $55.8 million. The Company also decided to close the Dayton Hong Kong operation incurring a $4.6 million pre-tax impairment charge related to this business for the year ended December 31, 2008. The Die and Mold operations produced special precision perforating components for metal stamping applications and tooling components for the plastic injection mold and the die cast industries. Sale proceeds were used to repay debt.

On January 31, 2007, the Company completed the sale of Manchester Tool Company, On Time Machining Company and Clapp Dico, referred to collectively as the “Cutting Tool Operations” which were part of the Tool Group for $65.4 million. There was a net gain on disposal of discontinued operations of $24.6 million for the year ended December 31, 2007. These operations produced industrial cutting tools, engineered components and advanced materials consumed in production processes. No asset impairment charges were recorded in conjunction with the disposal.

In December 2005, the Company determined that its investment in the Refuse business operating under the Leach brand name was no longer strategic. The majority of the assets of the business have been sold since that time and the operation has been shut down. For the years ended December 31, 2008 and 2007, the Company recorded an after-tax gain of $2.2 million and $0.5 million, respectively, primarily related to a revision in the estimate of product liability reserves.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows an analysis of assets and liabilities of discontinued operations as of December 31:

($ in millions)	2009	2008

Current assets	$1.4	$28.5
Properties and equipment	—	3.1
Long-term assets	4.5	30.1
Financial service assets, net	2.6	5.6

Total assets of discontinued operations	$8.5	$67.3

Current liabilities	$0.8	$18.3
Long-term liabilities	10.8	15.6
Financial service liabilities	2.5	5.2

Total liabilities of discontinued operations	$14.1	$39.1

Included in long-term liabilities at December 31, 2009 and 2008 is $7.0 million and $7.7 million, respectively, relating to estimated product liability obligations of the North American refuse truck body business.

NOTE 14 —	RESTRUCTURING

In July 2009, the Company began an initiative to consolidate a number of manufacturing and distribution operations into the Company’s University Park, IL plant. The restructuring actions known collectively as the Footprint restructuring plan (“Footprint”) include termination and benefit costs for employees that will be voluntarily or involuntarily terminated in the fourth quarter of 2009 and the first quarter of 2010, as well as costs associated with closing facilities and relocating operations and personnel. The Company expects all of these actions will be completed by July 31, 2010.

The following table summarizes the 2009 Footprint restructuring charges by segment and the total charges estimated to be incurred ($ in millions):

	Pre-Tax
	Restructuring
	Charges at
	December 31,	Estimate of
Group	2009	Total Charges

Safety and Security	$1.4	$2.1
Environmental Solutions	0.1	0.8

	$1.5	$2.9

The following presents an analysis of the Footprint restructuring reserves included in other accrued liabilities as of December 31, 2009 ($ in millions):

	Severance	Other	Total

Balance as of December 31, 2008	$—	$—	$—
Charges to selling, general and administrative expenses	1.1	0.4	1.5
Cash payments	(0.4)	—	(0.4)

Balance as of December 31, 2009	$0.7	$0.4	$1.1

In December 2008, the Company announced an objective to reduce salaried personnel costs by 13% in 2009 when compared to 2008 levels. This cost reduction was to affect not only salaries, benefits and equity

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation, but also contracted services and travel expenses. A process was created to review every organizational chart and employee reporting relationship within the Company with the purpose of increasing spans of control of each manager and to better improve management oversight. In addition, certain contracted services were reviewed for termination. A charge of $2.7 million was recorded in the fourth quarter of 2008 to reflect severance and other costs associated with a salaried employee reduction in force and contract terminations. There were no meaningful changes to the estimate of charges at December 31, 2009.

The following presents an analysis of the restructuring reserves relating to prior year initiatives as of December 31, 2009 and 2008 ($ in millions):

	Severance	Other	Total

Balance as of December 31, 2008	$2.0	$0.6	$2.6
Charges to selling, general and administrative expenses	—	—	—
Cash payments	(1.9)	(0.5)	(2.4)

Balance as of December 31, 2009	$0.1	$0.1	$0.2

NOTE 15 —	LEGAL PROCEEDINGS

The Company is subject to various claims, other pending and possible legal actions for product liability and other damages and other matters arising out of the conduct of the Company’s business. The Company believes, based on current knowledge and after consultation with counsel, that the outcome of such claims and actions will not have an adverse effect on the Company’s consolidated financial position or results of operations. However, in the event of unexpected future developments, it is possible that the ultimate resolution of such matters, if unfavorable, could have a material adverse effect on the Company’s results of operations.

The Company has been sued by firefighters seeking damages claiming that exposure to the Company’s sirens has impaired their hearing and that the sirens are therefore defective. There were 33 cases filed during the period 1999-2004, involving a total of 2,443 plaintiffs pending in the Circuit Court of Cook County, Illinois. The trial of the first 27 of these plaintiffs’ claims began on March 18, 2008 and ended on April 25, 2008, when a Cook County jury returned a unanimous verdict in favor of the Company. After the first trial concluded, another 63 cases were dismissed, all during 2008. An additional 40 firefighter plaintiffs were selected for trial to begin on January 5, 2009. Plaintiffs’ counsel later moved to reduce the number of plaintiffs from 40 to 9. Trial of these nine plaintiffs began on February 6, 2009 and concluded on February 20, 2009 with a verdict returned against the Company and for the plaintiffs in varying amounts totaling $0.4 million. The Company is appealing this verdict. All trials previously scheduled during 2009 and 2010 are stayed pending the result of this appeal. Since February 20, 2009, the Company is aware of six additional cases have been filed in Cook County, involving 299 plaintiffs.

The Company has also been sued on this issue outside of the Cook County venue. Federal Signal is currently a defendant in 57 hearing loss suits in Pennsylvania, involving a total of 57 plaintiffs. Fifty-four of these lawsuits have been filed since February 20, 2009. Trial of one of these cases is currently scheduled to begin on February 16, 2010 while a consolidated trial of two cases is scheduled to begin on March 15, 2010. Another four trials, involving 10 plaintiffs each, are scheduled during the second and third quarters of 2010. Four cases in the Supreme Court of Kings County, New York were dismissed on January 25, 2008 after the court granted the Company’s motion to dismiss which eliminated all claims pending in New York. The court subsequently denied reconsideration of its ruling. On appeal, the Court affirmed the trial court’s dismissal of the cases. All plaintiffs who have filed hearing loss cases against the Company in other jurisdictions have dismissed their claims. Plaintiffs’ attorneys have threatened to file additional lawsuits. The Company intends to vigorously defend all of these lawsuits.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Federal Signal’s ongoing negotiations with CNA over insurance coverage on these claims have resulted in reimbursements of a portion of the Company’s defense costs. In the year ended December 31, 2009, the Company recorded $0.7 million of reimbursements from CNA as a reduction of corporate operating expenses of which $0.6 million has been received as of December 31, 2009. In the years ended December 31, 2008 and 2007, the Company recorded $1.7 million and $3.7 million respectively of CNA reimbursements.

NOTE 16 —	SEGMENT AND RELATED INFORMATION

The Company has three continuing operating segments as defined under ASC Topic 280, “Segment Reporting” (SFAS No. 131). Business units are organized under each segment because they share certain characteristics, such as technology, marketing, distribution and product application, which create long-term synergies. The principal activities of the Company’s operating segments are as follows:

Information regarding the Company’s discontinued operations is included in Note 13 — Discontinued Operations. The segment information included herein has been reclassified to reflect such discontinued operations.

Safety and Security Systems — Safety and Security Systems Group companies produce a variety of systems for automated license plate recognition, campus and community alerting, emergency vehicles, first responder interoperable communications, industrial communications and command, municipal networked security, vehicle classification, parking revenue and access control for municipal, governmental and industrial applications. Specific products include access control devices, lightbars and sirens, public warning sirens, public safety software and automated license plate recognition cameras. The group’s products are sold primarily to municipal, industrial and governmental customers.

Fire Rescue — Fire Rescue manufactures articulated and telescopic aerial platforms for rescue and fire fighting and for maintenance purposes. This group sells to municipal and industrial fire services, civil defense authorities, rental companies, electric utilities and industrial customers.

Environmental Solutions — Environmental Solutions manufactures a variety of self-propelled street cleaning vehicles, vacuum loader vehicles, municipal catch basin/sewer cleaning vacuum trucks and water blasting equipment. Environmental Solutions sells primarily to municipal and government customers and industrial contractors.

Net sales by operating segment reflect sales of products and services to external customers, as reported in the Company’s consolidated statements of operations. Intersegment sales are insignificant. The Company evaluates performance based on operating income of the respective segment. Operating income includes all revenues, costs and expenses directly related to the segment involved. In determining operating segment income, neither corporate nor interest expenses are included. Operating segment depreciation expense, identifiable assets and capital expenditures relate to those assets that are utilized by the respective operating segment. Corporate assets consist principally of cash and cash equivalents, short-term investments, notes and other receivables and fixed assets. The accounting policies of each operating segment are the same as those described in the summary of significant accounting policies.

Revenues attributed to customers located outside of the U.S. aggregated $333.7 million in 2009, $352.9 million in 2008 and $318.9 million in 2007 of which sales exported from the U.S. aggregated $113.8 million, $110.8 million and $116.4 million, respectively.

The Company invests in research to support development of new products and the enhancement of existing products and services. The Company believes this investment is important to maintain and/or enhance its leadership position in key markets. Expenditures for research and development by the Company were approximately $19.0 million in 2009, $20.9 million in 2008 and $21.0 million in 2007.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the Company’s continuing operations by segment for each of the three years in the period ended December 31 is as follows ($ in millions):

	2009	2008	2007

Net sales
Safety and Security Systems	$292.7	$345.9	$340.4
Fire Rescue	160.0	145.5	117.9
Environmental Solutions	299.8	387.6	396.5

Total net sales	$752.5	$879.0	$854.8

Operating income (loss)
Safety and Security Systems	$27.5	$35.2	$44.0
Fire Rescue	19.2	10.4	7.9
Environmental Solutions	14.9	34.9	37.9
Corporate expense	(28.6)	(30.7)	(21.1)

Total operating income	33.0	49.8	68.7
Interest expense	(11.4)	(15.3)	(18.5)
Gain (loss) on investment in joint venture (Environmental Solutions Segment)	1.2	(13.0)	(3.3)
Other (expense) income	(0.5)	(0.8)	0.2

Income before income taxes	$22.3	$20.7	$47.1

Depreciation and amortization
Safety and Security Systems	$8.1	$9.0	$8.0
Fire Rescue	1.9	1.4	1.3
Environmental Solutions	4.5	3.9	3.4
Corporate	0.8	0.6	0.6

Total depreciation and amortization	$15.3	$14.9	$13.3

	2009	2008

Identifiable assets
Safety and Security Systems	$324.4	$312.5
Fire Rescue	140.5	141.0
Environmental Solutions	235.9	249.6
Corporate	35.6	68.6

Total assets of continuing operations	736.4	771.7
Assets of discontinued operations	8.5	67.3

Total identifiable assets	$744.9	$839.0

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2009	2008	2007

Capital expenditures
Safety and Security Systems	$2.7	$4.5	$4.4
Fire Rescue	2.2	8.5	4.6
Environmental Solutions	9.4	14.2	9.8
Corporate	0.3	0.8	0.7

Total capital expenditures	$14.6	$28.0	$19.5

The segment information provided below is classified based on geographic location of the Company’s subsidiaries ($ in millions):

	2009	2008	2007

Net sales
United States	$418.8	$526.1	$535.9
Europe	299.5	323.1	282.2
Canada	34.2	29.8	36.7

	$752.5	$879.0	$854.8

Long-lived assets
United States	$207.2	$257.8
Europe	239.3	172.4
Canada	9.2	13.5
Other	1.3	5.9

	$457.0	$449.6

NOTE 17 —	COMMITMENTS, GUARANTEES AND FAIR VALUES OF FINANCIAL INSTRUMENTS

At December 31, 2009 and 2008, the Company had outstanding standby letters of credit aggregating $33.3 million and $33.8 million, respectively, principally to act as security for retention levels related to casualty insurance policies and to guarantee the performance of subsidiaries that engage in export transactions to foreign governments and municipalities.

The Company issues product performance warranties to customers with the sale of its products. The specific terms and conditions of these warranties vary depending upon the product sold and country in which the Company does business with warranty periods generally ranging from six months to five years. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time the sale of the related product is recognized. Factors that affect the Company’s warranty liability include the number of units under warranty from time to time, historical and anticipated rates of warranty claims and costs per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in the Company’s warranty liabilities for the years ended December 31, 2009 and 2008 were as follows ($ in millions):

	2009	2008

Balance at January 1	$5.8	$5.1
Provisions to expense	9.4	8.7
Actual costs incurred	(9.0)	(8.0)

Balance at December 31	$6.2	$5.8

The Company also provides residual value guarantees on vehicles sold to certain customers. Proceeds received in excess of the fair value of the guarantee are deferred and amortized into income ratably over the life of the guarantee. These transactions have been recorded as operating leases and liabilities equal to the fair value of the guarantees were recognized. The notional amounts of the residual value guarantees were $0 million and $1.6 million as of December 31, 2009 and 2008, respectively. No losses have been incurred as of December 31, 2009. The guarantees expired in 2009.

The Company has retained an environmental consultant to conduct an environmental risk assessment at its Pearland, Texas facility. The facility manufactured marine, offshore and industrial lighting products operating within the Safety and Securities Systems Group. While the Company has not completed the risk assessment analysis, it appears probable the site will require remediation. An undiscounted estimate of the range of costs to remediate the site is $0.7 million to $2.4 million, depending upon the remediation approach and other factors. As of December 31, 2009, $0.7 million has been recorded and is included in other accrued liabilities. The Company’s estimate may change in the near term as more information becomes available; however the costs are not expected to have a material adverse effect on the Company’s results of operations, financial position or liquidity.

NOTE 18 —	NEW ACCOUNTING PRONOUNCEMENTS

In October, 2009, the FASB amended guidance relating to multiple-deliverable revenue arrangements and certain arrangements that include software elements. The revised guidance requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. Tangible products are removed from the scope of software revenue guidance and guidance is provided on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. The amended guidance must be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect the adoption of the revised guidance to have a material impact on the Company’s consolidated results of operations or financial condition.

No other new accounting pronouncements issued or effective during 2009 has had or is expected to have a material impact on the Consolidated Financial Statements.

NOTE 19 —	SELECTED QUARTERLY DATA (UNAUDITED

Effective January 1, 2004, the Company began reporting its interim quarterly periods on a 13-week basis ending on a Saturday with the fiscal year ending on December 31. For convenience purposes, the Company uses “March 31”, “June 30”, “September 30” and “December 31” to refer to its results of operations for the quarterly periods ended. In 2009, the Company’s interim quarterly periods ended March 28, June 27, September 26 and December 31 and in 2008, the Company’s interim quarterly periods ended March 29, June 28, September 27 and December 31, respectively.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the quarterly results of operations, including income per share, for the Company for the quarterly periods of fiscal 2009 and 2008. Restatements of previously reported amounts represent discontinued operations as described in Note 13 and a change in accounting method as discussed in Notes 1 and 3 ($ in millions, except per share amount).

	For the Quarterly Period Ended
	2009				2008
	March 28	June 27	September 26	December 31	March 29	June 28	September 27	December 31

Net sales	$184.7	$198.8	$162.7	$206.3	$207.9	$232.9	$206.3	$231.9
Gross margin	46.6	52.0	40.6	54.4	54.4	62.0	54.4	64.6
Income from continuing operations	0.2	4.2	4.3	9.0	3.6	6.7	13.9	3.0
Gain (loss) from discontinued operations and disposal	0.8	(9.2)	0.1	13.7	(88.3)	(20.1)	0.4	(14.2)
Net income (loss)	1.0	(5.0)	4.4	22.7	(84.7)	(13.4)	14.3	(11.2)
Per share data — diluted: Income from continuing operations	$—	$0.09	$0.09	$0.18	$0.08	$0.14	$0.29	$0.06
Income (loss) from discontinued operations	0.02	(0.19)	—	0.28	(1.86)	(0.42)	0.01	(0.29)
Net income (loss)	0.02	(0.10)	0.09	0.46	(1.78)	(0.28)	0.30	(0.23)
Dividends paid per share	0.06	0.06	0.06	0.06	0.06	0.06	0.06	0.06
Market price range per share
High	9.28	9.17	9.30	7.55	14.37	14.70	17.50	13.48
Low	3.73	4.93	6.76	5.43	9.10	11.53	10.91	5.10

The Company recorded $3.9 million of after-tax charges to income from continuing operations in the quarter ended December 31, 2008 associated with its investment in a joint venture in China.

NOTE 20 —	SUBSEQUENT EVENT

On January 13, 2010, the Company entered into a definitive arrangement agreement (the “Arrangement Agreement”) pursuant to which the Company will acquire all of the issued and outstanding common shares of Sirit Inc., a corporation existing under the laws of the Territory of Yukon, Canada (“Sirit”), by way of a court approved plan of arrangement under the Business Corporations Act (Ontario) (the “Arrangement”) for cash consideration of CDN $0.30 per share. In response to Sirit’s subsequent receipt of an unsolicited and non-binding acquisition proposal, the Company amended the Arrangement Agreement, most recently on February 23, 2010 to increase the purchase price to CDN $0.46 per share.

Under the amended Arrangement Agreement, at the effective time of the Arrangement (i) Sirit’s shareholders (other than those Sirit shareholders who properly exercise dissent rights and are entitled to receive fair value for their Sirit common shares) will receive CDN $0.46 per Sirit common share; and (ii) holders of outstanding Sirit stock options having an exercise price less than CDN $0.46 per share will be entitled to receive an amount per Sirit stock option equal to the difference between the CDN $0.46 and the exercise price in respect of such Sirit stock option. The transaction has a total equity value of approximately CDN $81.0 million (US $78.0 million).

Certain executive officers, directors and shareholders of Sirit owning approximately 28% of the outstanding common shares of Sirit have entered into a voting and lock-up agreement with the Company under which they have agreed to vote their shares in favor of the Arrangement.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Arrangement Agreement, as amended, contains customary terms and conditions for a transaction of this nature, including a prohibition upon Sirit from soliciting or initiating any discussion concerning any other business combination or similar transaction, the right of the Company to match any unsolicited superior proposal received by Sirit and a termination fee of CDN $4.0 million payable to the Company by Sirit in certain circumstances.

The closing of the Arrangement is subject to the satisfaction of certain closing conditions, including, among others, obtaining certain court approvals as well as the approval of Sirit’s shareholders. For the Arrangement to proceed, a special resolution approving the Arrangement must be approved by not less than two-thirds of the votes cast by Sirit’s shareholders. The transaction is not subject to financing. The Company intends to finance the transaction through cash on hand and existing bank lines of credit. The transaction is expected to close during the first quarter of calendar year 2010. Management has evaluated and disclosed, as required, any subsequent events up to February 26, 2010, the date of the filing of this report with the Securities and Exchange Commission.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2010	2009
	($ in millions)

ASSETS
Current assets
Cash and cash equivalents	$12.3	$21.1
Accounts receivable, net of allowances for doubtful accounts of $2.3 million and $2.5 million, respectively	120.2	120.2
Inventories	115.8	112.1
Other current assets	27.1	26.0

Total current assets	275.4	279.4
Properties and equipment, net	65.8	65.5
Other assets
Goodwill	376.7	319.6
Intangible assets, net	102.2	52.7
Deferred tax assets	14.7	17.5
Deferred charges and other assets	3.4	1.7

Total assets of continuing operations	838.2	736.4
Assets of discontinued operations, net	8.3	8.5

Total assets	$846.5	$744.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$7.9	$—
Current portion of long-term borrowings	42.1	41.9
Accounts payable	48.8	45.2
Accrued liabilities
Compensation and withholding taxes	17.7	20.8
Customer deposits	12.1	10.4
Other	49.4	48.1

Total current liabilities	178.0	166.4
Long-term borrowings, less current portion	252.5	159.7
Long-term pension liabilities	39.3	39.6
Deferred gain	23.7	24.2
Other long-term liabilities	12.3	12.2

Total liabilities of continuing operations	505.8	402.1
Liabilities of discontinued operations	12.9	14.1

Total liabilities	518.7	416.2
Shareholders’ equity
Common stock, $1 par value per share, 90.0 million shares authorized, 50.8 million and 49.6 million shares issued, respectively	50.8	49.6
Capital in excess of par value	104.4	93.8
Retained earnings	233.8	240.4
Treasury stock, 0.9 million and 0.8 million shares at cost, respectively	(15.8)	(15.8)
Accumulated other comprehensive loss	(45.4)	(39.3)

Total shareholders’ equity	327.8	328.7

Total liabilities and shareholders’ equity	$846.5	$744.9

See notes to condensed consolidated financial statements.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2010	2009
	($ in millions, except per share data)

Net sales	$166.6	$184.7
Costs and expenses
Cost of sales	(124.9)	(138.1)
Selling, general and administrative	(39.6)	(42.3)
Acquisition related costs	(2.6)	—
Restructuring charges	(0.3)	—

Operating (loss) income	(0.8)	4.3
Interest expense	(2.9)	(3.3)
Other expense, net	(0.9)	(1.0)

Loss before income taxes	(4.6)	—
Income tax benefit	1.4	0.2

(Loss) income from continuing operations	(3.2)	0.2
(Loss) gain from discontinued operations and disposal, net of income tax expense of $0.1, and $0.4, respectively	(0.4)	0.8

Net (loss) income	$(3.6)	$1.0

Basic and diluted (loss) earnings per share:
Loss from continuing operations	$(0.06)	$—
(Loss) gain from discontinued operations and disposal	(0.01)	0.02

(Loss) earnings per share	$(0.07)	$0.02

Weighted average common shares outstanding:
Basic	49.2	47.9
Diluted	49.2	48.0
Cash dividends per share of common stock	$0.06	$0.06

See notes to condensed consolidated financial statements.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(unaudited)

	Common	Capital in			Accumulated
	Stock	Excess of			Other
	Par	Par	Retained	Treasury	Comprehensive
	Value	Value	Earnings	Stock	Loss	Total
	($ in millions)

Balance at December 31, 2009	$49.6	$93.8	$240.4	$(15.8)	$(39.3)	$328.7
Net loss			(3.6)			(3.6)
Foreign currency translation					(7.2)	(7.2)
Unrealized losses on derivatives, net of tax expense of $0.04 million					(0.1)	(0.1)
Change in unrecognized losses related to pension benefit plans, net of tax benefit of $0.5 million					1.2	1.2
Shares issued for acquisition	1.2	9.0				10.2
Cash dividends declared			(3.0)			(3.0)
Share based payments:
Stock awards and options		1.5				1.5
Excess tax benefit on share based payment		0.1				0.1

Balance at March 31, 2010	$50.8	$104.4	$233.8	$(15.8)	$(45.4)	$327.8

See notes to condensed consolidated financial statements.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2010	2009
	($ in millions)

Operating activities:
Net (loss) income	$(3.6)	$1.0
Adjustments to reconcile net (loss) income to net cash (used for) provided by operating activities:
Loss (gain) on discontinued operations and disposal	0.4	(0.8)
Loss on joint venture	—	0.9
Depreciation and amortization	4.2	3.8
Stock-based compensation expense	1.5	1.1
Pension contributions	—	(0.5)
Changes in other assets and liabilities, exclusive of the effects of businesses acquired and disposed	(11.6)	1.2

Net cash (used for) provided by continuing operating activities	(9.1)	6.7
Net cash (used for) provided by discontinued operating activities	(0.5)	1.1

Net cash (used for) provided by operating activities	(9.6)	7.8
Investing activities:
Purchases of properties and equipment	(3.2)	(3.9)
Proceeds from sales of properties, plant and equipment	0.7	—
Payments for acquisitions, net of cash acquired	(97.3)	—

Net cash used for continuing investing activities	(99.8)	(3.9)
Net cash provided by discontinued investing activities	—	3.0

Net cash used for investing activities	(99.8)	(0.9)
Financing activities:
Increase (decrease) in debt outstanding under revolving credit facilities, net	96.2	(6.4)
Proceeds on short-term borrowings	7.5	—
Payments on short-term borrowings	—	(11.4)
Proceeds on long-term borrowings	—	6.3
Payments on long-term borrowings	(2.6)	—
Cash dividends paid to shareholders	(3.0)	(2.9)
Other, net	—	0.2

Net cash provided by (used for) continuing financing activities	98.1	(14.2)
Net cash used for discontinued financing activities	(0.3)	(6.4)

Net cash provided by (used for) financing activities	97.8	(20.6)
Effects of foreign exchange rate changes on cash	2.8	—
Decrease in cash and cash equivalents	(8.8)	(13.7)
Cash and cash equivalents at beginning of period	21.1	23.4

Cash and cash equivalents at end of period	$12.3	$9.7

See notes to condensed consolidated financial statements.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.	BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Federal Signal Corporation and subsidiaries (the “Company”) included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to ensure the information presented is not misleading. These condensed consolidated financial statements have been prepared in accordance with the Company’s accounting policies described in the Annual Report on Form 10-K for the year ended December 31, 2009 and should be read in conjunction with the consolidated financial statements and the notes thereto.

In the opinion of the management of the Company, the information contained herein reflects all adjustments necessary to present fairly the Company’s financial position, results of operations and cash flows for the interim periods. Such adjustments are of a normal recurring nature. The operating results for the three month periods ended March 31, 2010 are not necessarily indicative of the results to be expected for the full year of 2010.

The Company assessed events occurring subsequent to March 31, 2010 through the date of the filing for potential recognition and disclosure in the consolidated financial statements. No events have occurred that would require adjustment or disclosure in the consolidated financial statements.

The Company reports its interim quarterly periods on a 13-week basis ending on a Saturday with the fiscal year ending on December 31. For presentation, the Company uses “March 31, 2010” to refer to its financial position as of April 3, 2010 and its results of operations and cash flows for the 13-week period ended April 3, 2010.

Certain balances in 2009 have been reclassified to conform to the 2010 presentation. Included with reclassifications are restatements for discontinued operations.

In December 2007, the FASB issued revised guidance under ASC 805 related to accounting for business combinations.

The Company has applied the provisions of this guidance prospectively to business combinations for which the acquisition date occurred on or after January 1, 2009.

In October 2009, the FASB amended guidance relating to multiple-deliverable revenue arrangements and certain arrangements that include software elements. The revised guidance requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. Tangible products are removed from the scope of software revenue guidance and guidance is provided on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. The amended guidance should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company has not adopted the revised guidance and is currently evaluating the impact on the Company’s consolidated results of operations or financial condition.

No other new accounting pronouncements issued or effective during the first three months of 2010 has had or is expected to have a material impact on the consolidated financial statements.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	ACQUISITIONS

On March 5, 2010, the Company acquired all of the issued and outstanding common shares of Sirit Inc. and subsidiaries (“Sirit”) for total cash consideration of CDN $77.1 million (US $74.9 million). Sirit designs, develops and manufactures radio frequency identification device technology for applications such as tolling, electronic vehicle registration, parking and access control, cashless payments, supply chain management and asset tracking solutions. The acquisition of Sirit supports the Company’s long-term strategy by creating growth opportunities and revenue synergies. The results of Sirit, which have been included in the Company’s condensed consolidated financial statements since March 5, 2010, included net sales and operating losses of $1.9 million and $(0.7) million, respectively. The results of Sirit are included within the “Other” business segment.

On March 2, 2010, the Company acquired all of the equity interests in VESystems, LLC and subsidiaries (“VESystems”) for an aggregate purchase price of $34.8 million. The consideration transferred consisted of cash in the amount of approximately $24.6 million and an aggregate of 1,220,311 shares of Federal Signal common stock with an acquisition date fair value of $10.2 million. VESystems designs, develops and deploys advanced software applications and customer management systems and services for the electronic toll collection and port industries. The acquisition of VESystems supports the Company’s long-term strategy by creating growth opportunities and revenue synergies. The results of VESystems, which have been included in the Company’s condensed consolidated financial statement since March 2, 2010, included net sales and operating losses of $1.5 million and $(0.5) million, respectively. The results of VESystems are included within the “Other” business segment.

The Company accounted for both transactions using the acquisition method of accounting. The following table summarizes the preliminary allocation of the purchase price to the net assets of Sirit and VESystems, and the resultant goodwill which represents synergies of combining the businesses.

	Sirit	VESystems
	($ in millions)

Total fair value of consideration transferred	$74.9	$34.8
Total fair value of net assets acquired	30.5	17.0

Acquisition-related goodwill(1)	$44.4	$17.8

(1)	The Company recorded this Goodwill within the “Other” segment and is currently evaluating the amount of goodwill that is deductible for tax purposes.

In connection with the acquisitions, the Company incurred $2.6 million of direct acquisition-related costs in the three month period ended March 31, 2010. These costs are included within “Acquisition related costs” in the condensed consolidated statements of operations.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the preliminary fair value of assets acquired and liabilities assumed from Sirit and VESystems as of their respective acquisition dates:

	Sirit	VESystems
	At March 5, 2010	At March 2, 2010
	($ in millions)

Assets
Cash	$2.4	$0.2
Inventory	2.6	—
Receivables	2.0	2.0
Intangible assets	37.1	16.1
Fixed assets	1.6	0.1
Other assets	0.4	0.5

Total assets acquired	$46.1	$18.9

Liabilities
Accounts payable	$4.9	$0.7
Capital leases	0.7	—
Accrued liabilities and other liabilities	7.0	1.2
Deferred revenue	0.6	—
Deferred tax, net	2.4	—

Total liabilities assumed	15.6	1.9

Net assets acquired	$30.5	$17.0

The following table summarizes the preliminary fair value of amortizable and indefinite-lived intangible assets as of their respective acquisition dates:

	Sirit at		VESystems at
	March 5, 2010		March 2, 2010
	Estimated		Estimated
	Fair	Useful Life	Fair	Useful Life
	Value	(in Years)	Value	(in Years)
	($ in millions)

Amortized intangible assets:
Customer relationships	$18.0	18	$9.5	17
Technology	12.1	9	4.9	16
Non-compete	2.9	5	0.4	5

Total amortizable intangible assets	$33.0		$14.8
Indefinite-lived intangibles:
Trade name	$4.1		$1.3

Total intangible assets	$37.1		$16.1

The above estimated fair values of assets acquired and liabilities assumed are preliminary and are based on the information that was available as of the acquisition date and the subsequent filing of this Form 10-Q. The Company believes that information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, however the Company is awaiting finalization of a third party valuation to finalize those fair values. Thus, the preliminary measurements of fair value set forth above are subject to

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

change. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable, but no later than one year from the acquisition date.

Pro forma condensed combined financial information

The following unaudited pro forma condensed combined financial information presents the results of operations of the Company as they may have appeared if the closing of Sirit and VESystems, presented in the aggregate, had been completed on January 1, 2010 and January 1, 2009.

	Three Months Ended March 31,
($ in millions, except per share data)	2010	2009
	(Unaudited)

Net sales	$175.6	$195.6
Loss from continuing operations	(1.4)	(0.7)
Loss from continuing operations–per basic and diluted share	$(0.03)	$(0.01)

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the actual financial results of the Company had the closing of Sirit and VESystems been completed on January 1, 2010 and January 1, 2009, respectively, nor is it indicative of the results of operations in future periods. Included in the unaudited pro forma combined financial information for the quarters ended March 31, 2010 and March 31, 2009 were pro forma adjustments to reflect the results of operations of Sirit and VESystems as well as the impact of amortizing certain acquisition accounting adjustments such as amortizable intangible assets. The pro forma condensed financial information does not indicate the impact of possible business model changes nor does it consider any potential impacts of current market conditions, expense efficiencies or other factors.

Diamond Consulting Services Ltd.

On December 9, 2009, the Company acquired all voting equity interests of Diamond Consulting Services Ltd. (“Diamond”) for total consideration of approximately $13.5 million in cash and deferred payments in future years of up to $3.2 million. Diamond specializes in vehicle classification systems for tolling and other Intelligent Transportation Systems. The acquisition supports the Company’s long-term strategy by creating growth opportunities and revenue synergies. The balance sheet and statement of operations are included in the Safety and Security Systems Segment.

As of December 31, 2009, preliminary fair values were assigned to the net assets acquired and liabilities assumed, resulting in estimated goodwill of $9.5 million and a preliminary fair value of intangible assets of $7.0 million. Although the purchase accounting for this acquisition is not yet complete, the Company has recognized certain measurement period adjustments related to a deferred tax liability, fair value of intangible assets and additional consideration of $0.4 million paid to the seller. The net effect of these measurement period adjustments decreased the Company’s estimate of goodwill by $0.1 million and intangible assets by $0.5 million.

The above estimated fair values of assets acquired and liabilities assumed are preliminary and are based on the information that was available as of the acquisition date and the subsequent filing of this Form 10-Q. The Company believes that information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, however the Company is awaiting the finalization of a third party valuation to finalize those fair values. Thus, the preliminary measurements of fair value set forth above are subject to change. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable, but no later than one year from the acquisition date.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	INVENTORIES

Inventories are summarized as follows ($ in millions):

	March 31,	December 31,
	2010	2009

Raw materials	$56.4	$53.9
Work in progress	27.9	28.0
Finished goods	31.5	30.2

Total inventories	$115.8	$112.1

4.	GOODWILL AND OTHER INTANGIBLE ASSETS

The following table provides the changes in carrying value of goodwill by operating segment through the three months ended March 31, 2010 ($ in millions):

		Goodwill from	Other Adjustments
	At December 31,	2010 Acquisitions	Including Currency	At March 31,
	2009	(Note 2)	Translations	2010

Environmental Solutions	$120.4	$—	$—	$120.4
Fire Rescue	34.7	—	(0.7)	34.0
Safety & Security	164.5	—	(4.4)	160.1
Other (See Note 12)	—	62.2	—	62.2

Total	$319.6	$62.2	$(5.1)	$376.7

The following table provides the gross carrying value and accumulated amortization for each major class of intangible assets ($ in millions):

		March 31, 2010			December 31, 2009
	Average	Gross		Net	Gross		Net
	Useful Life	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	(Years)	Value	Amortization	Value	Value	Amortization	Value

Amortized Intangible Assets:
Developed software	6	$25.5	$(17.7)	$7.8	$25.2	$(17.0)	$8.2
Patents	8	1.6	(0.5)	1.1	0.7	(0.5)	0.2
Customer relationships	13	46.6	(4.6)	42.0	19.0	(4.2)	14.8
Technology	11	21.7	(1.4)	20.3	5.6	(1.2)	4.4
Other	5	5.6	(1.2)	4.4	1.8	(1.1)	0.7

Total		101.0	(25.4)	75.6	52.3	(24.0)	28.3

Unamortized Intangible Assets:
Trade name		26.6	—	26.6	24.4	—	24.4

Total		$127.6	$(25.4)	$102.2	$76.7	$(24.0)	$52.7

Amortization expense for the three month periods ended March 31, 2010 and 2009 totaled $1.4 million and $1.4 million, respectively. The Company estimates that the aggregate amortization expense will be $8.5 million in 2010, $9.6 million in 2011, $8.5 million in 2012, $7.0 million in 2013, $6.5 million in 2014 and $36.9 million thereafter.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

At March 31, 2010, the Company was party to interest rate swap agreements with financial institutions in which the Company pays interest at a fixed rate and receives interest at variable LIBOR rates. These interest rate swap agreements are designated as cash flow hedges and terminate throughout 2010.

The Company manages the volatility of cash flows caused by fluctuations in currency rates by entering into foreign exchange forward contracts and options. These derivative instruments may be designated as cash flow hedges that hedge portions of the Company’s anticipated third-party purchases and forecasted sales denominated in foreign currencies. The Company also enters into foreign exchange contracts that are not intended to qualify for hedge accounting, but are intended to offset the effect on earnings of foreign currency movements on short and long term intercompany transactions. Gains and losses on these derivative instruments are recorded through earnings.

For assets and liabilities measured at fair value on a recurring basis, the Company uses an income approach to value the assets and liabilities for outstanding derivative contracts which include interest rate swap and foreign currency forward contracts. The income approach consists of a discounted cash flow model that takes into account the present value of future cash flows under the terms of the contracts using current market information as of the reporting date, such as prevailing interest rates and foreign currency spot and forward rates. The following table provides a summary of the fair values of assets and liabilities ($ in millions):

Assets		Fair Value Measurements at March 31, 2010
		Quoted Prices in Active	Significant Other	Significant
		Markets for Identical	Observable Inputs	Unobservable Inputs
	Total	Assets (Level 1)	(Level 2)	(Level 3)

Derivatives	$0.9	$—	$0.9	$—

Liabilities		Fair Value Measurements at March 31, 2010
		Quoted prices in Active	Significant Other	Significant
		Markets for Identical	Observable Inputs	Unobservable Inputs
	Total	Assets (Level 1)	(Level 2)	(Level 3)

Derivatives	$1.0	$—	$1.0	$—

At March 31, 2010 and December 31, 2009, the fair value of the Company’s derivative instruments was recorded as follows ($ in millions):

	Asset Derivatives		Liability Derivatives
	March 31, 2010		March 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Derivatives designated as hedging instruments:
Interest rate contracts		$—	Other accrued liabilities	$0.2
Foreign exchange	Other current assets	0.1	Other accrued liabilities	0.6

Total derivatives designated as hedging instruments		0.1		0.8
Derivatives not designated as hedging instruments:
Foreign exchange	Accounts receivable, net	0.8	Accounts payable	0.2

Total derivatives not designated as hedging instruments		0.8		0.2

Total derivatives		$0.9		$1.0

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Asset Derivatives		Liability Derivatives
	December 31, 2009		December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Derivatives designated as hedging instruments:
Interest rate contracts			Other accrued liabilities	$0.5
Foreign exchange	Other current assets	$—	Other accrued liabilities	0.1

Total derivatives designated as hedging instruments		—		0.6
Derivatives not designated as hedging instruments:
Foreign exchange	Accounts receivable, net	—	Other accrued liabilities	0.4

Total derivatives not designated as hedging instruments		—		0.4

Total derivatives		$—		$1.0

The effect of derivative instruments on the condensed consolidated statement of operations for the three months ended March 31, 2010, was as follows ($ in millions):

	Amount of		Amount of Gain
	Gain/(Loss)	Location of Gain/(Loss)	Reclassified from
	Recognized in OCI	Reclassified from	Accumulated OCI
Derivatives in Cash Flow	on Derivative	Accumulated OCI into	into Income
Hedging Relationships	(Effective Portion)	Income (Effective Portion)	(Effective Portion)

Interest rate contracts	$0.3	Interest expense	$0.1
Foreign exchange	—	Net sales	—
Foreign exchange	(0.5)	Other income (expense), net	—

Total	$(0.2)		$0.1

		Amount of Gain
		Recognized in
Derivatives Not Designated as	Location of Gain Recognized in	Income on
Hedging Instruments	Income on Derivative	Derivative

Foreign exchange	Other income (expense)	$1.0

Total		$1.0

At March 31, 2010 and December 31, 2009, accumulated other comprehensive loss associated with interest rate swaps and foreign exchange contracts qualifying for hedge accounting treatment was $0.8 million and $0.7 million, net of income tax effects, respectively. The Company expects $1.0 million of pre-tax net loss on cash flow hedges that are reported in accumulated other comprehensive loss as of March 31, 2010, to be reclassified into earnings within the next 12 months as the respective hedged transactions affect earnings.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the carrying amounts and fair values of the Company’s financial instruments as follows ($ in millions):

	March 31, 2010		December 31, 2009
	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value

Short-term debt	$7.9	$7.9	$—	$—
Long-term debt*	296.7	296.0	204.1	205.0
Interest rate contracts	70.0	(0.2)	70.0	(0.5)
Foreign exchange	52.4	0.1	24.1	(0.5)

*	Long term debt includes financial service borrowings for all periods presented, which is included in discontinued operations.

The carrying value of short-term debt approximates fair value due to its short maturity. The fair value of long-term debt is based on interest rates that are currently available to us for issuance of debt with similar terms and remaining maturities.

6.	DEBT

Short-term borrowings consisted of the following ($ in millions):

	March 31,	December 31,
	2010	2009

Line of credit	$0.5	$—
Other foreign lines of credit	7.4	—

Total short-term borrowings	$7.9	$—

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-term borrowings consisted of the following ($ in millions):

	March 31	December 31
	2010	2009

Revolving Credit Facility	$180.1	$85.0
Alternative Currency Facility (within Revolving Credit Facility)	14.5	16.2
10.79% Unsecured Private Placement note with annual installments of $10.0 million due 2010-2011	11.3	11.4
10.60% Unsecured Private Placement note with annual installments of $7.1 million due 2010-2011	8.1	8.1
8.93% Unsecured Private Placement note with annual installments of $8.0 million due 2010-2012	14.8	14.8
9.24% Unsecured Private Placement note due 2012	42.7	42.7
Unsecured Private Placement note, floating rate (5.32% and 2.35% at March 31, 2010 and December 31, 2009, respectively) due 2010-2013	21.3	21.3
Subsidiary Loan Agreement	2.0	3.2
Capital Lease Obligations	0.7	—

	295.5	202.7
Unamortized balance of terminated fair value interest rate swaps	1.2	1.4

	296.7	204.1
Less current maturities, excluding financial services activities	(42.1)	(41.9)
Less financial services activities — borrowings (included in discontinued operations)	(2.1)	(2.5)

Total long-term borrowings, net	$252.5	$159.7

As of March 31, 2010, €10.7 million (or $14.5 million), was drawn on the Alternative Currency Facility, a supplemental agreement under the Second Amended Credit Agreement and $180.1 million was drawn directly under the Second Amended Credit Agreement for a total of $194.6 million drawn under the Second Amended Credit Agreement leaving available borrowings of $55.4 million not including $30.5 million of capacity used for existing letters of credit.

At March 31, 2010, $7.4 million was drawn against the Company’s foreign lines of credit which provide for borrowings up to $17.7 million.

The outstanding unsecured fixed Private Placement Notes’ coupon interest rates increased by 3% from December 31, 2009 as a result of the Company’s private placement debt rating not improving by one rating level on or before April 1, 2010.

7.	INCOME TAXES

The Company’s effective tax rate on the loss from continuing operations was a 30.4% benefit for the three month period ended March 31, 2010. The 30.4% rate includes benefits for foreign tax effects. In the comparable three month period ended March 31, 2009, the Company recorded a $0.2 million tax benefit primarily related to the resolution of an IRS audit of the 2006 tax year and the benefit of research and development tax credits.

In connection with the acquisitions of Sirit and VESystems, the Company acquired certain net operating loss carry-forwards. The estimated acquired U.S. NOL is $24.4 million. The estimated acquired Canadian NOL is $3.8 million (USD).

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s unrecognized tax benefits were $4.9 million at January 1, 2010 of which $4.7 million are tax benefits that if recognized, would reduce the annual effective tax rate. The Company’s continuing practice is to recognize interest and penalties related to income tax matters in income tax expense. Interest and penalties amounting to $0.8 million and $0.1 million, respectively, are included in the consolidated balance sheet at March 31, 2010. The Company expects the unrecognized tax benefits to decrease by $0.8 million over the next 12 months. In the three months ended March 31, 2010, the Company’s unrecognized tax benefits did not change.

8.	POSTRETIREMENT BENEFITS

The components of the Company’s net periodic pension expense for its defined benefit pension plans are summarized as follows ($ in millions):

	U.S. Benefit Plans		Non-U.S. Benefit Plan
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Interest on obligation	$2.0	$2.1	$0.8	$0.6
Amortization of actuarial loss	0.9	0.5	0.2	0.3
Less: Expected return on plan assets	(2.2)	(2.3)	(0.8)	(0.6)

Net postretirement pension expense	$0.7	$0.3	$0.2	$0.3

During the three month period ended March 31, 2010, no contribution to the pension plans were made. During the comparable prior period, the Company contributed 1.1 million shares of the Company’s common stock held in treasury to the U.S. pension plan. The stock was valued at $4.4 million based upon prices in the open market at the contribution date. In addition, the Company contributed $0.5 million during the three months ended March 31, 2009 to its non-U.S. defined benefit plan.

9.	(LOSS) EARNINGS PER SHARE

(Loss) earnings per share — basic is computed by dividing income or loss available to common stockholders by the weighted average number of shares of common stock outstanding for the period. (Loss) earnings per share — diluted reflects the potential dilution that could occur if options issued under stock-based compensation awards were exercised and converted into common stock. For the three month period ended March 31, 2010, options to purchase 1.4 million shares of the Company’s common stock had exercise prices that were greater than the average market price of those shares during the respective reporting periods. For the three months ended March 31, 2009, options to purchase 1.3 million shares of the Company’s common stock had exercise prices that were greater than the average market price of those shares during the respective reporting periods. As a result, these shares are excluded from the (loss) earnings per share calculation as they are anti-dilutive.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a reconciliation of net (loss) income to (loss) earnings per share — basic and diluted — for the three months ended March 31, 2010 and 2009:

Computation of (Loss) Earnings per Common Share

	2010	2009
	(In millions, except per share data)

(Loss) income from continuing operations	$(3.2)	$0.2
(Loss) gain from discontinued operations and disposal, net of tax	(0.4)	0.8

Net (loss) income	$(3.6)	$1.0

Average shares outstanding — basic	49.2	47.9
Dilutive effect of stock options and other	—	0.1

Diluted shares outstanding	49.2	48.0

Loss from continuing operations per share
Basic	$(0.06)	$—

Diluted	$(0.06)	$—

Loss (gain) from discontinued operations per share
Basic	$(0.01)	$0.02

Diluted	$(0.01)	$0.02

Earnings (loss) per share
Basic	$(0.07)	$0.02

Diluted	$(0.07)	$0.02

10.	COMMITMENTS, CONTINGENCIES AND WARRANTIES

The Company issues product performance warranties to customers with the sale of its products. The specific terms and conditions of these warranties vary depending upon the product sold and country in which the Company conducts business, with warranty periods generally ranging from one to ten years. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time the sale of the related product is recognized. Factors that affect the Company’s warranty liability include the number of units under warranty from time to time, historical and anticipated rates of warranty claims and costs per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Changes in the Company’s warranty liabilities in the three month periods ended March 31, 2010 and 2009 were as follows ($ in millions):

	2010	2009

Balance at December 31	$6.2	$5.8
Provisions to expense	2.1	2.9
Actual costs incurred	(2.0)	(2.6)

Balance at March 31	$6.3	$6.1

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company retained an environmental consultant to conduct an environmental risk assessment at its Pearland, Texas facility. While the Company has not completed the risk assessment analysis, it appears probable the site will require remediation. A reasonable estimate of the range of costs to remediate the site is $0.7 million to $2.4 million, depending upon the remediation approach and other factors. As of March 31, 2010 and December 31, 2009 $0.7 million is included in other accrued liabilities within the Safety and Security Systems Group. The Company’s estimate may change in the near term as more information becomes available; however the costs are not expected to have a material adverse effect on the Company’s results of operations, financial position or liquidity.

11.	LEGAL PROCEEDINGS

The Company is subject to various claims, other pending and possible legal actions for product liability and other damages and other matters arising out of the conduct of the Company’s business. The Company believes, based on current knowledge and after consultation with counsel, that the outcome of such claims and actions will not have an adverse effect on the Company’s consolidated financial position or results of operations. However, in the event of unexpected future developments, it is possible that the ultimate resolution of such matters, if unfavorable, could have a material adverse effect on the Company’s results of operations.

The Company’s subsidiary Bronto Skylift, a manufacturer of aerial lifts which is headquartered in Finland, was named in a lawsuit in France, in connection with an accident which occurred in 2006. The incident occurred at a fairgrounds in Pau, France where the National Conference of Firefighters was held, and involved the fatal fall of an individual from the demonstration cage of one of Bronto Skylift’s vehicles. Bronto Skylift is named in the lawsuit along with two individuals, one of whom is a consultant for Bronto Skylift. The case was referred to the Court of Corrections (criminal court). In March 2010 the Court of Corrections fined Bronto Skylift 60,000 euros in connection with the accident, and through its counsel, Bronto Skylift is appealing that decision. Claims for indemnity have been filed against Bronto Skylift by various individuals in connection with the incident.

The Company has been sued by firefighters seeking damages claiming that exposure to the Company’s sirens has impaired their hearing and that the sirens are therefore defective. There were 33 cases filed during the period 1999-2004, involving a total of 2,443 plaintiffs pending in the Circuit Court of Cook County, Illinois. The trial of the first 27 of these plaintiffs’ claims began on March 18, 2008 and ended on April 25, 2008, when a Cook County jury returned a unanimous verdict in favor of the Company. An additional 40 firefighter plaintiffs were selected for trial to begin on January 5, 2009. Plaintiffs’ counsel later moved to reduce the number of plaintiffs from 40 to 9. Trial of these nine plaintiffs began on February 6, 2009 and concluded on February 20, 2009 with a verdict returned against the Company and for the plaintiffs in varying amounts totaling $0.4 million. The Company is appealing this verdict. All trials previously scheduled in Cook County during 2009 and 2010 are stayed pending the result of this appeal. Since February 20, 2009, the Company is aware of six additional cases that have been filed in Cook County, involving 299 plaintiffs.

The Company has also been sued on this issue outside of the Cook County venue. With the exception of matters on appeal, Federal Signal is currently a defendant in 55 hearing loss lawsuits in Philadelphia, Pennsylvania, involving a total of 55 firefighter plaintiffs. The first trial involving one of these plaintiffs began on February 16, 2010 and ended on March 2, 2010, when the jury returned a verdict for the plaintiff. In particular, the jury found that the Company’s siren was not defectively designed, but that the Company negligently constructed the siren. The jury awarded damages in the amount of $100,000 which was subsequently reduced to $75,000. The Company plans to appeal this verdict. Another trial, involving 10 Philadelphia firefighter plaintiffs, is scheduled to begin on June 14. Thereafter, three additional trials, involving 10 plaintiffs each, are scheduled to begin during the second and third quarters of 2010. During the course of the current Philadelphia litigation, five cases have been dismissed. In four of these cases, the Company paid nominal sums which included reimbursement of expenses, to obtain dismissals. One case has been dismissed

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

pursuant to motion filed by the Company. Four cases in the Supreme Court of Kings County, New York were dismissed on January 25, 2008 after the court granted the Company’s motion to dismiss which eliminated all claims pending in New York. The court subsequently denied reconsideration of its ruling. On appeal, the Court affirmed the trial court’s dismissal of these cases. All plaintiffs who have filed hearing loss cases against the Company in other jurisdictions have dismissed their claims. Plaintiffs’ attorneys have threatened to file additional lawsuits. The Company intends to vigorously defend all of these lawsuits. The Company successfully defended approximately 41 similar cases in Philadelphia, Pennsylvania in 1999 resulting in a series of unanimous jury verdicts in favor of the Company.

Federal Signal’s ongoing negotiations with CNA over insurance coverage on these claims have resulted in reimbursements of a portion of the Company’s defense costs. In the three month period ended March 31, 2009, the Company recorded $0.6 million of reimbursements from CNA as a reduction of corporate operating expenses. No reimbursements were recorded in the three month period ended March 31, 2010.

12.	SEGMENT INFORMATION

The following is a description of the Company’s reporting segments:

Safety and Security Systems segment manufactures and supplies comprehensive systems and products that law enforcement, fire rescue and emergency medical services, campuses, military facilities and industrial sites use to protect people and property.

Environmental Solutions segment manufactures and supplies a full range of street sweeper and vacuum loader vehicles and high-performance water blasting equipment for municipal and industrial customers. Products are also manufactured for the newer markets of hydro-excavation, glycol recovery and surface cleaning. Products are sold under the Elgin, Vactor, Guzzler and Jetstream brand names.

Fire Rescue segment is a manufacturer and designer of sophisticated, vehicle-mounted, aerial platforms for fire fighting, rescue, electric utility and industrial uses. End customers include fire departments, industrial fire services, electric utilities and maintenance rental companies for applications such as fire fighting and rescue, transmission line maintenance, and installation and maintenance of wind turbines. The group’s telescopic/articulated aerial platforms are designed in accordance with various regulatory codes and standards, such as European Norms (EN), National Fire Protection Association (NFPA) and American National Standards Institute (ANSI).

Other consists of the Company’s acquisitions made during the first quarter of 2010. In March 2010, the Company acquired Sirit which designs, develops and manufactures radio frequency identification device technology for applications such as tolling, electronic vehicle registration, parking and access control, cashless payments, supply chain management and asset tracking solutions. Also in March 2010, the Company acquired VESystems, which designs, develops and deploys advanced software applications and customer management systems and services for the electronic toll collection and port industries.

It is expected that during the second quarter of 2010, the Company will form Federal Signal Technologies Group (“FSTech”), a new operating segment that focuses on automated solutions for the Intelligent Transportation Systems and public safety markets and other applications that leverage our technologies and process and service expertise. FSTech will provide technology platforms and services to customers in the areas of electronic toll collection, automated license plate recognition (“ALPR”), electronic vehicle registration, parking and access control, cashless payment solutions, congestion charging, traffic management, site security solutions and supply chain systems.

Corporate contains those items that are not included in our other segments.

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the Company’s operating income (loss) by segment. The results for the interim periods are not necessarily indicative of results for a full year. Selected financial information is as follows:

	Safety and				Corporate
	Security	Fire	Environmental		and
	Systems	Rescue	Solutions	Other	Eliminations	Total
	($ in millions)

Three Months Ended March 31, 2010:
Net sales	$68.3	$24.8	$70.1	$3.4	$—	$166.6
Operating income (loss)	4.1	0.8	3.7	(1.2)	(8.2)	(0.8)
Three Months Ended March 31, 2009:
Net sales	70.8	32.5	81.4	—	—	184.7
Operating income (loss)	4.9	2.4	3.0	—	(6.0)	4.3
As of March 31, 2010:
Total assets	$366.9	$139.7	$197.7	$125.2	$17.0	$846.5
As of December 31, 2009:
Total assets	$372.8	$141.9	$191.7	$—	$38.5	$744.9

13.	RESTRUCTURING

In July 2009, the Company began an initiative to consolidate a number of manufacturing and distribution operations into the Company’s University Park, Illinois plant collectively known as the Footprint restructuring plan (“Footprint”). The Company expects all of these actions will be completed in the 2010 calendar year. During the first quarter of 2010, the Company recorded approximately $0.3 million in costs associated with the Footprint initiative within our Safety and Security Group. There were no changes to the total estimate of charges at March 31, 2010, as disclosed in the Company’s Form 10-K for the year ended December 31, 2009 of $2.6 million.

In December 2008, the Company announced an objective to reduce salaried personnel costs. There were no changes to the estimate of charges at March 31, 2010.

The following presents an analysis of the restructuring reserves included in other accrued liabilities as of December 31, 2009 and March 31, 2010:

	Severance	Other	Total
	($ in millions)

Balance as of December 31, 2009	$0.8	$0.5	$1.3
Charges to selling, general and administrative expenses	0.1	0.2	0.3
Cash payments	(0.2)	—	(0.2)

Balance as of March 31, 2010	$0.7	$0.7	$1.4

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	COMPREHENSIVE LOSS

Comprehensive loss for the three month periods ended March 31, 2010 and 2009 were as follows:

	2010	2009
	($ in millions)

Net (loss) income	$(3.6)	$1.0
Foreign currency translation	(7.2)	(2.4)
Unrealized (loss) gain or derivatives	(0.1)	0.3
Change in unrecognized losses related to pension benefit plans, net of tax	1.2	0.4

Comprehensive loss	$(9.7)	$(0.7)

15.	DISCONTINUED OPERATIONS

2010

During the first quarter of 2010, the Company recorded approximately $0.4 million in costs and expenses related to the Pauluhn discontinued operation.

2009

During 2009 the Company discontinued both Ravo Holdings B.V. and Pauluhn. In the first quarter of 2009 the Company recorded income on discontinued operations of $0.8 million.

The following table presents the operating results of the Company’s discontinued operations for the three month periods ended March 31, 2010 and 2009:

	Three Months Ended March 31,
($ in millions)	2010	2009

Net sales	$—	$18.8
Costs and expenses	(0.5)	(17.6)

Loss (income) before income taxes	(0.5)	1.2
Income tax expense (benefit)	0.1	(0.4)

(Loss) income on discontinued operations	$(0.4)	$0.8

The following table shows an analysis of assets and liabilities of discontinued operations as of March 31, 2010 and December 31, 2009:

	March 31,	December 31,
	2010	2009
	($ in millions)

Current assets	$1.4	$1.4
Long-term assets	4.6	4.5
Financial service assets, net	2.3	2.6

Total assets of discontinued operations	$8.3	$8.5

Current liabilities	$0.8	$0.8
Long-term liabilities	10.0	10.8
Financial service liabilities	2.1	2.5

Total liabilities of discontinued operations	$12.9	$14.1

PROSPECTUS

FEDERAL SIGNAL CORPORATION

$150,000,000

Common Stock
Preferred Stock
Warrants
Debt Securities
Units

We may offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, any combination of the securities described in this prospectus, up to an aggregate amount of $150,000,000.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities and their compensation will be described in the applicable prospectus supplement. See “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange under the symbol “FSS.” We will provide information in any applicable prospectus supplement regarding any listing of securities other than shares of our common stock on any securities exchange.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN ANY SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 24, 2010

About This Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.

You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $150,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” below.

i

PROSPECTUS SUMMARY

The following summary does not contain all of the information that may be important to purchasers of our securities. Prospective purchasers of securities should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this prospectus and any prospectus supplement.

Our Company

Federal Signal Corporation designs and manufactures a suite of products and integrated solutions for municipal, governmental, industrial and commercial customers. Our portfolio of products includes safety and security systems, vacuum loader vehicles, street sweepers, truck mounted aerial platforms and waterblasters.

The products we manufacture and services we render are divided into three major operating segments: Safety and Security Systems, Fire Rescue and Environmental Solutions. The individual operating companies are organized as such because they share certain characteristics, including technology, marketing, distribution and product application, which create long-term synergies.

Our Safety and Security Systems Group designs, manufactures and deploys comprehensive safety and security systems and products that help law enforcement, fire rescue and emergency medical services (EMS), emergency operations and industrial plant/facility first responders protect people, property and the environment.

Our Fire Rescue Group is the world leader in designing and manufacturing sophisticated, vehicle-mounted, aerial platforms for fire fighting, rescue, electric utility and industrial uses. End customers include fire departments, industrial fire services, electric utilities and maintenance rental companies for applications such as fire fighting and rescue, transmission line maintenance, and installation and maintenance of wind turbines. The group’s telescopic/articulated aerial platforms are designed in accordance with various regulatory codes and standards, such as European Norms (EN), National Fire Protection Association (NFPA) and American National Standards Institute (ANSI). In addition to equipment sales, the group sells parts, service and training as part of a complete offering to its customer base.

Our Environmental Solutions Group manufactures and markets worldwide a full range of street cleaning and vacuum loader vehicles and high-performance water blasting equipment. Products are also manufactured for the newer markets of hydro-excavation, glycol recovery and surface cleaning.

Effective March 5, 2010, we completed, through our wholly-owned subsidiary 1815315 Ontario Limited, a corporation incorporated under the laws of the Province of Ontario, the acquisition of all of the issued and outstanding common shares of Sirit Inc., a corporation continued under the laws of the Province of Ontario, by way of a court approved plan of arrangement under the Business Corporations Act (Ontario). We paid to the Sirit stockholders and option holders total cash consideration in the transaction of approximately CDN$77.1 million (US$73.4).

On March 2, 2010, we acquired all of the equity interests in VESystems, LLC from its members for an aggregate purchase price of $33.0 million pursuant to the terms of the purchase agreement by and among Federal Signal Corporation, our wholly owned subsidiary and the members owning all of the equity interests of VESystems, LLC. Included in the aggregate purchase price was the issuance of 1,220,311 shares of our common stock. At the closing of the acquisition on March 2, 2010, we issued to one of the members of VESystems, LLC shares of common stock equal in value to $8,415,000, with the exact number of shares to be issued computed by dividing $8,415,000 by the weighted average daily closing price of our common stock as reported on the New York Stock Exchange for the 20 trading days prior to the closing date ($6.896), and rounding the result up to the nearest whole share.

Federal Signal Corporation, founded in 1901, was reincorporated as a Delaware corporation in 1969.

Our Offices

Our principal executive office is located at 1415 West 22nd Street, Oak Brook, Illinois 60523. Our telephone number is (630) 954-2000. Our website is located at www.federalsignal.com. Other than as described in “Where You Can Find More Information” below, the information on, or that can be accessed through, our website is not incorporated by reference in this prospectus or any prospectus supplement, and you should not consider it to be a part of this prospectus or any prospectus supplement.

Unless the context requires otherwise, the terms “Federal Signal,” “Company,” “we,” “our” and “us” refer to Federal Signal Corporation and its consolidated subsidiaries.

RISK FACTORS

Investing in our securities involves risks. Please see the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 on file with the SEC, which is incorporated by reference in this prospectus and in any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operations.

FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “targets,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These statements are made on the basis of our views and assumptions as of the time the statements are made and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements we make are not guarantees of future performance and that actual results may differ materially from anticipated results or expectations expressed in our forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, some of the factors that could impact our business and cause actual results to differ materially from forward-looking statements are discussed in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include capital expenditures, acquisitions, investments and the repayment of indebtedness. Pending these uses, the net proceeds may also be temporarily invested in short- and medium-term securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. We had no preferred stock outstanding and did not pay preferred stock dividends during these periods.

	Fiscal Year Ended December 31,
	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	2.02	1.84	2.79	2.67	2.96

The ratio of earnings to fixed charges has been computed on a consolidated basis. “Earnings” consists of pretax income from continuing operations before adjustment for noncontrolling interests and equity in net income (loss) from affiliates plus fixed charges. Fixed charges consist of interest expense and a portion of rental expense estimated to represent interest.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. We will also include in the prospectus supplement information, when applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings, any one or more of the following:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase common stock, preferred stock and/or debt securities;

•	units consisting of common stock, preferred stock, debt securities and/or warrants in any combination; or

•	any combination of the foregoing securities.

In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants and units collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $150,000,000.

If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 90,000,000 shares of common stock, par value $1.00 per share, and 800,000 shares of preferred stock, par value $1.00 per share, which may be issued in one or more series. As of March 5, 2010, there were 49,907,404 shares of our common stock outstanding, held of record by 2,538 holders, and 872,084 shares of our common stock were held in our treasury. As of such date, no shares of our preferred stock were outstanding.

The following summary describes certain of the material provisions of our common stock and our preferred stock, but does not purport to be complete and is subject to and qualified in its entirety by Delaware General Corporation Law and our Restated Certificate of Incorporation and our Amended and Restated By-Laws.

Common Stock

Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available for dividend payments, and to share ratably in our assets legally available for distribution to our stockholders in the event of liquidation or dissolution. Our common stock has no preemptive rights and no subscription or redemption privileges. Our common stock does not have cumulative voting rights, which means the holders of more than half of the shares voting for the election of directors can elect all the directors then being elected. All of the outstanding shares of our common stock are fully paid and not liable for further call or assessment.

Preferred Stock

Our Board of Directors has the authority by resolution, without any action of our stockholders, to issue from time to time up to 800,000 shares of preferred stock in one or more series with such terms and designations as our Board of Directors may fix, including dividend rates, voting rights, conversion rights, redemption rights and liquidation preferences.

The authority possessed by our Board of Directors to issue preferred stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest, consent or otherwise by making such attempts more difficult to achieve or more costly. Our Board of Directors may issue preferred stock without stockholder approval, and with voting and conversion rights that could adversely affect the voting power of holders of our common stock.

Delaware Law and Certain Charter and By-Law Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a manner prescribed in the statute. An “interested stockholder” is a person who, together with affiliates and associates, owns (or owned within the prior three years) 15% or more of the corporation’s voting stock.

Our Restated Certificate of Incorporation includes provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law. Both the Restated Certificate of Incorporation and our Amended and Restated By-Laws provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “FSS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase common stock, preferred stock or debt securities or any combination of the foregoing. Warrants may be issued independently or as part of a unit with any other securities and may be attached to or separate from the underlying securities. Warrants will be issued under a warrant agreement to be entered into between us and a warrant agent, as detailed in the prospectus supplement relating to warrants being offered.

A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. These items will include:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the exercise price of the warrants may be payable;

•	the designation, amount, and terms of the common stock, preferred stock or debt securities or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the exercise price at which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

The applicable prospectus supplement will describe the specific terms of any warrants or warrant units.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the applicable provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of the warrants or warrant units and will be available as described under the heading “Where You Can Find More Information.”

DESCRIPTION OF DEBT SECURITIES

The following description sets forth some general terms and provisions of the debt securities we may offer, but it is not complete. The particular terms of the debt securities offered and the extent, if any, to which the general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to the debt securities. For a more detailed description of the terms of the debt securities, please refer to the indenture relating to the issuance of the particular debt securities.

Any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture. Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture. As used in this registration statement, the term “indentures” refers to both the senior indenture and the subordinated indenture. The indenture(s) will be qualified under the Trust Indenture Act of 1939. As used in this registration statement, the term “debt trustee” refers to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of the material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, including the definitions therein of some terms. Except as otherwise indicated, the terms of any senior indenture and subordinated indenture will be identical.

General

If applicable, each prospectus supplement will describe the following terms relating to a series of debt securities:

•	the title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if they are subordinated debt securities, the terms of subordination;

•	any limit on the amount of debt securities that may be issued;

•	whether any of the debt securities will be issuable, in whole or in part, in temporary or permanent global form or in the form of book-entry securities;

•	the maturity dates of the debt securities;

•	the annual interest rates (which may be fixed or variable) or the method for determining the rates and the dates interest will begin to accrue on the debt securities, the dates interest will be payable, and the regular record dates for interest payment dates or the method for determining the dates;

•	the places where payments with respect to the debt securities shall be payable;

•	our right, if any, to defer payment of interest on the debt securities and extend the maximum length of any deferral period;

•	the date, if any, after which, and the prices at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

•	the dates, if any, on which, and the prices at which we are obligated, pursuant to any sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and other related terms and provisions;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	any mandatory or optional sinking fund or similar provisions with respect to the debt securities;

•	any index used to determine the amount of payments of the principal of, and premium, if any, and interest on, the debt securities and the manner in which the amounts shall be determined;

•	the terms pursuant to which the debt securities are subject to defeasance;

•	the terms and conditions, if any, pursuant to which the debt securities are secured; and

•	any other material terms of the debt securities.

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that, upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement.

Under the indentures we will have the ability, without the consent of the holders, to issue debt securities with terms different from those of debt securities previously issued and to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless the reopening was restricted when the series was created, in an aggregate principal amount determined by us.

Conversion or Exchange Rights

The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other of our securities will be detailed in the applicable prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of our common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

Consolidation, Merger or Sale of Assets

Unless we provide otherwise in the applicable prospectus supplement, the indentures will provide that we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor entity, if any, is a corporation, limited liability company, partnership, trust or other entity existing under the laws of the United States, or any State or the District of Columbia;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately prior to and after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of Default Under the Indenture

Unless we provide otherwise in the applicable prospectus supplement, the following will be events of default under the indenture with respect to any series of debt securities issued:

•	failure to pay interest on the debt securities when due, which failure continues for a specified period set forth in the applicable indenture and prospectus supplement and the time for payment has not been deferred;

•	failure to pay the principal of or premium on the debt securities, if any, when due;

•	failure to deposit any sinking fund payment when due, which failure continues for 60 days;

•	failure to observe or perform any other covenant contained in the debt securities or the indentures other than a covenant specifically relating to another series of debt securities, which failure continues for a specified period set forth in the applicable indenture and prospectus supplement after we receive notice from the debt trustee or holders of a specified percentage, set forth in the applicable indenture and prospectus supplement, of the aggregate principal amount of the outstanding debt securities of that series; or

•	particular events of our bankruptcy, insolvency or reorganization.

The supplemental indenture or the form of note for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the indenture and prospectus supplement relating to the series.

If an event of default with respect to debt securities of any series occurs and is continuing, the debt trustee or the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us (and, to the debt trustee, if notice is given by the holders), may declare the unpaid principal of or premium, if any, and accrued interest, if any, on the debt securities of that series due and payable immediately.

The holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding:

•	payment of principal of or premium, if any, or interest on the debt securities; or

•	those covenants described under the subsection “Modification of Indenture; Waiver” that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected.

Any waiver shall cure the default or event of default.

Subject to the terms of the indenture (as supplemented), if an event of default under an indenture occurs and is continuing, the debt trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless the holders have offered the debt trustee reasonable indemnity. The holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debt trustee, or exercising any trust or power conferred on the debt trustee, with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the applicable indenture;

•	the debt trustee may take any other action deemed proper by it that is not inconsistent with the direction;

•	subject to its duties set forth under the applicable indenture, the debt trustee need not take any action that might involve it in personal liability; and

•	in the case of the debt trustee under the senior indenture, subject to its duties set forth under the indenture, the debt trustee need not take any action that it determines, upon the advice of counsel, may not lawfully be taken or in good faith determines would be unduly prejudicial to the holders of the debt securities.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debt trustee of a continuing event of default with respect to that series;

•	the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of that series have made written request to the debt trustee, and the holders have offered reasonable indemnity to the debt trustee to institute proceedings; and

•	the debt trustee does not institute a proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within a specified period set forth in the applicable indenture and prospectus supplement after the notice, request and offer.

These limitations will not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal of or premium, if any, or interest on the debt securities.

We will periodically file statements with the debt trustee regarding our compliance with the covenants in the indentures.

Modification of Indenture; Waiver

We and the debt trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture, provided that such action does not materially adversely affect the interests of any holder of debt securities of any series;

•	to provide for the assumption by a successor person or the acquirer of all or substantially all of our assets or obligations under such indenture;

•	to evidence and provide for successor trustees;

•	to add, change or eliminate any provision affecting only debt securities not yet issued;

•	to comply with any requirement of the SEC in connection with qualification of an indenture under the Trust Indenture Act of 1939; and

•	to conform the indenture to the provisions set forth in the description of the securities in the applicable prospectus supplement.

In addition, the rights of holders of a series of debt securities may be changed by us and the debt trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

•	extend the fixed maturity of the series of debt securities;

•	change any obligation of ours to pay additional amounts with respect to the debt securities;

•	reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of any debt securities;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	impair the right to enforce any payment on, or with respect to, any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, the debt security (if applicable);

•	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•	if the debt securities are secured, change the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of the secured debt securities;

•	reduce the percentage of principal amount of outstanding debt securities of any series the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify any of the above provisions.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable indenture and prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, unless the indenture and prospectus supplement provides otherwise.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except for the unredeemed portion of any debt securities being redeemed in part.

Information Concerning the Debt Trustee

The debt trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only the duties specifically set forth in the indenture and, upon an event of default under the indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debt trustee is under no obligation to exercise any of the powers given to it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The debt trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

Unless otherwise indicated in the applicable indenture and prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the payment of interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that, unless otherwise indicated in the applicable indenture and prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in the applicable indenture and prospectus supplement, the corporate trust office of the debt trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or the debt trustee for the payment of the principal of, or any premium or interest on, any debt securities which remain unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

Unless otherwise indicated in the applicable prospectus supplement, the indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York except for conflict of laws provisions and except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other indebtedness to the extent described in the applicable indenture and prospectus supplement. The subordinated indenture will not limit the amount of subordinated debt securities that we may issue, nor will it limit us from issuing any other secured or unsecured debt. We have a $250 million credit facility of which we had approximately $24.0 million in available borrowing capacity at March 17, 2010.

Book-Entry Debt Securities

We will make payments on each series of book-entry debt securities to DTC or its nominee as the sole registered owner and holder of the global security. Neither we nor the debt trustee nor any of our or its agents will be responsible or liable for any aspect of DTC’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC’s records relating to the beneficial ownership interests or with respect to its performance of its obligations under the rules and regulations governing its operations.

We understand that when DTC receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC’s records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is the case with securities held for customer accounts registered in “street name”) and will be the sole responsibility of the participants.

A global security representing a series will be exchanged for certificated debt securities of that series if (a) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor within 90 days or (b) we decide that the global security shall be exchangeable. If that occurs, we will issue debt securities of that series in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for debt securities of the series equal in principal amount to that beneficial interest and to have those debt securities registered in its name. We would issue the certificates for the debt securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the forms of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the offered securities in one or more of the following ways:

•	through an underwriter or underwriters;

•	through dealers;

•	through agents;

•	directly to one or more purchasers, including affiliates of ours; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement will contain the terms of the offering of any securities. The initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The applicable prospectus supplement will contain the expected time of delivery of the securities for which this prospectus is delivered.

Unless otherwise indicated in the applicable prospectus supplement, if underwriters are used in the sale of the securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the securities if any are purchased. In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Underwriters, agents or dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The securities may be sold in one or more transactions either at a fixed price or at prices which may be changed based on market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may indemnify the underwriters, agents or dealers who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933. We may also contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. These contracts will be subject only to those conditions contained in the prospectus supplement. The prospectus supplement will also contain the commission payable for solicitation of any of these contracts.

Offers to purchase securities may be solicited directly by us and sales of securities may be made by us directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, with respect to any resale of the securities. The terms of any such sales will be described in the prospectus supplement relating to the securities. Except as contained in the applicable prospectus supplement, no director, officer or employee of ours will solicit or receive a commission in connection with the direct sales by us of the securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Thompson Coburn LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements of Federal Signal Corporation appearing in Federal Signal Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009 including the schedule appearing therein, and the effectiveness of Federal Signal Corporation’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation by Reference” are also available on our Internet website, www.federalsignal.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with it. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus. The information incorporated by reference in this prospectus is accurate only as of the date of the information on the front cover of the applicable document, or such earlier date as is expressly stated or otherwise apparent with respect to such incorporated information in the applicable document, regardless of the time of delivery of this prospectus or any sale of securities.

This prospectus incorporates by reference the documents listed below, which we have filed with the SEC:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, filed on February 26, 2010;

•	our Current Reports on Form 8-K, filed on January 7, 2010, January 15, 2010, January 21, 2010, March 4, 2010, March 5, 2010 and March 10, 2010; and

•	the description of our common stock, $1.00 par value per share, as contained in our Registration Statement on Form 8-A effective pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) between the date that we initially filed the registration statement to which this prospectus relates and the termination of the offering of the securities. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

JENNIFER L. SHERMAN, ESQ.
Senior Vice President, Human Resources, General Counsel and Secretary
Federal Signal Corporation
1415 West 22nd Street
Oak Brook, Illinois 60523
(630) 954-2000

You may also access the documents incorporated by reference in this prospectus through our website at www.federalsignal.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

10,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

May 7, 2010

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